UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 11-K

(Mark One)

☒	Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2016 Commission file number 001-09553

OR

☐	Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

CBS 401(k) PLAN
(Full title of the plan)

CBS CORPORATION
(Name of issuer of the securities held pursuant to the plan)

51 West 52nd Street
New York, New York 10019
(Address of principal executive office)

CBS 401(k) PLAN

FINANCIAL STATEMENTS, SUPPLEMENTAL SCHEDULES AND EXHIBITS
DECEMBER 31, 2016 AND 2015

INDEX

Pages
Report of Independent Registered Public Accounting Firm	1

Financial Statements:
Statements of Net Assets Available for Benefits at December 31, 2016 and 2015	2

Statement of Changes in Net Assets Available for Benefits for the Year ended December 31, 2016	3

Notes to Financial Statements	4

Schedules
Supplemental Schedules:
Schedule H, line 4a - Schedule of Delinquent Participant Contributions	S - 1

Schedule H, line 4i - Schedule of Assets (Held at End of Year)	S - 2

All other schedules required by the Department of Labor's Rules and Regulations for Reporting and
Disclosure under the Employee Retirement Income Security Act of 1974 are omitted as not applicable or not required.

Signature	S - 33

Exhibit:
23.1 Consent of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Administrator of the CBS 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the CBS 401(k) Plan (the “Plan”) as of December 31, 2016 and December 31, 2015, and the changes in net assets available for benefits for the year ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental Schedule of Delinquent Participant Contributions for the year ended December 31, 2016 and the Schedule of Assets (Held at End of Year) at December 31, 2016 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the Schedule of Delinquent Participant Contributions and the Schedule of Assets (Held at End of Year) are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
New York, New York
June 27, 2017

CBS 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(In thousands)

	At December 31,
	2016	2015
Assets
Investments, at fair value	$3,092,439	$2,754,115
Synthetic guaranteed investment contracts, at contract value	1,210,310	1,316,222
Receivables:
Notes receivable from participants	34,384	34,375
Employee contributions	1,047	1,003
Employer contributions	2,670	3,243
Interest and dividends	3,132	3,277
Due from broker for securities sold (Note 1)	50,381	50
Total assets	4,394,363	4,112,285
Liabilities
Accrued expenses	1,540	1,673
Due to broker for securities purchased	28	335
Total liabilities	1,568	2,008
Net assets available for benefits	$4,392,795	$4,110,277
The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(In thousands)

Year Ended
December 31, 2016
Additions to net assets attributed to:
Investment income:
Net appreciation in fair value of investments	$364,578
Interest	35,170
Dividends	13,101
Interest income on notes receivable from participants	1,459
Contributions:
Employee	119,680
Employer	40,599
Rollover	14,244
Total additions	588,831
Deductions from net assets attributed to:
Benefits paid to participants	(300,105)
Plan expenses	(6,208)
Total deductions	(306,313)
Net increase	282,518
Net assets available for benefits, beginning of year	4,110,277
Net assets available for benefits, end of year	$4,392,795
The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
(Tabular dollars in thousands)

NOTE 1 - PLAN DESCRIPTION
The following is a brief description of the CBS 401(k) Plan (the “Plan”) and is provided for general information only. Participants should refer to the Plan document, as amended, for more complete information regarding the Plan.

The Plan, sponsored by CBS Corporation (the “Company” or “CBS Corp.”), is a defined contribution plan offered on a voluntary basis to eligible employees of the Company and each of its subsidiaries that is included for participation.

Eligible full-time newly hired employees may enroll in the Plan immediately or are automatically enrolled following 60 days after hire or rehire and attainment of age 21, unless they elect not to participate. Part-time employees are automatically enrolled in the Plan on the first day of the month following the attainment of age 21 and completion of 1,000 hours of service within a consecutive twelve-month period, unless they already voluntarily enrolled upon meeting the age and service requirements or have elected not to participate. The Plan is subject to the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is overseen by a retirement committee designated as the “Administrator” of the Plan as defined under ERISA (the “Plan Administrator”) by the Company’s Board of Directors (the “Board”).

Exempt Party-in-Interest Transactions

The Bank of New York Mellon (the “Trustee”) is the trustee and custodian and Mercer HR Services, LLC is the recordkeeper of the Plan. Certain Plan investments are shares of funds and bonds managed by the Trustee or companies affiliated with the Trustee, or shares and bonds of a company affiliated with CBS Corp., and therefore qualify as party-in-interest transactions. The fair value of these investments was $356 million at December 31, 2016 and $267 million at December 31, 2015 and these investments appreciated by $6 million for the year ended December 31, 2016. In addition, certain Plan investments are shares of CBS Corp. Class A Common Stock and Class B Common Stock (together, “CBS Corp. Common Stock”) and therefore qualify as party-in-interest transactions. The fair value of these investments was $508 million at December 31, 2016 and $420 million at December 31, 2015. For the year ended December 31, 2016, these investments appreciated by $139 million and earned dividends of $5 million. During the year ended December 31, 2016, the Plan sold $48 million of CBS Corp. Common Stock.

Participant Accounts
Each Plan participant’s account is credited with the participant’s contributions, the employer matching contributions, if applicable, and the participant’s share of the interest, dividends, and any realized or unrealized gains or losses of the Plan’s assets, net of certain Plan expenses.

Participants have the option of investing their contributions or existing account balances among various investment options. These investment options include common collective funds, registered investment companies (mutual funds), separately managed accounts, which primarily invest in common stocks, a fixed income fund and the CBS Corp. Class B Common Stock fund.

Within the Plan, the CBS Corp. Class A Common Stock fund and Class B Common Stock fund are part of an Employee Stock Ownership Plan (“ESOP”). As a result, the Plan offers an ESOP dividend election under which Plan participants can elect to reinvest any ESOP dividends paid on vested shares back into the ESOP account in CBS Corp. Class B Common Stock or, for the CBS Corp. Class B Common Stock fund only, to receive the

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

dividends as a cash payout. If a participant does not make an election, the dividends are reinvested in the ESOP account in CBS Corp. Class B Common Stock.

Participants may also elect to open a self-directed brokerage account (“SDA”). Participants may not contribute directly to the SDA, but may transfer balances to the SDA from other investment funds except the fixed income fund. A participant may transfer up to 25% of his or her account balance (net of loans) to the SDA. The initial transfer to the SDA may not be less than $2,500 and there is no minimum for subsequent individual transfers.

Contributions
The Plan permits participants to contribute up to 50% of eligible annual compensation on a traditional before-tax, Roth 401(k) after-tax or combination basis or 15% of eligible annual compensation on a traditional after-tax basis, subject to the Code limitations set forth below. Total combined contributions may not exceed 50% of eligible annual compensation. Roth 401(k) contributions and the related earnings can be withdrawn tax-free if certain requirements are met. The level of employer matching contributions is entirely at the discretion of the Board and is determined annually for all participants in the Plan. For 2016, the Board set the employer’s matching contribution at 60% of the first 5% of eligible compensation contributed on a before-tax or Roth 401(k) basis.

Participants may elect to invest their matching contributions in any investment option, including the CBS Corp. Class B Common Stock fund. If no option is elected by the participant, the matching contribution is invested in the Plan's Qualified Default Investment Alternative (QDIA), a common collective fund that is primarily invested in a mix of equities and bonds appropriate for the participant's target retirement year, which is assumed to be at age 65.

Upon date of hire and, effective with the 60th day following the date upon which an employee becomes eligible to participate in the Plan, newly hired employees are deemed to have authorized the Company to make before-tax contributions to the Plan in an amount equal to 5% of the employee’s eligible compensation. However, a deemed authorization does not take effect if, during the 60-day period, the employee elects not to participate in the Plan or to participate at a different contribution rate.

The Code limits the amount of annual participant contributions that can be made on a before-tax or Roth 401(k) basis to $18,000 for 2016. Total compensation considered under the Plan, based on Code limits, could not exceed $265,000 for 2016. The Code also limits annual aggregate participant and employer contributions to the lesser of $53,000 or 100% of compensation in 2016. All contributions made to the Plan on an annual basis may be further limited due to certain nondiscrimination requirements prescribed by the Code.

All participants who have attained age 50 before the close of the Plan year (calendar year) are eligible to make catch-up contributions. These contributions are not treated as matchable contributions. Catch-up contributions can be made if the eligible participant makes the maximum $18,000 contribution permitted under the Plan for a plan year. The limit for catch-up contributions is $6,000 in 2016.

Vesting
Participants in the Plan are immediately vested in their own contributions and earnings thereon. Employer matching contributions vest at 20% per year of service, becoming fully vested after five years of service. If a participant's employment terminates prior to being vested in their employer matching contributions, the non-vested portion of their account is forfeited and may be used to reduce future employer matching contributions and to pay administrative expenses. Forfeitures are recorded at the time vested benefits are distributed or as of the close of the fifth consecutive year of break in service if no distribution was elected. During 2016, the Company utilized forfeitures of $565,000 to reduce matching contributions and approximately $668,000 to pay administrative

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

expenses. As of December 31, 2016 and 2015, the Company had forfeitures of approximately $4,499,000 and $1,192,000, respectively, available to be used as noted above.

Notes Receivable from Participants
Eligible participants may request a loan for up to the lesser of 50% of the participant’s vested account balance or $50,000, reduced by the highest outstanding balance of any Plan loan made to the participant during the twelve-month period ending on the day before the loan is made. The minimum loan available to a participant is $500. The interest rate on participant loans is one percentage point above the annual prime commercial rate (as published in The Wall Street Journal) on the first day of the calendar month in which the loan is approved. Principal and interest is payable through payroll deductions. Only one loan may be outstanding at any time. Participants may elect repayment periods from 12 to 60 months commencing as soon as administratively possible following the distribution of the loan proceeds to the participant. The Plan allows participants to elect a repayment term of up to 300 months for loans used for the acquisition of a principal residence. Repayments of loan principal and interest are allocated in accordance with the participant’s current investment elections.

Loans outstanding at December 31, 2016 carry interest rates ranging from 4.25% to 10%.

Due from Broker for Securities Sold
Effective January 1, 2017, in connection with the Company's planned disposition of CBS Radio Inc. (“CBS Radio”), the Company's radio business, the Company established the CBS Radio 401(k) Plan (see Note 8). The increase to “Due from broker for securities sold” at December 31, 2016 reflects security trades that were initiated, but not yet settled on December 31, 2016, to enable the Plan to transfer the accounts of CBS Radio employees from the Plan to the CBS Radio 401(k) Plan in January 2017.

Distributions and Withdrawals
Earnings on employee contributions (other than after-tax contributions) and employer contributions are not subject to income tax until they are distributed or withdrawn from the Plan.

Participants in the Plan, or their beneficiaries, may receive their vested account balances in a lump sum, in installments over a period of up to 20 years, or in partial distributions of the account balance in the event of retirement, termination of employment, disability or death. For vested account balances invested in the CBS Corp. Class A Common Stock fund and Class B Common Stock fund, participants may elect to receive distributions in cash or whole shares. In general, participants must receive a required minimum distribution upon attainment of age 70 1/2 unless they are still employed.

Participants in the Plan may withdraw part or all of their after-tax and rollover contributions and the vested portion of employer matching contributions. Upon attainment of age 59 1/2, participants may also withdraw all or part of their before-tax or Roth 401(k) contributions and earnings thereon. The Plan limits participants to two of the above withdrawal elections in each Plan year.

A participant may obtain a financial hardship withdrawal of the vested portion of employer matching contributions and employee before-tax or Roth 401(k) contributions provided that the requirements for hardship are met and only to the extent required to relieve such financial hardship. There is no restriction on the number of hardship withdrawals permitted.

When a participant terminates employment with the Company, the full value of employee contributions and earnings thereon plus the value of all vested employer matching contributions and earnings thereon are eligible for distribution and can be rolled over to a tax qualified retirement plan or an Individual Retirement Account (“IRA”)

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

or remain in the Plan rather than being distributed. If the vested account balance is $1,000 or less and the participant does not make an election to rollover the vested account balance, it will be automatically paid in a single lump sum cash payment, and taxes will be withheld from the distribution.

Plan Expenses
The fees for investment of Plan assets are charged to the Plan’s investment funds. Certain administrative expenses such as fees for accounting, investment consulting and employee communications may be paid by the Plan using forfeitures or may be paid by the Company. Recordkeeping and trustee fees are paid from participant accounts. For 2016, approximately $387,000 was paid to the Trustee, a party-in-interest, and its affiliates for services provided during the year.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

In accordance with Financial Accounting Standards Board (“FASB”) guidance, contract value was determined to be the relevant measurement for the portion of net assets available for benefits attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis with respect to the fully benefit-responsive investment contracts.

Investment Valuation
Short-term money market investments are carried at amortized cost which approximates fair value due to the short-term maturity of these investments. Investments in common stock are reported at fair value based on quoted market prices on national security exchanges. Investments in registered investment companies are reported at fair value based on quoted market prices in active markets. The fair value of investments in separately managed accounts is determined by the Trustee based upon the fair value of the underlying securities. The fair values of investments in common collective funds are determined using the net asset value per share (“NAV”) provided by the administrator of the fund. The NAV is determined by each fund’s trustee based upon the fair value of the underlying assets owned by the fund, less liabilities, divided by the number of outstanding units. The common collective funds have daily redemptions and one day trading terms. The common collective funds have no unfunded commitments at December 31, 2016. The fair value of fixed income, asset-backed and mortgage-backed securities is determined by independent pricing sources based on quoted market prices, when available, or using valuation models which incorporate certain other observable inputs including recent trading activity for comparable securities and broker quoted prices. Cash and cash equivalents are valued at cost plus accrued interest, which approximates fair value.

As part of their investment strategy, the managers of the fixed income fund, which invests in synthetic guaranteed investment contracts, may use derivative financial instruments for various purposes, including managing exposure to sector risk or movements in interest rates, extending the duration of the life of the investment portfolio and as a substitute for cash securities. The derivative instruments typically used are interest rate futures and swaps. Interest rate swaps are recorded at fair value and marked-to-market through the duration of the contract term with an offsetting increase to unrealized appreciation (depreciation). Futures are marked-to-market and settled daily. The daily receipt or payment is recognized as unrealized appreciation (depreciation) until the contract is closed at which time the total fair value of the futures contract is recognized as a realized gain (loss).

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

The Plan invests in fully benefit-responsive synthetic guaranteed investment contracts through a fixed income fund. The contract value of these contracts represents the aggregate amount of deposits thereto, plus interest at the contract rate, less withdrawals.

Security Transactions and Income Recognition
Purchases and sales of securities are recorded on the trade date. The average cost basis is used to determine gains or losses on security dispositions. Interest income is accrued as earned and dividend income is recorded on the ex-dividend date.

Net appreciation or depreciation in the fair value of investments, included in the Statement of Changes in Net Assets Available for Benefits, consists of the realized gains and losses and the unrealized appreciation and depreciation on those investments presented at fair value.

Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the Plan document.

Payment of Benefits
Benefit payments are recorded when paid.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Plan to make estimates and assumptions, such as those regarding the fair value of investments, that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Recent Pronouncements
Employee Benefit Plan Master Trust Reporting
In February 2017, the FASB issued guidance on the reporting requirements for employee benefit plans that hold an interest in a master trust. Under this guidance, an employee benefit plan that has an interest in a master trust will be required to present that interest and any change in the value of that interest in separate line items on the statement of net assets available for benefits and on the statement of changes in net assets available for benefits, respectively. Employee benefit plans will also have to disclose the other assets and liabilities of the master trust, as well as the dollar amount of its interest in these balances, and the dollar amount of its interest in the investments of the master trust by general type. This guidance, which is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted, is not expected to have an impact on the Plan’s financial statements as the Plan does not have an interest in a master trust.
NOTE 3 - RISKS AND UNCERTAINTIES
The Plan provides for various investment options. Investment securities are exposed to various risks such as interest rate, market and credit risk. Market values of investments could decline for several reasons including changes in prevailing market and interest rates, increases in defaults, and credit rating downgrades. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of such securities, it is at least reasonably possible that changes in investment values in the near term could materially

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the related Statement of Changes in Net Assets Available for Benefits.

NOTE 4 - INVESTMENTS AT CONTRACT VALUE
The Plan invests in synthetic guaranteed investment contracts, which provide for the repayment of principal plus a specified rate of interest through benefit-responsive wrapper contracts. A wrapper contract is issued by a third party insurance company, financial institution or bank, and is held in combination with fixed income securities to form a synthetic guaranteed investment contract. The interest crediting rate on synthetic guaranteed investment contracts reflects the yield of the associated fixed income investments, plus the amortization of realized and unrealized gains and losses on those investments, typically over the duration of the investments. Interest crediting rates are reset on a monthly or quarterly basis, and the wrapper contracts provide that adjustments to the interest crediting rate cannot result in a future interest crediting rate that is less than zero. Certain factors can influence the future interest crediting rates including, the level of market interest rates, the amount and timing of participant contributions and withdrawals, and the returns generated by the fixed income investments that are associated with the synthetic guaranteed investment contract.

In certain circumstances, the amounts withdrawn from the investment contracts will be paid at fair value rather than contract value due to employer initiated events. These events include, but are not limited to, Plan termination, a material adverse change to the provisions of the Plan, an employer election to withdraw from the contract to switch to a different investment provider, an employer’s bankruptcy, full or partial termination of the Plan, layoffs, plant closings, corporate spin-offs, mergers, divestitures or other workforce restructurings, or if the terms of a successor plan do not meet the contract issuer’s underwriting criteria for issuance of a replacement contract with identical terms. No employer initiated events have occurred or are expected to occur that would cause premature liquidation of a contract at fair value.

The contract issuer is permitted to terminate the fully benefit-responsive investment contracts with the Plan and settle at an amount different from contract value in certain events, including loss of the Plan’s qualified status, an uncured material breach of responsibility, or material adverse changes to the provisions of the Plan.

At December 31, 2016 and 2015, the contract value of the Plan's synthetic guaranteed investment contracts was $1.21 billion and $1.32 billion, respectively.

NOTE 5 - FAIR VALUE MEASUREMENTS
The following tables set forth the Plan’s financial assets measured at fair value on a recurring basis at December 31, 2016 and 2015. See Note 2 for the valuation methodology used to measure the fair value of these investments. There have been no changes to the methodologies used to measure the fair value of each asset from December 31, 2015 to December 31, 2016. These assets have been categorized according to the three-level fair value hierarchy established by the FASB, which prioritizes the inputs used in measuring fair value. Level 1 is based on quoted prices for the asset in active markets. Level 2 is based on inputs that are observable other than quoted market prices in Level 1, such as quoted prices for the asset in inactive markets or quoted prices for similar assets. Level 3 is based on unobservable inputs reflecting the Plan’s own assumptions about the assumptions that market participants would use in pricing the asset. The asset’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

At December 31, 2016	Level 1	Level 2	Level 3	Total
Money market funds (a)	$—	$99,025	$—	$99,025
Self-directed accounts (b)	29,964	4,154	—	34,118
Separately managed accounts:
Wellington Growth Portfolio (c)	139,453	678	—	140,131
Dodge & Cox Value Equity Fund (c)	141,760	9,202	—	150,962
CBS Corp. Common Stock	507,948	—	—	507,948
Registered investment companies (d)	219,542	—	—	219,542
Total assets in fair value hierarchy	$1,038,667	$113,059	$—	$1,151,726
Common collective funds measured at net asset value				1,940,713
Investments, at fair value				$3,092,439

At December 31, 2015	Level 1	Level 2	Level 3	Total
Money market funds (a)	$—	$29,890	$—	$29,890
Self-directed accounts (b)	28,386	4,346	—	32,732
Separately managed accounts:
Wellington Growth Portfolio (c)	186,733	798	—	187,531
Dodge & Cox Value Equity Fund (c)	143,539	3,275	—	146,814
CBS Corp. Common Stock	420,355	—	—	420,355
Registered investment companies (d)	169,361	—	—	169,361
Total assets in fair value hierarchy	$948,374	$38,309	$—	$986,683
Common collective funds measured at net asset value				1,767,432
Investments, at fair value				$2,754,115

(a)	Primarily invested in U.S. government securities and U.S. government agency securities.

(b)	Primarily invested in common stock and registered investment companies. Assets categorized as Level 2 reflect investments in money market funds.

(c)	Primarily invested in large capitalization equities. Assets categorized as Level 2 reflect investments in money market funds.

(d)	Primarily invested in small capitalization equities.

NOTE 6 - INCOME TAX STATUS
The Internal Revenue Service (“IRS”) issued a favorable determination letter dated January 13, 2015, indicating that the Plan document satisfied the requirements of Section 401(a) of the Code and that the trust thereunder is exempt from federal income taxes under the provisions of Section 501(a) of the Code. The Plan Administrator believes that the Plan is designed and is currently being operated in compliance with the applicable provisions of the Code. In addition, the Plan Administrator has concluded that as of December 31, 2016, there are no uncertain tax positions taken or expected to be taken that require recognition of an asset or liability or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2012.

NOTE 7 - TERMINATION PRIORITIES
Although the Company anticipates that the Plan will continue indefinitely, it reserves the right, by action of its Board, to amend or terminate the Plan provided that such action does not retroactively reduce earned participant benefits. In the event of termination of the Plan, participants become fully vested. Upon termination, the Plan provides that the net assets of the Plan would be distributed to participants based on their respective account balances.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

NOTE 8 - SUBSEQUENT EVENT
Effective January 1, 2017, in connection with the Company's planned disposition of CBS Radio, the Company established the CBS Radio 401(k) Plan. In January 2017, net assets of approximately $539 million attributable to CBS Radio participants in the CBS 401(k) Plan were transferred to the CBS Radio 401(k) Plan. These participants' accounts were invested into funds in the CBS Radio 401(k) Plan that are similar in nature to the CBS 401(k) Plans funds.
NOTE 9 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	At December 31,
	2016	2015
Net assets available for benefits per the financial statements	$4,392,795	$4,110,277
Amounts allocated to withdrawing participants	(414)	(387)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	24,974	36,923
Net assets available for benefits per the Form 5500	$4,417,355	$4,146,813
The following is a reconciliation of the net increase in net assets available for benefits as reflected in the financial statements to the Form 5500:

Year Ended December 31, 2016
Net increase in net assets available for benefits per the financial statements	$282,518
Less: Amounts allocated to withdrawing participants at December 31, 2016	(414)
Add: Amounts allocated to withdrawing participants at December 31, 2015	387
Add: Adjustment from contract value to fair value for fully benefit-responsive investment contracts at December 31, 2016	24,974
Less: Adjustment from contract value to fair value for fully benefit-responsive investment contracts at December 31, 2015	(36,923)
Net increase in net assets available for benefits per the Form 5500	$270,542
Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2016, but were not paid as of that date.

SCHEDULE H, line 4a

CBS 401(k) PLAN
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
For the year ended December 31, 2016
(Dollars in thousands)

Participant Contributions Transferred late to Plan	Total That Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under Voluntary
Check Here If Late Participant Loan				Fiduciary Correction Program (VFCP) and
Repayments Are Included ☒	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Prohibited Transaction Exemption 2002-51

$—	$—	$106	$—	$—

SCHEDULE H, line 4i

CBS 401(k) PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2016
(Dollars in thousands)

	Identity of issue, borrower, lessor or similar party	Maturity and Interest Rates	Cost (6)	Current Value
	Self-Directed Accounts (1)			$34,118

	Corporate Common Stock
*	CBS Corporation Class A Common Stock			916
*	CBS Corporation Class B Common Stock			507,032
	Total Corporate Common Stock			507,948

	Mutual Funds
	DFA U.S. Small Cap Fund			142,282
	Vanguard Total International Stock Index Fund			77,260
*	Dreyfus Government Cash Management Fund			99,025
	Total Mutual Funds			318,567

	Common Collective Funds
	BlackRock S&P 500 Index Fund			745,199
*	BNY Mellon Aggregate Bond Index Fund			217,492
	BlackRock Extended Equity Market Fund			153,136
	BlackRock LifePath 2040 Fund			136,924
	BlackRock LifePath 2050 Fund			130,019
	BlackRock LifePath 2020 Fund			115,704
	BlackRock LifePath 2045 Fund			91,482
	Invesco International Growth Fund			87,249
	BlackRock LifePath Retirement Fund			63,974
	BlackRock LifePath 2035 Fund			56,953
	BlackRock LifePath 2030 Fund			56,357
	BlackRock LifePath 2025 Fund			52,484
	BlackRock LifePath 2055 Fund			33,740
	Total Common Collective Funds			1,940,713

	Separately Managed Accounts (2)
(3)	Wellington Growth Portfolio			140,131
(3)	Dodge & Cox Value Equity Fund			150,962
	Total Separately Managed Accounts			291,093

	Synthetic Guaranteed Investment Contracts (4) (5)
	Transamerica Premier Life Insurance Company MDA01263TR	evergreen and variable %		438,222
	Prudential Insurance Company of America GA-62413	evergreen and variable %		310,434
	The Bank of Tokyo-Mitsubishi UFJ, Ltd. GS-CBSEG14-2	evergreen and variable %		275,105
	State Street Bank and Trust Company No. 108002	evergreen and variable %		119,684
	The Bank of Tokyo-Mitsubishi UFJ, Ltd. GS-CBSMM14-1	evergreen and variable %		91,839
	Total Synthetic Guaranteed Investment Contracts			1,235,284

*	Notes receivable from participants	Maturity dates through 2041 and interest rates ranging from 4.25% to 10.00%		34,384

	Total investments, at fair value and notes receivable from participants			$4,362,107

*	Identified as a party-in-interest to the Plan.
(1)	Includes $1 million of investments identified as party-in-interest transactions to the Plan.
(2)	Includes $14 million of investments identified as party-in-interest transactions to the Plan.
(3)	Refer to Attachment A for listing of assets relating to these accounts.
(4)	Includes $25 million of investments identified as party-in-interest transactions to the Plan.
(5)	Refer to Attachment B for listing of assets relating to these contracts.
(6)	There are no non-participant directed investments.

Attachment A
(In thousands)

	Identity of Issuer	Description	Cost	Current Value
	ABIOMED INC	COMMON STOCK		$767
	ADOBE SYSTEMS INC	COMMON STOCK		2,185
	ALIBABA GROUP HOLDING LTD	COMMON STOCK		1,386
	ALLERGAN PLC	COMMON STOCK		2,510
	ALLIANCE DATA SYSTEMS CORP	COMMON STOCK		2,196
	ALPHABET INC-CL C	COMMON STOCK		7,327
	AMAZON.COM INC	COMMON STOCK		5,348
	AMERICAN TOWER CORP	COMMON STOCK		2,161
	AMETEK INC	COMMON STOCK		1,897
	APPLE INC	COMMON STOCK		4,650
	AUTODESK INC	COMMON STOCK		1,601
	AUTOZONE INC	COMMON STOCK		1,610
	BRISTOL-MYERS SQUIBB CO	COMMON STOCK		4,212
	CDW CORP/DE	COMMON STOCK		2,311
	CELGENE CORP	COMMON STOCK		656
	CERNER CORP	COMMON STOCK		917
	CONSTELLATION BRANDS INC	COMMON STOCK		1,749
	DR HORTON INC	COMMON STOCK		1,219
*	DREYFUS GOVT CAS MGMT INST 289	MUTUAL FUND		678
	EDWARDS LIFESCIENCES CORP	COMMON STOCK		2,470
	EQUIFAX INC	COMMON STOCK		2,004
	ESTEE LAUDER COS INC/THE	COMMON STOCK		2,109
	FACEBOOK INC	COMMON STOCK		5,154
	FASTENAL CO	COMMON STOCK		1,720
	FLEETCOR TECHNOLOGIES INC	COMMON STOCK		1,923
	FORTUNE BRANDS HOME & SECURITY	COMMON STOCK		1,346
	GLOBAL PAYMENTS INC	COMMON STOCK		1,792
	HILTON WORLDWIDE HOLDINGS INC	COMMON STOCK		1,401
	HOME DEPOT INC/THE	COMMON STOCK		5,068
	IHS MARKIT LTD	COMMON STOCK		1,756
	ILLUMINA INC	COMMON STOCK		1,424
	INTERCONTINENTAL EXCHANGE INC	COMMON STOCK		1,914
	JB HUNT TRANSPORT SERVICES INC	COMMON STOCK		1,132
	KANSAS CITY SOUTHERN	COMMON STOCK		600
	LAS VEGAS SANDS CORP	COMMON STOCK		1,314
	LENNAR CORP	COMMON STOCK		1,250
	LOCKHEED MARTIN CORP	COMMON STOCK		1,850
	LOWE'S COS INC	COMMON STOCK		1,144
	MARKEL CORP	COMMON STOCK		1,761
	MARKETAXESS HOLDINGS INC	COMMON STOCK		1,500
	MARSH & MCLENNAN COS INC	COMMON STOCK		1,935
	MASTERCARD INC	COMMON STOCK		4,095
	MEDTRONIC PLC	COMMON STOCK		1,876
	MICROSOFT CORP	COMMON STOCK		2,133
	MONDELEZ INTERNATIONAL INC	COMMON STOCK		2,237
	MONSTER BEVERAGE CORP	COMMON STOCK		2,280
	MSCI INC	COMMON STOCK		1,312
	NETFLIX INC	COMMON STOCK		3,184
	NIELSEN HOLDINGS PLC	COMMON STOCK		1,619
	NIKE INC	COMMON STOCK		1,363
	NORTHROP GRUMMAN CORP	COMMON STOCK		1,363
	O'REILLY AUTOMOTIVE INC	COMMON STOCK		1,385
	PAYPAL HOLDINGS INC	COMMON STOCK		2,014
	PEPSICO INC	COMMON STOCK		1,579
	PRICELINE GROUP INC/THE	COMMON STOCK		1,622
	PUBLIC STORAGE	COMMON STOCK		1,592
	REGENERON PHARMACEUTICALS INC	COMMON STOCK		1,372
	ROSS STORES INC	COMMON STOCK		1,637
	SALESFORCE.COM INC	COMMON STOCK		1,811
	SERVICENOW INC	COMMON STOCK		2,152
	SHERWIN-WILLIAMS CO/THE	COMMON STOCK		1,533
	SNAP-ON INC	COMMON STOCK		628
	STARBUCKS CORP	COMMON STOCK		779
	TD AMERITRADE HOLDING CORP	COMMON STOCK		353
	TRANSUNION	COMMON STOCK		1,594
	UNDER ARMOUR INC	COMMON STOCK		1,307
	UNITEDHEALTH GROUP INC	COMMON STOCK		2,067
	VERISK ANALYTICS INC	COMMON STOCK		1,645
	VISA INC	COMMON STOCK		3,305
	WORKDAY INC	COMMON STOCK		1,346
	ZILLOW GROUP INC	COMMON STOCK		1,001
				$140,131
* Identified as a party-in-interest to the Plan.

Attachment A
(In thousands)

	Identity of Issuer	Description	Cost	Current Value
	ADIENT PLC	COMMON STOCK		$168
	AEGON NV	COMMON STOCK		885
	ALNYLAM PHARMACEUTICALS INC	COMMON STOCK		483
	ALPHABET INC-CL A	COMMON STOCK		475
	ALPHABET INC-CL C	COMMON STOCK		3,097
	AMERICAN EXPRESS CO	COMMON STOCK		2,963
	ANADARKO PETROLEUM CORP	COMMON STOCK		2,196
	ANTHEM INC	COMMON STOCK		719
	APACHE CORP	COMMON STOCK		2,602
	ASTRAZENECA PLC	COMMON STOCK		2,147
	BAKER HUGHES INC	COMMON STOCK		2,810
	BANK OF AMERICA CORP	COMMON STOCK		5,746
*	BANK OF NEW YORK MELLON CORP/T	COMMON STOCK		3,658
	BB&T CORP	COMMON STOCK		1,528
	BRISTOL-MYERS SQUIBB CO	COMMON STOCK		1,706
	CAPITAL ONE FINANCIAL CORP	COMMON STOCK		5,409
	CELANESE CORP	COMMON STOCK		1,457
	CHARLES SCHWAB CORP/THE	COMMON STOCK		5,218
	CHARTER COMMUNICATIONS INC	COMMON STOCK		4,198
	CIGNA CORP	COMMON STOCK		2,668
	CISCO SYSTEMS INC	COMMON STOCK		2,720
	COACH INC	COMMON STOCK		753
	COMCAST CORP	COMMON STOCK		3,729
	CONCHO RESOURCES INC	COMMON STOCK		1,127
	CORNING INC	COMMON STOCK		1,214
	DANAHER CORP	COMMON STOCK		701
	DELL TECHNOLOGIES INC CLASS V	COMMON STOCK		1,105
	DISH NETWORK CORP	COMMON STOCK		1,419
*	DREYFUS GOVT CAS MGMT INST 289	MUTUAL FUND		9,202
	EXPRESS SCRIPTS HOLDING CO	COMMON STOCK		2,064
	FEDEX CORP	COMMON STOCK		3,072
	GOLDMAN SACHS GROUP INC/THE	COMMON STOCK		4,621
	HARLEY-DAVIDSON INC	COMMON STOCK		753
	HEWLETT PACKARD ENTERPRISE CO	COMMON STOCK		4,859
	HP INC	COMMON STOCK		2,671
	JOHNSON CONTROLS INTERNATIONAL	COMMON STOCK		1,156
	JPMORGAN CHASE & CO	COMMON STOCK		3,288
	JUNIPER NETWORKS INC	COMMON STOCK		376
	LIBERTY INTERACTIVE CORP QVC G	COMMON STOCK		619
	MAXIM INTEGRATED PRODUCTS INC	COMMON STOCK		1,138
	MEDTRONIC PLC	COMMON STOCK		1,247
	MERCK & CO INC	COMMON STOCK		1,413
	METLIFE INC	COMMON STOCK		3,314
	MICROSOFT CORP	COMMON STOCK		3,728
	NATIONAL OILWELL VARCO INC	COMMON STOCK		1,647
	NETAPP INC	COMMON STOCK		1,199
	NEWS CORP	COMMON STOCK		138
	NOVARTIS AG	COMMON STOCK		4,035
	PRICELINE GROUP INC/THE	COMMON STOCK		1,613
	SANOFI	COMMON STOCK		4,756
	SCHLUMBERGER LTD	COMMON STOCK		3,148
	SPRINT CORP	COMMON STOCK		2,022
	SYMANTEC CORP	COMMON STOCK		208
	SYNOPSYS INC	COMMON STOCK		1,060
	TARGET CORP	COMMON STOCK		1,083
	TE CONNECTIVITY LTD	COMMON STOCK		1,628
	TIME WARNER INC	COMMON STOCK		4,447
	TWENTY-FIRST CENTURY FOX INC	COMMON STOCK		2,748
	TWENTY-FIRST CENTURY FOX INC	COMMON STOCK		586
	UNION PACIFIC CORP	COMMON STOCK		2,074
	UNITEDHEALTH GROUP INC	COMMON STOCK		2,241
	VMWARE INC	COMMON STOCK		1,181
	WAL-MART STORES INC	COMMON STOCK		2,143
	WEATHERFORD INTERNATIONAL PLC	COMMON STOCK		324
	WELLS FARGO & CO	COMMON STOCK		5,622
	ZAYO GROUP HOLDINGS INC	COMMON STOCK		637
		DODGE & COX VALUE EQUITY FUND		$150,962
* Identified as a party-in-interest to the Plan.

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
90DAY EURODOLLAR FUTURE (CME)	EXP JUN 19	OTHER INVESTMENTS	$(97)
90DAY EURODOLLAR FUTURE (CME)	EXP JUN 17	OTHER INVESTMENTS	41
ABBOTT LABORATORIES	2.900% 11/30/2021 DD 11/22/16	CORPORATE DEBT INSTRUMENTS	823
ABBOTT LABORATORIES	2.900% 11/30/2021 DD 11/22/16	CORPORATE DEBT INSTRUMENTS	1,122
ABBVIE INC	2.300% 05/14/2021 DD 05/12/16	CORPORATE DEBT INSTRUMENTS	29
ABBVIE INC	3.200% 05/14/2026 DD 05/12/16	CORPORATE DEBT INSTRUMENTS	38
ABBVIE INC	2.900% 11/06/2022 DD 05/06/13	CORPORATE DEBT INSTRUMENTS	76
ABBVIE INC	2.300% 05/14/2021 DD 05/12/16	CORPORATE DEBT INSTRUMENTS	392
ABBVIE INC	2.850% 05/14/2023 DD 05/12/16	CORPORATE DEBT INSTRUMENTS	776
ABBVIE INC	2.500% 05/14/2020 DD 05/14/15	CORPORATE DEBT INSTRUMENTS	1,545
ABFC 2005-WF1 TRUST WF1 A2C	VAR RT 12/25/2034 DD 04/28/05	CORPORATE DEBT INSTRUMENTS	84
ACCESS GROUP INC 1 A2	VAR RT 08/25/2023 DD 06/08/06	CORPORATE DEBT INSTRUMENTS	60
ACCESS GROUP INC 1 A2	VAR RT 08/25/2023 DD 06/08/06	CORPORATE DEBT INSTRUMENTS	67
ACCESS GROUP INC 1 A3	VAR RT 06/22/2022 DD 06/07/05	CORPORATE DEBT INSTRUMENTS	326
ACTAVIS FUNDING SCS	3.000% 03/12/2020 DD 03/12/15	CORPORATE DEBT INSTRUMENTS	51
ACTAVIS FUNDING SCS	3.800% 03/15/2025 DD 03/12/15	CORPORATE DEBT INSTRUMENTS	95
ACTAVIS FUNDING SCS	2.450% 06/15/2019 DD 06/19/14	CORPORATE DEBT INSTRUMENTS	171
ACTAVIS FUNDING SCS	3.850% 06/15/2024 DD 06/19/14	CORPORATE DEBT INSTRUMENTS	404
ACTAVIS FUNDING SCS	3.450% 03/15/2022 DD 03/12/15	CORPORATE DEBT INSTRUMENTS	837
ACTAVIS FUNDING SCS	3.450% 03/15/2022 DD 03/12/15	CORPORATE DEBT INSTRUMENTS	3,015
ACTAVIS FUNDING SCS	3.000% 03/12/2020 DD 03/12/15	CORPORATE DEBT INSTRUMENTS	4,030
ACTAVIS INC	3.250% 10/01/2022 DD 10/02/12	CORPORATE DEBT INSTRUMENTS	174
ACTAVIS INC	1.875% 10/01/2017 DD 10/02/12	CORPORATE DEBT INSTRUMENTS	757
ADAMS MILL CLO LTD 1A A1 144A	VAR RT 07/15/2026 DD 08/12/14	CORPORATE DEBT INSTRUMENTS	990
AERCAP IRELAND CAPITAL DAC / A	4.500% 05/15/2021 DD 05/15/15	CORPORATE DEBT INSTRUMENTS	476
AETNA INC	2.800% 06/15/2023 DD 06/09/16	CORPORATE DEBT INSTRUMENTS	30
AETNA INC	1.900% 06/07/2019 DD 06/09/16	CORPORATE DEBT INSTRUMENTS	45
AETNA INC	3.500% 11/15/2024 DD 11/10/14	CORPORATE DEBT INSTRUMENTS	46
AETNA INC	3.200% 06/15/2026 DD 06/09/16	CORPORATE DEBT INSTRUMENTS	50
AETNA INC	2.800% 06/15/2023 DD 06/09/16	CORPORATE DEBT INSTRUMENTS	123
AETNA INC	2.400% 06/15/2021 DD 06/09/16	CORPORATE DEBT INSTRUMENTS	149
AETNA INC	2.750% 11/15/2022 DD 11/07/12	CORPORATE DEBT INSTRUMENTS	251
AETNA INC	2.400% 06/15/2021 DD 06/09/16	CORPORATE DEBT INSTRUMENTS	652
ALABAMA ECON SETTLEMENT AUTH B	3.163% 09/15/2025 DD 12/15/16	OTHER INVESTMENTS	166
ALLY AUTO RECEIVABLES T SN1 A3	1.210% 12/20/2017 DD 03/31/15	CORPORATE DEBT INSTRUMENTS	194
ALLY AUTO RECEIVABLES TRU 2 A2	1.170% 10/15/2018 DD 03/02/16	CORPORATE DEBT INSTRUMENTS	1,681
ALLY MASTER OWNER TRUST 1 A1	VAR RT 01/15/2019 DD 02/05/14	CORPORATE DEBT INSTRUMENTS	3,050
ALLY MASTER OWNER TRUST 2 A2	1.830% 01/15/2021 DD 02/11/15	CORPORATE DEBT INSTRUMENTS	3,153
ALTRIA GROUP INC	4.000% 01/31/2024 DD 10/31/13	CORPORATE DEBT INSTRUMENTS	68
AMAZON.COM INC	3.800% 12/05/2024 DD 12/05/14	CORPORATE DEBT INSTRUMENTS	137
AMERICAN AIRLINES 2013-2 CLASS	4.950% 07/15/2024 DD 07/15/14	CORPORATE DEBT INSTRUMENTS	571
AMERICAN EXPRESS CO	1.550% 05/22/2018 DD 05/22/13	CORPORATE DEBT INSTRUMENTS	724
AMERICAN EXPRESS CRED 4 C 144A	VAR RT 05/15/2020 DD 11/08/12	CORPORATE DEBT INSTRUMENTS	2,099
AMERICAN EXPRESS CREDIT CORP	1.800% 07/31/2018 DD 07/31/15	CORPORATE DEBT INSTRUMENTS	1,427
AMERICAN HONDA FINANCE CORP	2.250% 08/15/2019 DD 09/09/14	CORPORATE DEBT INSTRUMENTS	87
AMERICAN INTERNATIONAL GROUP I	3.900% 04/01/2026 DD 03/22/16	CORPORATE DEBT INSTRUMENTS	144
AMERICAN INTERNATIONAL GROUP I	3.750% 07/10/2025 DD 07/10/15	CORPORATE DEBT INSTRUMENTS	146
AMERICAN INTERNATIONAL GROUP I	3.900% 04/01/2026 DD 03/22/16	CORPORATE DEBT INSTRUMENTS	305
AMERICAN INTERNATIONAL GROUP I	5.850% 01/16/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	380
AMERICAN INTERNATIONAL GROUP I	2.300% 07/16/2019 DD 07/16/14	CORPORATE DEBT INSTRUMENTS	1,326
AMERICAN TOWER CORP	3.300% 02/15/2021 DD 01/12/16	CORPORATE DEBT INSTRUMENTS	202
AMERISOURCEBERGEN CORP	1.150% 05/15/2017 DD 05/22/14	CORPORATE DEBT INSTRUMENTS	250
AMGEN INC	2.600% 08/19/2026 DD 08/19/16	CORPORATE DEBT INSTRUMENTS	14
AMGEN INC	2.125% 05/01/2020 DD 05/01/15	CORPORATE DEBT INSTRUMENTS	257
AMGEN INC	1.850% 08/19/2021 DD 08/19/16	CORPORATE DEBT INSTRUMENTS	750
ANALOG DEVICES INC	3.500% 12/05/2026 DD 12/05/16	CORPORATE DEBT INSTRUMENTS	40
ANCHORAGE CAPITAL 3A A1R 144A	VAR RT 04/28/2026 DD 10/28/16	CORPORATE DEBT INSTRUMENTS	801
ANCHORAGE CAPITAL C 8A A1 144A	VAR RT 07/28/2028 DD 07/26/16	CORPORATE DEBT INSTRUMENTS	749
ANHEUSER-BUSCH INBEV FINANCE I	2.650% 02/01/2021 DD 01/25/16	CORPORATE DEBT INSTRUMENTS	40
ANHEUSER-BUSCH INBEV FINANCE I	3.650% 02/01/2026 DD 01/25/16	CORPORATE DEBT INSTRUMENTS	228
ANHEUSER-BUSCH INBEV FINANCE I	3.650% 02/01/2026 DD 01/25/16	CORPORATE DEBT INSTRUMENTS	255
ANHEUSER-BUSCH INBEV FINANCE I	3.300% 02/01/2023 DD 01/25/16	CORPORATE DEBT INSTRUMENTS	330
ANHEUSER-BUSCH INBEV FINANCE I	2.650% 02/01/2021 DD 01/25/16	CORPORATE DEBT INSTRUMENTS	805
ANHEUSER-BUSCH INBEV FINANCE I	2.650% 02/01/2021 DD 01/25/16	CORPORATE DEBT INSTRUMENTS	1,132
ANHEUSER-BUSCH INBEV FINANCE I	3.300% 02/01/2023 DD 01/25/16	CORPORATE DEBT INSTRUMENTS	1,196
ANHEUSER-BUSCH INBEV WORLDWIDE	2.200% 08/01/2018 DD 08/01/16	CORPORATE DEBT INSTRUMENTS	1,107
ANTHEM INC	1.875% 01/15/2018 DD 09/10/12	CORPORATE DEBT INSTRUMENTS	535
AON PLC	3.875% 12/15/2025 DD 03/01/16	CORPORATE DEBT INSTRUMENTS	56
APACHE CORP	3.625% 02/01/2021 DD 12/03/10	CORPORATE DEBT INSTRUMENTS	31
APACHE CORP	2.625% 01/15/2023 DD 12/03/12	CORPORATE DEBT INSTRUMENTS	264
APACHE CORP	3.250% 04/15/2022 DD 04/09/12	CORPORATE DEBT INSTRUMENTS	660
APIDOS CLO IX 9AR AR 144A	VAR RT 07/15/2023 DD 04/15/15	CORPORATE DEBT INSTRUMENTS	701
APPLE INC	2.850% 05/06/2021 DD 05/06/14	CORPORATE DEBT INSTRUMENTS	46
APPLE INC	2.450% 08/04/2026 DD 08/04/16	CORPORATE DEBT INSTRUMENTS	169

Attachment B
(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value
	APPLE INC	3.250% 02/23/2026 DD 02/23/16	CORPORATE DEBT INSTRUMENTS	240
	APPLE INC	1.000% 05/03/2018 DD 05/03/13	CORPORATE DEBT INSTRUMENTS	498
	APPLE INC	2.250% 02/23/2021 DD 02/23/16	CORPORATE DEBT INSTRUMENTS	1,149
	ARCH CAPITAL FINANCE LLC	4.011% 12/15/2026 DD 12/08/16	CORPORATE DEBT INSTRUMENTS	25
	ARES XXVI CLO LTD 1A A 144A	VAR RT 04/15/2025 DD 03/27/13	CORPORATE DEBT INSTRUMENTS	499
	ARES XXXIX CLO LTD 39A A 144A	VAR RT 07/18/2028 DD 07/27/16	CORPORATE DEBT INSTRUMENTS	750
	ARIZONA PUBLIC SERVICE CO	2.200% 01/15/2020 DD 01/12/15	CORPORATE DEBT INSTRUMENTS	350
	ARROW ELECTRONICS INC	3.000% 03/01/2018 DD 02/20/13	CORPORATE DEBT INSTRUMENTS	253
	AT&T INC	2.400% 03/15/2017 DD 03/15/16	OTHER INVESTMENTS	405
	AT&T INC	2.400% 03/15/2017 DD 03/15/16	OTHER INVESTMENTS	810
	AT&T INC	3.400% 05/15/2025 DD 05/04/15	CORPORATE DEBT INSTRUMENTS	24
	AT&T INC	4.600% 02/15/2021 DD 02/15/16	CORPORATE DEBT INSTRUMENTS	29
	AT&T INC	5.600% 05/15/2018 DD 05/13/08	CORPORATE DEBT INSTRUMENTS	68
	AT&T INC	4.125% 02/17/2026 DD 02/09/16	CORPORATE DEBT INSTRUMENTS	152
	AT&T INC	5.500% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	173
	AT&T INC	2.300% 03/11/2019 DD 03/10/14	CORPORATE DEBT INSTRUMENTS	351
	AT&T INC	3.800% 03/15/2022 DD 03/15/16	CORPORATE DEBT INSTRUMENTS	497
	AT&T INC	3.600% 02/17/2023 DD 02/09/16	CORPORATE DEBT INSTRUMENTS	706
	AT&T INC	1.700% 06/01/2017 DD 06/14/12	CORPORATE DEBT INSTRUMENTS	776
	AT&T INC	3.800% 03/15/2022 DD 03/15/16	CORPORATE DEBT INSTRUMENTS	959
	AT&T INC	2.450% 06/30/2020 DD 05/04/15	CORPORATE DEBT INSTRUMENTS	1,956
	ATRIUM X 10A A 144A	VAR RT 07/16/2025 DD 06/06/13	CORPORATE DEBT INSTRUMENTS	498
	AUTOMATIC DATA PROCESSING INC	3.375% 09/15/2025 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	128
	AUTOMATIC DATA PROCESSING INC	2.250% 09/15/2020 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	804
	AVIATION CAPITAL GROUP CO 144A	2.875% 09/17/2018 DD 09/17/15	CORPORATE DEBT INSTRUMENTS	273
	AVIS BUDGET RENTAL C 1A A 144A	2.500% 07/20/2021 DD 01/29/15	CORPORATE DEBT INSTRUMENTS	595
	AVIS BUDGET RENTAL C 1A A 144A	1.920% 09/20/2019 DD 02/13/13	CORPORATE DEBT INSTRUMENTS	2,089
	AVIS BUDGET RENTAL C 2A A 144A	2.630% 12/20/2021 DD 05/27/15	CORPORATE DEBT INSTRUMENTS	691
	AVIS BUDGET RENTAL C 2A A 144A	2.500% 02/20/2021 DD 07/24/14	CORPORATE DEBT INSTRUMENTS	1,096
	AVNET INC	4.625% 04/15/2026 DD 03/29/16	CORPORATE DEBT INSTRUMENTS	10
	BA CREDIT CARD TRUST A2 A	VAR RT 09/16/2019 DD 05/14/14	CORPORATE DEBT INSTRUMENTS	2,801
	BAE SYSTEMS HOLDINGS INC 144A	3.850% 12/15/2025 DD 12/10/15	CORPORATE DEBT INSTRUMENTS	20
	BAE SYSTEMS HOLDINGS INC 144A	2.850% 12/15/2020 DD 12/10/15	CORPORATE DEBT INSTRUMENTS	50
	BANC OF AMERICA COMME UB10 ASB	3.019% 07/15/2049 DD 06/01/16	CORPORATE DEBT INSTRUMENTS	1,199
	BANC OF AMERICA COMMERCIA 1 A4	5.451% 01/15/2049 DD 02/01/07	CORPORATE DEBT INSTRUMENTS	18
	BANK NEDERLANDSE GEMEENTE 144A	1.125% 05/25/2018 DD 05/25/16	CORPORATE DEBT INSTRUMENTS	852
	BANK OF AMERICA CORP	6.875% 04/25/2018 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	63
	BANK OF AMERICA CORP	6.400% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	71
	BANK OF AMERICA CORP	3.875% 08/01/2025 DD 07/30/15	CORPORATE DEBT INSTRUMENTS	76
	BANK OF AMERICA CORP	1.950% 05/12/2018 DD 05/12/15	CORPORATE DEBT INSTRUMENTS	130
	BANK OF AMERICA CORP	2.000% 01/11/2018 DD 01/11/13	CORPORATE DEBT INSTRUMENTS	169
	BANK OF AMERICA CORP	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	212
	BANK OF AMERICA CORP	5.000% 05/13/2021 DD 05/13/11	CORPORATE DEBT INSTRUMENTS	218
	BANK OF AMERICA CORP	6.000% 09/01/2017 DD 08/23/07	CORPORATE DEBT INSTRUMENTS	324
	BANK OF AMERICA CORP	3.248% 10/21/2027 DD 10/21/16	CORPORATE DEBT INSTRUMENTS	358
	BANK OF AMERICA CORP	4.000% 04/01/2024 DD 04/01/14	CORPORATE DEBT INSTRUMENTS	485
	BANK OF AMERICA CORP	4.000% 04/01/2024 DD 04/01/14	CORPORATE DEBT INSTRUMENTS	516
	BANK OF AMERICA CORP	6.875% 04/25/2018 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	532
	BANK OF AMERICA CORP	2.250% 04/21/2020 DD 04/21/15	CORPORATE DEBT INSTRUMENTS	565
	BANK OF AMERICA CORP	2.600% 01/15/2019 DD 10/22/13	CORPORATE DEBT INSTRUMENTS	576
	BANK OF AMERICA CORP	2.250% 04/21/2020 DD 04/21/15	CORPORATE DEBT INSTRUMENTS	766
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	770
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	995
	BANK OF AMERICA CORP	2.503% 10/21/2022 DD 10/21/16	CORPORATE DEBT INSTRUMENTS	1,141
	BANK OF AMERICA CORP	VAR RT 01/15/2019 DD 10/22/13	CORPORATE DEBT INSTRUMENTS	1,211
	BANK OF AMERICA CORP	2.000% 01/11/2018 DD 01/11/13	CORPORATE DEBT INSTRUMENTS	1,303
	BANK OF AMERICA CORP	2.600% 01/15/2019 DD 10/22/13	CORPORATE DEBT INSTRUMENTS	2,017
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	2,829
	BANK OF AMERICA NA	5.300% 03/15/2017 DD 03/13/07	CORPORATE DEBT INSTRUMENTS	252
	BANK OF AMERICA NA	1.750% 06/05/2018 DD 06/05/15	CORPORATE DEBT INSTRUMENTS	640
	BANK OF MONTREAL	1.300% 07/14/2017 DD 07/14/14	CORPORATE DEBT INSTRUMENTS	695
*	BANK OF NEW YORK MELLON CORP/T	2.800% 05/04/2026 DD 05/02/16	CORPORATE DEBT INSTRUMENTS	29
*	BANK OF NEW YORK MELLON CORP/T	2.050% 05/03/2021 DD 05/02/16	CORPORATE DEBT INSTRUMENTS	54
*	BANK OF NEW YORK MELLON CORP/T	3.000% 02/24/2025 DD 02/24/15	CORPORATE DEBT INSTRUMENTS	64
*	BANK OF NEW YORK MELLON CORP/T	3.400% 05/15/2024 DD 05/07/14	CORPORATE DEBT INSTRUMENTS	218
	BANK OF NOVA SCOTIA/THE	1.875% 04/26/2021 DD 04/26/16	CORPORATE DEBT INSTRUMENTS	98
	BANK OF TOKYO C/D	VAR RT 08/11/2017 DD 08/17/16	INTEREST-BEARING CASH	605
	BANK OF TOKYO C/D	VAR RT 08/17/2017 DD 08/18/16	INTEREST-BEARING CASH	925
	BANK OF TOKYO-MITSUBISHI 144A	2.150% 09/14/2018 DD 09/14/15	CORPORATE DEBT INSTRUMENTS	450
	BARCLAYS BANK PLC 144A	2.250% 05/10/2017 DD 05/10/12	CORPORATE DEBT INSTRUMENTS	1,078
	BARCLAYS PLC	4.375% 01/12/2026 DD 01/12/16	CORPORATE DEBT INSTRUMENTS	203
	BARCLAYS PLC	3.650% 03/16/2025 DD 03/16/15	CORPORATE DEBT INSTRUMENTS	300
	BARCLAYS PLC	3.250% 01/12/2021 DD 01/12/16	CORPORATE DEBT INSTRUMENTS	1,041
	BARCLAYS PLC	3.650% 03/16/2025 DD 03/16/15	CORPORATE DEBT INSTRUMENTS	1,934

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
BAT INTERNATIONAL FINANCE 144A	2.750% 06/15/2020 DD 06/15/15	CORPORATE DEBT INSTRUMENTS	277
BAT INTERNATIONAL FINANCE 144A	1.850% 06/15/2018 DD 06/15/15	CORPORATE DEBT INSTRUMENTS	400
BATTALION CLO IV LT 4A A1 144A	VAR RT 10/22/2025 DD 09/25/13	CORPORATE DEBT INSTRUMENTS	599
BAXALTA INC	4.000% 06/23/2025 DD 12/23/15	CORPORATE DEBT INSTRUMENTS	27
BAYER US FINANCE LLC 144A	2.375% 10/08/2019 DD 10/08/14	CORPORATE DEBT INSTRUMENTS	1,042
BEAR STEARNS COMMERCI PW16 A1A	VAR RT 06/11/2040 DD 06/01/07	CORPORATE DEBT INSTRUMENTS	166
BEAR STEARNS COMMERCIA PW16 A4	VAR RT 06/11/2040 DD 06/01/07	CORPORATE DEBT INSTRUMENTS	626
BEAR STEARNS COS LLC/THE	5.550% 01/22/2017 DD 11/22/06	CORPORATE DEBT INSTRUMENTS	140
BEAR STEARNS COS LLC/THE	4.650% 07/02/2018 DD 06/25/03	CORPORATE DEBT INSTRUMENTS	150
BEAR STEARNS COS LLC/THE	7.250% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	401
BECTON DICKINSON AND CO	1.800% 12/15/2017 DD 12/15/14	CORPORATE DEBT INSTRUMENTS	78
BENEFIT STREET P VIIA A1A 144A	VAR RT 07/18/2027 DD 07/29/15	CORPORATE DEBT INSTRUMENTS	1,245
BENEFIT STREET PAR IIA A1 144A	VAR RT 07/15/2024 DD 06/13/13	CORPORATE DEBT INSTRUMENTS	1,099
BERKSHIRE HATHAWAY INC	3.125% 03/15/2026 DD 03/15/16	CORPORATE DEBT INSTRUMENTS	25
BERKSHIRE HATHAWAY INC	2.750% 03/15/2023 DD 03/15/16	CORPORATE DEBT INSTRUMENTS	30
BGC PARTNERS INC	5.125% 05/27/2021 DD 05/27/16	CORPORATE DEBT INSTRUMENTS	1,132
BHP BILLITON FINANCE USA 144A	VAR RT 10/19/2075 DD 10/19/15	CORPORATE DEBT INSTRUMENTS	336
BIOGEN INC	3.625% 09/15/2022 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	72
BLACK HILLS CORP	2.500% 01/11/2019 DD 01/13/16	CORPORATE DEBT INSTRUMENTS	321
BLUE HILL CLO LTD 1A A 144A	VAR RT 01/15/2026 DD 12/05/13	CORPORATE DEBT INSTRUMENTS	300
BMW US CAPITAL LLC 144A	1.500% 04/11/2019 DD 04/11/16	CORPORATE DEBT INSTRUMENTS	67
BMW US CAPITAL LLC 144A	1.850% 09/15/2021 DD 09/15/16	CORPORATE DEBT INSTRUMENTS	628
BNP PARIBAS NY BRH C/D	1.470% 08/04/2017 DD 08/04/16	INTEREST-BEARING CASH	759
BNP PARIBAS NY BRH C/D	1.530% 08/17/2017 DD 08/18/16	INTEREST-BEARING CASH	790
BNP PARIBAS SA	2.375% 09/14/2017 DD 09/14/12	CORPORATE DEBT INSTRUMENTS	272
BNP PARIBAS SA	2.375% 05/21/2020 DD 05/21/15	CORPORATE DEBT INSTRUMENTS	274
BOSTON SCIENTIFIC CORP	3.850% 05/15/2025 DD 05/12/15	CORPORATE DEBT INSTRUMENTS	45
BOSTON SCIENTIFIC CORP	4.125% 10/01/2023 DD 08/13/13	CORPORATE DEBT INSTRUMENTS	311
BOSTON SCIENTIFIC CORP	2.650% 10/01/2018 DD 08/13/13	CORPORATE DEBT INSTRUMENTS	384
BOSTON SCIENTIFIC CORP	3.850% 05/15/2025 DD 05/12/15	CORPORATE DEBT INSTRUMENTS	601
BP CAPITAL MARKETS PLC	VAR RT 05/10/2018 DD 05/10/13	CORPORATE DEBT INSTRUMENTS	14
BP CAPITAL MARKETS PLC	1.375% 05/10/2018 DD 05/10/13	CORPORATE DEBT INSTRUMENTS	229
BP CAPITAL MARKETS PLC	2.112% 09/16/2021 DD 09/16/16	CORPORATE DEBT INSTRUMENTS	505
BPCE SA	2.250% 01/27/2020 DD 01/27/15	CORPORATE DEBT INSTRUMENTS	397
BPCE SA	2.500% 07/15/2019 DD 07/15/14	CORPORATE DEBT INSTRUMENTS	553
BRAZOS HIGHER EDUCATION 3 A15	VAR RT 03/25/2025 DD 11/22/05	CORPORATE DEBT INSTRUMENTS	15
BRITISH TELECOMMUNICATIONS PLC	2.350% 02/14/2019 DD 02/14/14	CORPORATE DEBT INSTRUMENTS	377
BRITISH TELECOMMUNICATIONS PLC	5.950% 01/15/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	380
BROOKSIDE MILL CLO 1A A1 144A	VAR RT 04/17/2025 DD 05/23/13	CORPORATE DEBT INSTRUMENTS	497
BURLINGTON NORTHERN SANTA FE L	3.000% 04/01/2025 DD 03/09/15	CORPORATE DEBT INSTRUMENTS	81
CABELA'S CREDIT CARD MAST 2 A1	2.250% 07/17/2023 DD 07/15/15	CORPORATE DEBT INSTRUMENTS	1,103
CALIFORNIA ST	7.300% 10/01/2039 DD 10/15/09	OTHER INVESTMENTS	71
CALIFORNIA ST	7.625% 03/01/2040 DD 04/01/10	OTHER INVESTMENTS	88
CANADIAN NATURAL RESOURCES LTD	3.900% 02/01/2025 DD 11/17/14	CORPORATE DEBT INSTRUMENTS	34
CAPITAL ONE BANK USA NA	2.150% 11/21/2018 DD 11/21/13	CORPORATE DEBT INSTRUMENTS	351
CAPITAL ONE FINANCIAL CORP	3.200% 02/05/2025 DD 02/05/15	CORPORATE DEBT INSTRUMENTS	114
CAPITAL ONE FINANCIAL CORP	3.500% 06/15/2023 DD 06/06/13	CORPORATE DEBT INSTRUMENTS	237
CAPITAL ONE MULTI-ASSET A1 A1	VAR RT 02/15/2022 DD 05/18/16	CORPORATE DEBT INSTRUMENTS	1,707
CAPITAL ONE MULTI-ASSET A5 A5	1.660% 06/17/2024 DD 08/25/16	CORPORATE DEBT INSTRUMENTS	1,166
CAPITAL ONE MULTI-ASSET A5 A5	1.660% 06/17/2024 DD 08/25/16	CORPORATE DEBT INSTRUMENTS	1,409
CAPITAL ONE NA/MCLEAN VA	1.650% 02/05/2018 DD 02/05/15	CORPORATE DEBT INSTRUMENTS	369
CAPITAL ONE NA/MCLEAN VA	1.650% 02/05/2018 DD 02/05/15	CORPORATE DEBT INSTRUMENTS	674
CAPITAL ONE NA/MCLEAN VA	2.950% 07/23/2021 DD 07/24/14	CORPORATE DEBT INSTRUMENTS	678
CAPITAL ONE NA/MCLEAN VA	1.500% 03/22/2018 DD 03/22/13	CORPORATE DEBT INSTRUMENTS	797
CARDS II TRUST 1A A 144A	VAR RT 07/15/2021 DD 07/27/16	CORPORATE DEBT INSTRUMENTS	904
CATAMARAN CLO 2014- 1A A1 144A	VAR RT 04/20/2026 DD 05/06/14	CORPORATE DEBT INSTRUMENTS	250
CATAMARAN CLO 2014 2A A1R 144A	VAR RT 10/18/2026 DD 12/06/16	CORPORATE DEBT INSTRUMENTS	250
CATERPILLAR FINANCIAL SERVICES	2.000% 03/05/2020 DD 03/05/15	CORPORATE DEBT INSTRUMENTS	1,239
CC HOLDINGS GS V LLC / CROWN C	3.849% 04/15/2023 DD 04/15/13	CORPORATE DEBT INSTRUMENTS	118
CCP_IRS R LIB3M 100BPS P 1.75%	VAR RT 12/21/2026 DD 12/21/16	OTHER INVESTMENTS	417
CCP_IRS R LIB3M 100BPS P 2.25%	2046 DEC 21 CME	OTHER INVESTMENTS	153
CCP_IRS. R USD-LIBOR-BBA 3M CM	PAY 2.50% 2046 JUN 15	OTHER INVESTMENTS	25
CCP_IRS. R USD-LIBOR-BBA 3M CM	PAY 1.75% 2026 DEC 21	OTHER INVESTMENTS	521
CD 2016-CD2 MORTGAGE TR CD2 A4	VAR RT 11/10/2049 DD 12/01/16	CORPORATE DEBT INSTRUMENTS	288
CDP FINANCIAL INC 144A	3.150% 07/24/2024 DD 07/24/14	CORPORATE DEBT INSTRUMENTS	745
CDP FINANCIAL INC 144A	4.400% 11/25/2019 DD 11/25/09	CORPORATE DEBT INSTRUMENTS	1,318
CENOVUS ENERGY INC	5.700% 10/15/2019 DD 04/15/10	CORPORATE DEBT INSTRUMENTS	508
CF INDUSTRIES INC 144A	4.500% 12/01/2026 DD 11/21/16	CORPORATE DEBT INSTRUMENTS	64
CGGS COMMERCIAL RNDB AFL 144A	VAR RT 02/15/2033 DD 03/30/16	CORPORATE DEBT INSTRUMENTS	666
CGRBS COMMERCIAL M VN05 A 144A	3.369% 03/13/2035 DD 03/01/13	CORPORATE DEBT INSTRUMENTS	706
CHARTER COMMUNICATIONS OPERATI	3.579% 07/23/2020 DD 07/23/16	CORPORATE DEBT INSTRUMENTS	102
CHARTER COMMUNICATIONS OPERATI	4.464% 07/23/2022 DD 07/23/16	CORPORATE DEBT INSTRUMENTS	277
CHARTER COMMUNICATIONS OPERATI	4.908% 07/23/2025 DD 07/23/16	CORPORATE DEBT INSTRUMENTS	280
CHARTER COMMUNICATIONS OPERATI	4.464% 07/23/2022 DD 07/23/16	CORPORATE DEBT INSTRUMENTS	2,001

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
CHASE ISSUANCE TRUST A2 A	1.370% 06/15/2021 DD 06/17/16	CORPORATE DEBT INSTRUMENTS	1,287
CHASE ISSUANCE TRUST A5 A5	1.270% 07/15/2021 DD 08/11/16	CORPORATE DEBT INSTRUMENTS	903
CHASE ISSUANCE TRUST A5 A5	VAR RT 04/15/2021 DD 05/14/14	CORPORATE DEBT INSTRUMENTS	1,502
CHASE ISSUANCE TRUST A7 A7	1.380% 11/15/2019 DD 11/17/14	CORPORATE DEBT INSTRUMENTS	1,351
CHICAGO IL TRANSIT AUTH SALES	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,873
CHICAGO IL TRANSIT AUTH SALES	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,880
CHUBB INA HOLDINGS INC	2.700% 03/13/2023 DD 03/13/13	CORPORATE DEBT INSTRUMENTS	396
CHUBB INA HOLDINGS INC	2.875% 11/03/2022 DD 11/03/15	CORPORATE DEBT INSTRUMENTS	943
CIGNA CORP	3.250% 04/15/2025 DD 03/20/15	CORPORATE DEBT INSTRUMENTS	122
CIGNA CORP	3.250% 04/15/2025 DD 03/20/15	CORPORATE DEBT INSTRUMENTS	170
CISCO SYSTEMS INC	2.200% 02/28/2021 DD 02/29/16	CORPORATE DEBT INSTRUMENTS	264
CISCO SYSTEMS INC	2.200% 02/28/2021 DD 02/29/16	CORPORATE DEBT INSTRUMENTS	274
CISCO SYSTEMS INC	1.400% 09/20/2019 DD 09/20/16	CORPORATE DEBT INSTRUMENTS	692
CISCO SYSTEMS INC	1.400% 09/20/2019 DD 09/20/16	CORPORATE DEBT INSTRUMENTS	1,657
CITIBANK CREDIT CARD ISS A1 A1	2.880% 01/23/2023 DD 01/24/14	CORPORATE DEBT INSTRUMENTS	836
CITIBANK CREDIT CARD ISS A3 A3	VAR RT 12/07/2023 DD 12/19/16	CORPORATE DEBT INSTRUMENTS	600
CITIBANK CREDIT CARD ISS A8 A8	5.650% 09/20/2019 DD 09/20/07	CORPORATE DEBT INSTRUMENTS	944
CITIGROUP COMMERCIAL M GC21 A2	2.904% 05/10/2047 DD 05/01/14	CORPORATE DEBT INSTRUMENTS	2,285
CITIGROUP COMMERCIAL M GC36 A2	2.292% 02/10/2049 DD 02/01/16	CORPORATE DEBT INSTRUMENTS	1,791
CITIGROUP COMMERCIAL MO C2 AAB	2.710% 08/10/2049 DD 08/01/16	CORPORATE DEBT INSTRUMENTS	980
CITIGROUP COMMERCIAL MO P3 AAB	3.127% 04/15/2049 DD 04/01/16	CORPORATE DEBT INSTRUMENTS	1,201
CITIGROUP COMMERCIAL MOR C6 A4	VAR RT 12/10/2049 DD 07/01/07	CORPORATE DEBT INSTRUMENTS	192
CITIGROUP COMMERCIAL MOR P1 A5	3.717% 09/15/2048 DD 08/01/15	CORPORATE DEBT INSTRUMENTS	261
CITIGROUP COMMERCIAL MOR P6 A3	3.654% 12/10/2049 DD 12/01/16	CORPORATE DEBT INSTRUMENTS	1,026
CITIGROUP INC	2.050% 12/07/2018 DD 12/07/15	CORPORATE DEBT INSTRUMENTS	121
CITIGROUP INC	4.125% 07/25/2028 DD 07/25/16	CORPORATE DEBT INSTRUMENTS	148
CITIGROUP INC	1.800% 02/05/2018 DD 02/05/15	CORPORATE DEBT INSTRUMENTS	640
CITIGROUP INC	1.350% 03/10/2017 DD 03/10/14	CORPORATE DEBT INSTRUMENTS	650
CITIGROUP INC	1.800% 02/05/2018 DD 02/05/15	CORPORATE DEBT INSTRUMENTS	1,249
CITIGROUP INC	2.500% 09/26/2018 DD 09/26/13	CORPORATE DEBT INSTRUMENTS	1,292
CITIGROUP INC	2.700% 03/30/2021 DD 03/30/16	CORPORATE DEBT INSTRUMENTS	1,497
CITIZENS BANK NA/PROVIDENCE RI	2.550% 05/13/2021 DD 05/13/16	CORPORATE DEBT INSTRUMENTS	696
CITIZENS FINANCIAL GROUP INC	2.375% 07/28/2021 DD 07/28/16	CORPORATE DEBT INSTRUMENTS	98
CLEVELAND ELECTRIC ILLUMINATIN	5.700% 04/01/2017 DD 03/27/07	CORPORATE DEBT INSTRUMENTS	106
CMS ENERGY CORP	3.000% 05/15/2026 DD 05/05/16	CORPORATE DEBT INSTRUMENTS	19
CNOOC FINANCE 2013 LTD	1.750% 05/09/2018 DD 05/09/13	CORPORATE DEBT INSTRUMENTS	214
COBALT CMBS COMMERCIAL M C2 A3	VAR RT 04/15/2047 DD 04/01/07	CORPORATE DEBT INSTRUMENTS	1,221
COMCAST CORP	1.625% 01/15/2022 DD 07/19/16	CORPORATE DEBT INSTRUMENTS	48
COMCAST CORP	2.350% 01/15/2027 DD 07/19/16	CORPORATE DEBT INSTRUMENTS	51
COMCAST CORP	3.150% 03/01/2026 DD 02/23/16	CORPORATE DEBT INSTRUMENTS	141
COMCAST CORP	5.150% 03/01/2020 DD 03/01/10	CORPORATE DEBT INSTRUMENTS	197
COMCAST CORP	3.375% 08/15/2025 DD 05/27/15	CORPORATE DEBT INSTRUMENTS	226
COMCAST CORP	5.875% 02/15/2018 DD 11/17/06	CORPORATE DEBT INSTRUMENTS	315
COMM 2013-CCRE12 MORTG CR12 A3	3.765% 10/10/2046 DD 11/01/13	CORPORATE DEBT INSTRUMENTS	579
COMM 2014-CCRE21 MORTG CR21 A3	3.528% 12/10/2047 DD 12/01/14	CORPORATE DEBT INSTRUMENTS	355
COMM 2014-UBS3 MORTGAG UBS3 A2	2.844% 06/10/2047 DD 06/01/14	CORPORATE DEBT INSTRUMENTS	2,039
COMM 2015-3BP MORTG 3BP A 144A	3.178% 02/10/2035 DD 02/01/15	CORPORATE DEBT INSTRUMENTS	445
COMM 2015-LC19 MORTGAG LC19 A2	2.793% 02/10/2048 DD 02/01/15	CORPORATE DEBT INSTRUMENTS	1,778
COMMERCIAL MORTGAGE PAS CR3 A2	1.765% 10/15/2045 DD 10/01/12	CORPORATE DEBT INSTRUMENTS	1,170
COMMIT TO PUR FHLMC GOLD SFM	3.500% 02/01/2047 DD 02/01/17	U. S. GOVERNMENT SECURITIES	12,678
COMMIT TO PUR FNMA SF MTG	3.000% 02/01/2047 DD 02/01/17	U. S. GOVERNMENT SECURITIES	2,976
COMMIT TO PUR FNMA SF MTG	4.500% 02/01/2047 DD 02/01/17	U. S. GOVERNMENT SECURITIES	3,008
COMMIT TO PUR FNMA SF MTG	4.000% 02/01/2047 DD 02/01/17	U. S. GOVERNMENT SECURITIES	8,399
COMMIT TO PUR FNMA SF MTG	3.500% 02/01/2047 DD 02/01/17	U. S. GOVERNMENT SECURITIES	9,108
COMMIT TO PUR GNMA II JUMBOS	3.500% 02/20/2047 DD 02/01/17	U. S. GOVERNMENT SECURITIES	2,387
COMMONWEALTH BANK OF AUSTRALIA	2.500% 09/20/2018 DD 09/20/13	CORPORATE DEBT INSTRUMENTS	961
COMPASS BANK	1.850% 09/29/2017 DD 09/29/14	CORPORATE DEBT INSTRUMENTS	574
COMPASS BANK	1.850% 09/29/2017 DD 09/29/14	CORPORATE DEBT INSTRUMENTS	2,195
CONOCOPHILLIPS CO	4.950% 03/15/2026 DD 03/08/16	CORPORATE DEBT INSTRUMENTS	193
CONOCOPHILLIPS CO	3.350% 11/15/2024 DD 11/12/14	CORPORATE DEBT INSTRUMENTS	229
CONSOLIDATED EDISON CO OF NEW	5.850% 04/01/2018 DD 04/04/08	CORPORATE DEBT INSTRUMENTS	27
COOPERATIEVE CENTRAL INSTL C/D	VAR RT 08/16/2017 DD 08/19/16	INTEREST-BEARING CASH	985
COOPERATIEVE RABOBANK UA/NY	2.500% 01/19/2021 DD 01/19/16	CORPORATE DEBT INSTRUMENTS	250
CORE INDUSTRIAL TR TEXW A 144A	3.077% 02/10/2034 DD 04/01/15	CORPORATE DEBT INSTRUMENTS	597
CORP ANDINA DE FOMENTO	8.125% 06/04/2019 DD 06/04/09	OTHER INVESTMENTS	84
CORP ANDINA DE FOMENTO	2.000% 05/10/2019 DD 05/10/16	OTHER INVESTMENTS	288
CORP ANDINA DE FOMENTO	2.125% 09/27/2021 DD 09/27/16	OTHER INVESTMENTS	300
COVIDIEN INTERNATIONAL FINANCE	6.000% 10/15/2017 DD 04/15/08	CORPORATE DEBT INSTRUMENTS	27
COX COMMUNICATIONS INC 144A	3.350% 09/15/2026 DD 09/13/16	CORPORATE DEBT INSTRUMENTS	10
CREDIT AGRICOLE SA/LONDON 144A	VAR RT 04/15/2019 DD 04/15/14	CORPORATE DEBT INSTRUMENTS	1,406
CREDIT AGRICOLE SA/LONDON 144A	VAR RT 04/15/2019 DD 04/15/14	CORPORATE DEBT INSTRUMENTS	3,013
CREDIT IND ET CM NY INSTL C/D	VAR RT 08/16/2017 DD 08/19/16	INTEREST-BEARING CASH	1,025
CREDIT SUISSE AG/NEW YORK NY	1.375% 05/26/2017 DD 05/28/14	CORPORATE DEBT INSTRUMENTS	695
CREDIT SUISSE AG/NEW YORK NY	1.375% 05/26/2017 DD 05/28/14	CORPORATE DEBT INSTRUMENTS	1,245

Attachment B
(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value
	CREDIT SUISSE AG/NEW YORK NY	2.300% 05/28/2019 DD 05/28/14	CORPORATE DEBT INSTRUMENTS	1,980
	CREDIT SUISSE AG/NEW YORK NY	VAR RT 01/29/2018 DD 01/29/15	CORPORATE DEBT INSTRUMENTS	2,804
	CREDIT SUISSE COMMERCIAL C1 A2	VAR RT 02/15/2041 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	32
	CREDIT SUISSE FST DISC	05/23/2017	CORPORATE DEBT INSTRUMENTS	1,568
	CREDIT SUISSE GROUP FUNDING GU	3.450% 04/16/2021 DD 10/18/16	CORPORATE DEBT INSTRUMENTS	252
	CREDIT SUISSE GROUP FUNDING GU	3.125% 12/10/2020 DD 06/10/16	CORPORATE DEBT INSTRUMENTS	623
	CREDIT SUISSE GROUP INSTL C/D	VAR RT 08/16/2017 DD 08/17/16	INTEREST-BEARING CASH	885
	CREDIT SUISSE NY INSTL C/D	1.600% 08/04/2017 DD 08/05/16	INTEREST-BEARING CASH	598
	CROWN CASTLE INTERNATIONAL COR	2.250% 09/01/2021 DD 09/01/16	CORPORATE DEBT INSTRUMENTS	97
	CROWN CASTLE INTERNATIONAL COR	3.400% 02/15/2021 DD 02/08/16	CORPORATE DEBT INSTRUMENTS	507
	CROWN CASTLE INTERNATIONAL COR	4.875% 04/15/2022 DD 04/15/14	CORPORATE DEBT INSTRUMENTS	745
	CSAIL 2016-C6 COMMERCIAL C6 A2	2.662% 01/15/2049 DD 05/01/16	CORPORATE DEBT INSTRUMENTS	911
	CSAIL 2016-C6 COMMERCIAL C6 A4	2.823% 01/15/2049 DD 05/01/16	CORPORATE DEBT INSTRUMENTS	678
	CSAIL 2016-C7 COMMERCIAL C7 A3	2.608% 11/15/2049 DD 11/01/16	CORPORATE DEBT INSTRUMENTS	1,177
	CSMC SERIES 2016- 12R 1A1 144A	VAR RT 02/28/2047 DD 11/01/16	CORPORATE DEBT INSTRUMENTS	980
	CSMC TRUST 2015-GL GLPB A 144A	3.639% 11/15/2034 DD 12/01/15	CORPORATE DEBT INSTRUMENTS	730
	CSMC TRUST 2016-NXSR NXSR A4	VAR RT 12/15/2049 DD 12/01/16	CORPORATE DEBT INSTRUMENTS	247
	CVS HEALTH CORP	2.250% 12/05/2018 DD 12/05/13	CORPORATE DEBT INSTRUMENTS	303
	CVS HEALTH CORP	1.900% 07/20/2018 DD 07/20/15	CORPORATE DEBT INSTRUMENTS	326
	CVS HEALTH CORP	2.875% 06/01/2026 DD 05/25/16	CORPORATE DEBT INSTRUMENTS	429
	CVS HEALTH CORP	2.800% 07/20/2020 DD 07/20/15	CORPORATE DEBT INSTRUMENTS	3,419
	CWABS INC ASSET-BACKED C 6 2A5	VAR RT 11/25/2034 DD 06/30/04	CORPORATE DEBT INSTRUMENTS	155
	DAIMLER FINANCE NORTH AME 144A	1.500% 07/05/2019 DD 07/06/16	CORPORATE DEBT INSTRUMENTS	153
	DAIMLER FINANCE NORTH AME 144A	2.700% 08/03/2020 DD 08/03/15	CORPORATE DEBT INSTRUMENTS	327
	DAIMLER FINANCE NORTH AME 144A	2.250% 03/02/2020 DD 03/02/15	CORPORATE DEBT INSTRUMENTS	498
	DANONE SA 144A	2.589% 11/02/2023 DD 11/02/16	CORPORATE DEBT INSTRUMENTS	231
	DCP MIDSTREAM OPERATING LP	2.700% 04/01/2019 DD 03/13/14	CORPORATE DEBT INSTRUMENTS	489
	DELL INTERNATIONAL LLC / 144A	5.450% 06/15/2023 DD 06/01/16	CORPORATE DEBT INSTRUMENTS	143
	DELL INTERNATIONAL LLC / 144A	4.420% 06/15/2021 DD 06/01/16	CORPORATE DEBT INSTRUMENTS	248
	DELL INTERNATIONAL LLC / 144A	3.480% 06/01/2019 DD 06/01/16	CORPORATE DEBT INSTRUMENTS	286
	DELPHI CORP	4.150% 03/15/2024 DD 03/03/14	CORPORATE DEBT INSTRUMENTS	22
	DELTA AIR LINES 2010-2 CLASS A	4.950% 11/23/2020 DD 11/22/10	CORPORATE DEBT INSTRUMENTS	141
	DEUTSCHE BANK AG	2.850% 05/10/2019 DD 05/12/16	CORPORATE DEBT INSTRUMENTS	299
	DEUTSCHE BANK AG	VAR RT 05/10/2019 DD 05/12/16	CORPORATE DEBT INSTRUMENTS	507
	DEUTSCHE BANK AG	3.375% 05/12/2021 DD 05/12/16	CORPORATE DEBT INSTRUMENTS	515
	DEUTSCHE BANK AG 144A	4.250% 10/14/2021 DD 10/14/16	CORPORATE DEBT INSTRUMENTS	151
	DEUTSCHE BANK AG 144A	4.250% 10/14/2021 DD 10/14/16	CORPORATE DEBT INSTRUMENTS	502
	DEUTSCHE BANK AG/LONDON	2.500% 02/13/2019 DD 02/13/14	CORPORATE DEBT INSTRUMENTS	149
	DEUTSCHE BANK AG/LONDON	6.000% 09/01/2017 DD 08/29/07	CORPORATE DEBT INSTRUMENTS	512
	DEUTSCHE BANK AG/LONDON	1.350% 05/30/2017 DD 05/30/14	CORPORATE DEBT INSTRUMENTS	723
	DEVON ENERGY CORP	4.000% 07/15/2021 DD 07/12/11	CORPORATE DEBT INSTRUMENTS	233
	DEVON ENERGY CORP	3.250% 05/15/2022 DD 05/14/12	CORPORATE DEBT INSTRUMENTS	646
	DEXIA CREDIT LOCAL SA 144A	1.875% 09/15/2021 DD 09/15/16	CORPORATE DEBT INSTRUMENTS	241
	DIAMOND 1 FINANCE CORP / 144A	6.020% 06/15/2026 DD 06/01/16	CORPORATE DEBT INSTRUMENTS	43
	DISCOVER BANK	3.450% 07/27/2026 DD 07/27/16	CORPORATE DEBT INSTRUMENTS	241
	DISCOVER BANK	3.100% 06/04/2020 DD 06/04/15	CORPORATE DEBT INSTRUMENTS	253
	DISCOVER BANK	2.000% 02/21/2018 DD 02/21/13	CORPORATE DEBT INSTRUMENTS	2,515
	DISCOVER CARD EXECUTION A3 A3	1.850% 10/16/2023 DD 04/19/16	CORPORATE DEBT INSTRUMENTS	1,126
	DISCOVER CARD EXECUTION N A2 A	1.900% 10/17/2022 DD 04/29/15	CORPORATE DEBT INSTRUMENTS	647
	DISCOVER CARD EXECUTION N A5 A	1.390% 04/15/2020 DD 10/16/14	CORPORATE DEBT INSTRUMENTS	2,654
	DISCOVER FINANCIAL SERVICES	3.750% 03/04/2025 DD 03/04/15	CORPORATE DEBT INSTRUMENTS	29
	DISCOVERY COMMUNICATIONS LLC	5.050% 06/01/2020 DD 06/03/10	CORPORATE DEBT INSTRUMENTS	4
	DISCOVERY COMMUNICATIONS LLC	4.900% 03/11/2026 DD 03/11/16	CORPORATE DEBT INSTRUMENTS	21
	DISCOVERY COMMUNICATIONS LLC	3.450% 03/15/2025 DD 03/02/15	CORPORATE DEBT INSTRUMENTS	142
	DOMINION GAS HOLDINGS LLC	3.600% 12/15/2024 DD 12/08/14	CORPORATE DEBT INSTRUMENTS	67
	DOMINION RESOURCES INC/VA	6.400% 06/15/2018 DD 06/17/08	CORPORATE DEBT INSTRUMENTS	34
	DOMINION RESOURCES INC/VA 144A	1.500% 09/30/2018 DD 09/28/16	CORPORATE DEBT INSTRUMENTS	332
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	52
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	3,352
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	4,201
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	6,248
*	DREYFUS GOVT CAS MGMT INST 289	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	10,336
	DTE ENERGY CO	2.400% 12/01/2019 DD 11/24/14	CORPORATE DEBT INSTRUMENTS	156
	DUKE ENERGY CAROLINAS LLC	2.950% 12/01/2026 DD 11/17/16	CORPORATE DEBT INSTRUMENTS	172
	DUKE ENERGY CAROLINAS LLC	5.250% 01/15/2018 DD 01/10/08	CORPORATE DEBT INSTRUMENTS	285
	DUKE ENERGY CORP	3.750% 04/15/2024 DD 04/04/14	CORPORATE DEBT INSTRUMENTS	284
	DUKE ENERGY FLORIDA LLC	3.100% 08/15/2021 DD 08/18/11	CORPORATE DEBT INSTRUMENTS	1,026
	DUKE ENERGY PROGRESS LLC	VAR RT 03/06/2017 DD 03/06/14	CORPORATE DEBT INSTRUMENTS	500
	EASTMAN CHEMICAL CO	3.800% 03/15/2025 DD 11/20/14	CORPORATE DEBT INSTRUMENTS	16
	EATON CORP	2.750% 11/02/2022 DD 11/02/13	CORPORATE DEBT INSTRUMENTS	284
	ECOLAB INC	2.250% 01/12/2020 DD 01/15/15	CORPORATE DEBT INSTRUMENTS	135
	EDSOUTH INDENTURE NO 2 A 144A	VAR RT 05/25/2039 DD 05/29/14	CORPORATE DEBT INSTRUMENTS	684
	ELECTRONIC ARTS INC	3.700% 03/01/2021 DD 02/24/16	CORPORATE DEBT INSTRUMENTS	439
	ELI LILLY & CO	1.250% 03/01/2018 DD 03/05/15	CORPORATE DEBT INSTRUMENTS	225

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
EMERA US FINANCE LP 144A	3.550% 06/15/2026 DD 06/16/16	CORPORATE DEBT INSTRUMENTS	15
EMERA US FINANCE LP 144A	2.150% 06/15/2019 DD 06/16/16	CORPORATE DEBT INSTRUMENTS	45
EMERA US FINANCE LP 144A	2.700% 06/15/2021 DD 06/16/16	CORPORATE DEBT INSTRUMENTS	742
ENABLE MIDSTREAM PARTNERS LP	VAR RT 05/15/2019 DD 11/15/15	CORPORATE DEBT INSTRUMENTS	270
ENBRIDGE INC	3.500% 06/10/2024 DD 06/04/14	CORPORATE DEBT INSTRUMENTS	253
ENBRIDGE INC	VAR RT 06/02/2017 DD 06/04/14	CORPORATE DEBT INSTRUMENTS	350
ENERGY TRANSFER LP	4.650% 06/01/2021 DD 05/12/11	CORPORATE DEBT INSTRUMENTS	104
ENERGY TRANSFER LP	2.500% 06/15/2018 DD 06/23/15	CORPORATE DEBT INSTRUMENTS	387
ENERGY TRANSFER LP	6.700% 07/01/2018 DD 03/28/08	CORPORATE DEBT INSTRUMENTS	388
ENLINK MIDSTREAM PARTNERS LP	2.700% 04/01/2019 DD 03/19/14	CORPORATE DEBT INSTRUMENTS	320
ENTERGY ARKANSAS INC	3.700% 06/01/2024 DD 03/14/14	CORPORATE DEBT INSTRUMENTS	244
ENTERGY CORP	2.950% 09/01/2026 DD 08/19/16	CORPORATE DEBT INSTRUMENTS	42
ENTERGY CORP	2.950% 09/01/2026 DD 08/19/16	CORPORATE DEBT INSTRUMENTS	187
ENTERPRISE FLEET FIN 2 A2 144A	1.740% 02/22/2022 DD 07/20/16	CORPORATE DEBT INSTRUMENTS	698
ENTERPRISE PRODUCTS OPERATING	3.750% 02/15/2025 DD 10/14/14	CORPORATE DEBT INSTRUMENTS	20
ENTERPRISE PRODUCTS OPERATING	3.350% 03/15/2023 DD 03/18/13	CORPORATE DEBT INSTRUMENTS	96
ENTERPRISE PRODUCTS OPERATING	2.850% 04/15/2021 DD 04/13/16	CORPORATE DEBT INSTRUMENTS	176
ENTERPRISE PRODUCTS OPERATING	2.550% 10/15/2019 DD 10/14/14	CORPORATE DEBT INSTRUMENTS	344
ENTERPRISE PRODUCTS OPERATING	2.550% 10/15/2019 DD 10/14/14	CORPORATE DEBT INSTRUMENTS	909
EOG RESOURCES INC	4.150% 01/15/2026 DD 01/14/16	CORPORATE DEBT INSTRUMENTS	62
EOG RESOURCES INC	4.400% 06/01/2020 DD 05/20/10	CORPORATE DEBT INSTRUMENTS	1,273
EQUIFAX INC	2.300% 06/01/2021 DD 05/12/16	CORPORATE DEBT INSTRUMENTS	363
ERAC USA FINANCE LLC 144A	2.800% 11/01/2018 DD 07/23/13	CORPORATE DEBT INSTRUMENTS	147
ERAC USA FINANCE LLC 144A	2.750% 03/15/2017 DD 03/15/12	CORPORATE DEBT INSTRUMENTS	371
ERAC USA FINANCE LLC 144A	2.350% 10/15/2019 DD 07/03/14	CORPORATE DEBT INSTRUMENTS	1,449
EUROPEAN INVESTMENT BANK	1.125% 08/15/2019 DD 05/18/16	OTHER INVESTMENTS	1,871
EVERGREEN CREDIT CARD 1 A 144A	VAR RT 04/15/2020 DD 05/20/16	CORPORATE DEBT INSTRUMENTS	1,155
EVERGREEN CREDIT CARD 1 A 144A	VAR RT 04/15/2020 DD 05/20/16	CORPORATE DEBT INSTRUMENTS	1,557
EXELON CORP	2.450% 04/15/2021 DD 04/07/16	CORPORATE DEBT INSTRUMENTS	5
EXELON CORP	2.850% 06/15/2020 DD 06/11/15	CORPORATE DEBT INSTRUMENTS	66
EXPRESS SCRIPTS HOLDING CO	1.250% 06/02/2017 DD 06/05/14	CORPORATE DEBT INSTRUMENTS	364
FANNIE MAE CONNECTICUT C02 1M1	VAR RT 05/25/2025 DD 05/27/15	U. S. GOVERNMENT SECURITIES	76
FANNIE MAE CONNECTICUT C02 1M1	VAR RT 09/25/2028 DD 03/30/16	U. S. GOVERNMENT SECURITIES	373
FANNIE MAE CONNECTICUT C04 1M1	VAR RT 11/25/2024 DD 11/25/14	U. S. GOVERNMENT SECURITIES	312
FANNIE MAE CONNECTICUT C04 1M1	VAR RT 01/25/2029 DD 07/28/16	U. S. GOVERNMENT SECURITIES	422
FEDERAL HOME LN BK CONS BD	1.625% 06/14/2019 DD 05/07/12	U. S. GOVERNMENT SECURITIES	1,296
FEDERAL HOME LN BK CONS BD	2.875% 06/13/2025 DD 06/22/15	U. S. GOVERNMENT SECURITIES	1,434
FEDERAL HOME LN BK CONS BD	1.250% 06/08/2018 DD 05/04/12	U. S. GOVERNMENT SECURITIES	1,564
FEDERAL HOME LN BK CONS DISC	MAT 02/17/2017	U. S. GOVERNMENT SECURITIES	699
FEDERAL HOME LN MTG CORP	1.150% 09/14/2018 DD 09/14/16	U. S. GOVERNMENT SECURITIES	6,590
FEDERAL HOME LN MTG CORP	4.875% 06/13/2018 DD 06/13/08	U. S. GOVERNMENT SECURITIES	11,597
FEDERAL NATL MTG ASSN	1.250% 08/17/2021 DD 08/19/16	U. S. GOVERNMENT SECURITIES	319
FEDERAL NATL MTG ASSN	1.875% 09/24/2026 DD 09/27/16	U. S. GOVERNMENT SECURITIES	1,194
FEDERAL NATL MTG ASSN	6.625% 11/15/2030 DD 11/03/00	U. S. GOVERNMENT SECURITIES	1,669
FEDERAL REALTY INVESTMENT TRUS	2.550% 01/15/2021 DD 09/28/15	CORPORATE DEBT INSTRUMENTS	200
FEDEX CORP	3.250% 04/01/2026 DD 03/24/16	CORPORATE DEBT INSTRUMENTS	84
FHLMC POOL #08-8658	5.500% 03/01/2017 DD 03/01/02	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #1B-8062	VAR RT 03/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	28
FHLMC POOL #1J-1018	VAR RT 04/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	139
FHLMC POOL #2B-0069	VAR RT 12/01/2041 DD 12/01/11	U. S. GOVERNMENT SECURITIES	215
FHLMC POOL #2B-0646	VAR RT 07/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	65
FHLMC POOL #57-8229	7.000% 03/01/2032 DD 04/01/02	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #84-5355	VAR RT 05/01/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #84-9008	VAR RT 06/01/2042 DD 03/01/13	U. S. GOVERNMENT SECURITIES	766
FHLMC POOL #84-9539	VAR RT 11/01/2044 DD 12/01/14	U. S. GOVERNMENT SECURITIES	403
FHLMC POOL #84-9727	VAR RT 05/01/2045 DD 05/01/15	U. S. GOVERNMENT SECURITIES	2,068
FHLMC POOL #A1-1745	4.500% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #A1-1978	5.500% 08/01/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #A1-2093	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A1-2413	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A1-3707	5.000% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A1-3973	5.500% 10/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A1-4481	4.500% 10/01/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	54
FHLMC POOL #A1-6199	7.000% 04/01/2031 DD 11/01/03	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #A1-7988	5.500% 01/01/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A1-8589	6.500% 01/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A2-0151	4.500% 03/01/2034 DD 03/01/04	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A2-3982	5.500% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A2-4720	5.500% 07/01/2034 DD 07/01/04	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #A2-6271	5.500% 09/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	49
FHLMC POOL #A2-6522	5.500% 09/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #A2-6804	5.500% 09/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #A2-7916	5.500% 10/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #A3-0096	5.000% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	59

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #A3-0172	5.000% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	82
FHLMC POOL #A4-1947	5.500% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	31
FHLMC POOL #A4-1988	5.000% 02/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A4-7033	5.000% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #A4-7040	5.000% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A4-7273	5.500% 10/01/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #A4-7404	5.000% 10/01/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A6-3809	6.000% 08/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #A6-4100	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A6-4142	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A6-4440	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A6-5310	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A6-5456	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A6-5457	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #A6-5518	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A6-5580	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #A6-5581	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #A6-5582	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #A6-5583	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #A6-5651	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A6-5652	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A6-5954	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #A6-5958	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #A6-5968	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #A6-5969	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #A6-5991	6.000% 10/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #A6-7052	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A6-7449	6.000% 11/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A6-7877	6.000% 04/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #A6-8998	6.000% 11/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A6-9303	6.000% 11/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A6-9654	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #A6-9830	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A7-2610	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #A7-2617	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #A7-3274	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A7-5427	6.000% 03/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #A7-6472	6.000% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A7-6476	6.000% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A7-7211	6.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A7-8625	6.000% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A7-9211	6.000% 07/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #A7-9234	5.000% 05/01/2036 DD 06/01/08	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #A8-0687	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #A8-1068	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A8-1660	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A8-2377	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A8-2395	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #A8-2474	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A8-2706	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #A8-2776	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #A8-3801	6.000% 12/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A8-3928	6.000% 01/01/2039 DD 12/01/08	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #A8-3935	6.000% 01/01/2039 DD 12/01/08	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #A8-4083	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #A8-4100	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #A8-4146	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A8-8593	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	28
FHLMC POOL #A8-9327	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	41
FHLMC POOL #A9-3101	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	50
FHLMC POOL #A9-3443	5.000% 08/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	1,429
FHLMC POOL #A9-5575	4.000% 12/01/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	1,011
FHLMC POOL #B1-0184	5.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #B1-0643	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #B1-1066	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #B1-3238	5.000% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #B1-3628	4.000% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #B1-3801	4.500% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #B1-4755	4.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #B1-5090	4.500% 06/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #B1-7813	4.500% 02/01/2020 DD 02/01/05	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0503	6.500% 03/01/2027 DD 03/01/97	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C0-0509	7.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0550	7.500% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	1

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #C0-0551	8.000% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0636	7.500% 07/01/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0647	6.500% 09/01/2028 DD 09/01/98	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C0-0712	6.500% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0738	5.500% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C0-0760	6.500% 05/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0778	7.000% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0835	6.500% 07/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0860	7.000% 09/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0874	7.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C0-0879	8.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0933	7.500% 03/01/2030 DD 03/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0986	7.000% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0987	7.500% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1026	8.500% 07/01/2030 DD 07/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1033	7.500% 08/01/2030 DD 08/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1079	7.500% 10/01/2030 DD 10/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1131	6.500% 01/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1172	6.500% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C0-1211	7.000% 08/01/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #C0-1244	6.500% 10/01/2031 DD 10/01/01	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1283	5.500% 11/01/2031 DD 11/01/01	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1291	7.000% 12/01/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C0-1297	6.500% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C0-1333	5.500% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #C0-1385	6.500% 08/01/2032 DD 08/01/02	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #C0-1428	5.500% 11/01/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #C0-1443	5.500% 01/01/2033 DD 01/01/03	U. S. GOVERNMENT SECURITIES	82
FHLMC POOL #C0-1501	5.500% 03/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #C0-1582	5.500% 07/01/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	83
FHLMC POOL #C0-1623	5.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #C0-1701	6.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-2964	6.000% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-3325	6.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-3404	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	763
FHLMC POOL #C0-3412	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	102
FHLMC POOL #C0-3475	6.000% 04/01/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C2-1388	9.500% 01/01/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C2-8088	7.000% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C3-7311	7.500% 03/01/2030 DD 03/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C3-8567	8.000% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C3-8898	6.500% 03/01/2029 DD 05/01/00	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #C4-1711	7.500% 08/01/2030 DD 08/01/00	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C4-1887	7.500% 09/01/2030 DD 09/01/00	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C4-5817	7.500% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #C4-6037	7.000% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C4-6068	7.000% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C5-1333	7.000% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C5-3589	6.500% 06/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C5-6966	6.500% 08/01/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C5-8215	6.500% 09/01/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C6-1792	7.000% 12/01/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C6-2923	6.500% 01/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C6-8269	7.000% 06/01/2032 DD 06/01/02	U. S. GOVERNMENT SECURITIES	36
FHLMC POOL #C6-9013	7.000% 07/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	47
FHLMC POOL #C6-9598	6.500% 08/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #C7-0220	6.500% 08/01/2032 DD 08/01/02	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C7-4865	6.500% 10/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C7-5331	6.500% 08/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #C7-6773	5.500% 03/01/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	27
FHLMC POOL #C7-8238	5.500% 04/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #C7-9885	5.500% 06/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	46
FHLMC POOL #C8-0112	7.000% 02/01/2024 DD 02/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0137	6.500% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C8-0239	8.500% 11/01/2024 DD 11/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0252	8.500% 01/01/2025 DD 01/01/95	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0373	7.500% 01/01/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C8-0391	7.000% 03/01/2026 DD 03/01/96	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C9-0234	6.000% 10/01/2018 DD 10/01/98	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C9-0482	6.500% 09/01/2021 DD 09/01/01	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #C9-0654	5.500% 04/01/2023 DD 04/01/03	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #C9-0675	5.000% 05/01/2023 DD 05/01/03	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C9-0779	5.000% 01/01/2024 DD 01/01/04	U. S. GOVERNMENT SECURITIES	37
FHLMC POOL #C9-0800	4.500% 12/01/2023 DD 12/01/03	U. S. GOVERNMENT SECURITIES	50

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #C9-0836	5.000% 06/01/2024 DD 06/01/04	U. S. GOVERNMENT SECURITIES	31
FHLMC POOL #C9-0892	5.000% 04/01/2025 DD 04/01/05	U. S. GOVERNMENT SECURITIES	22
FHLMC POOL #C9-1026	5.500% 04/01/2027 DD 04/01/07	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #C9-1238	5.000% 01/01/2029 DD 01/01/09	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #CO-O495	7.000% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #D5-0469	6.500% 03/01/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #D5-2395	7.000% 05/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D5-3833	7.000% 06/01/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D6-2099	8.500% 03/01/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D6-6218	6.500% 12/01/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #D7-1261	7.500% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D7-1458	7.000% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D7-5724	7.500% 04/01/2024 DD 10/01/96	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D7-7650	7.500% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D7-9625	7.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D9-5464	6.000% 06/01/2022 DD 06/01/02	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #D9-5720	5.500% 11/01/2022 DD 12/01/02	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #E0-1157	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E0-1377	4.500% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	22
FHLMC POOL #E0-1386	5.000% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #E0-1590	5.000% 02/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #E0-1641	4.500% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #E0-2866	4.000% 04/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	120
FHLMC POOL #E0-2900	4.000% 05/01/2026 DD 05/01/11	U. S. GOVERNMENT SECURITIES	582
FHLMC POOL #E9-0288	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E9-2902	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #E9-3331	5.000% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #E9-3956	5.000% 01/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #E9-9010	4.500% 09/01/2018 DD 08/01/03	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #E9-9739	5.000% 08/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E9-9763	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E9-9764	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0367	10.000% 04/01/2025 DD 06/01/95	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0454	6.500% 02/01/2026 DD 03/01/96	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-0708	8.000% 05/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-0739	7.500% 06/01/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0752	7.500% 08/01/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-0825	7.000% 12/01/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0848	7.000% 12/01/2026 DD 12/01/97	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-1074	7.500% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-1155	6.500% 08/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #G0-1311	7.000% 09/01/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-1528	5.500% 03/01/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	579
FHLMC POOL #G0-1563	5.500% 06/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	22
FHLMC POOL #G0-1644	5.500% 02/01/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	305
FHLMC POOL #G0-1737	5.000% 12/01/2034 DD 11/01/04	U. S. GOVERNMENT SECURITIES	586
FHLMC POOL #G0-1766	6.500% 10/01/2032 DD 01/01/05	U. S. GOVERNMENT SECURITIES	28
FHLMC POOL #G0-1806	5.000% 03/01/2035 DD 03/01/05	U. S. GOVERNMENT SECURITIES	284
FHLMC POOL #G0-1818	5.000% 05/01/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-1819	5.000% 06/01/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-1840	5.000% 07/01/2035 DD 06/01/05	U. S. GOVERNMENT SECURITIES	172
FHLMC POOL #G0-1954	5.000% 11/01/2035 DD 11/01/05	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-1981	5.000% 12/01/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #G0-2274	5.000% 07/01/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-2540	5.000% 11/01/2034 DD 12/01/06	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-2869	5.000% 11/01/2035 DD 04/01/07	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-3143	6.000% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-3297	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-3330	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-3349	6.000% 10/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-3504	6.000% 11/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-3551	6.000% 11/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #G0-3581	6.000% 11/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-3616	6.000% 12/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #G0-3646	6.000% 01/01/2038 DD 12/01/07	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-3698	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-3721	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-3776	6.000% 01/01/2038 DD 01/01/08	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #G0-3781	6.000% 01/01/2038 DD 01/01/08	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #G0-3819	6.000% 01/01/2038 DD 01/01/08	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-3926	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-3941	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #G0-4170	6.000% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-4230	6.000% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	3

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #G0-4411	6.000% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-4576	6.000% 09/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #G0-4594	5.500% 01/01/2036 DD 08/01/08	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-4607	6.000% 09/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #G0-4645	6.000% 07/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-4713	6.000% 10/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #G0-4765	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #G0-4778	6.000% 07/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	120
FHLMC POOL #G0-4913	5.000% 03/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #G0-5124	6.000% 12/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	47
FHLMC POOL #G0-5326	5.000% 02/01/2038 DD 03/01/09	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-5369	6.000% 03/01/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-5421	5.000% 11/01/2035 DD 04/01/09	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-5572	5.000% 02/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	1,515
FHLMC POOL #G0-6066	6.000% 05/01/2040 DD 10/01/10	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #G0-6249	6.000% 05/01/2040 DD 02/01/11	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-6789	6.000% 05/01/2040 DD 10/01/11	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G0-6954	6.000% 05/01/2040 DD 04/01/12	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #G0-7028	4.000% 06/01/2042 DD 06/01/12	U. S. GOVERNMENT SECURITIES	1,077
FHLMC POOL #G0-7222	6.000% 04/01/2040 DD 11/01/12	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #G0-7343	5.500% 08/01/2040 DD 04/01/13	U. S. GOVERNMENT SECURITIES	399
FHLMC POOL #G0-7505	7.000% 02/01/2039 DD 11/01/13	U. S. GOVERNMENT SECURITIES	423
FHLMC POOL #G0-7784	4.000% 07/01/2044 DD 07/01/14	U. S. GOVERNMENT SECURITIES	1,200
FHLMC POOL #G0-8072	5.000% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #G0-8079	5.000% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G0-8372	4.500% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	283
FHLMC POOL #G0-8521	3.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	55
FHLMC POOL #G0-8537	3.000% 07/01/2043 DD 07/01/13	U. S. GOVERNMENT SECURITIES	229
FHLMC POOL #G0-8698	3.500% 03/01/2046 DD 03/01/16	U. S. GOVERNMENT SECURITIES	7,572
FHLMC POOL #G0-8706	3.500% 05/01/2046 DD 05/01/16	U. S. GOVERNMENT SECURITIES	7,175
FHLMC POOL #G1-1467	4.000% 09/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #G1-2205	4.500% 06/01/2021 DD 06/01/06	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #G1-3321	4.000% 04/01/2023 DD 10/01/08	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G1-4757	5.000% 06/01/2026 DD 05/01/13	U. S. GOVERNMENT SECURITIES	338
FHLMC POOL #G1-8090	5.500% 12/01/2020 DD 12/01/05	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #G1-8114	5.500% 05/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G1-8123	5.500% 06/01/2021 DD 06/01/06	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #G1-8494	2.500% 01/01/2029 DD 12/01/13	U. S. GOVERNMENT SECURITIES	942
FHLMC POOL #G1-8497	3.000% 01/01/2029 DD 01/01/14	U. S. GOVERNMENT SECURITIES	1,317
FHLMC POOL #G1-8515	2.500% 06/01/2029 DD 06/01/14	U. S. GOVERNMENT SECURITIES	636
FHLMC POOL #J0-0740	5.500% 12/01/2020 DD 12/01/05	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #J0-0990	4.500% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #J0-1088	5.000% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #J0-1878	5.500% 05/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #J0-2041	5.500% 06/01/2020 DD 06/01/05	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #J0-2608	4.000% 10/01/2020 DD 10/01/05	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #J0-2698	5.500% 11/01/2020 DD 11/01/05	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #J0-3081	6.000% 07/01/2021 DD 07/01/06	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #J0-5315	5.000% 08/01/2022 DD 08/01/07	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #J0-7260	4.500% 03/01/2023 DD 03/01/08	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #J0-9311	4.500% 02/01/2024 DD 02/01/09	U. S. GOVERNMENT SECURITIES	33
FHLMC POOL #J1-0391	4.500% 07/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #J1-0877	4.500% 10/01/2024 DD 09/01/09	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #J1-1216	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #J1-1236	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #J1-1244	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #J1-1246	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #J1-1251	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #J1-3542	3.500% 11/01/2025 DD 11/01/10	U. S. GOVERNMENT SECURITIES	150
FHLMC POOL #J1-4011	3.500% 01/01/2026 DD 12/01/10	U. S. GOVERNMENT SECURITIES	700
FHLMC POOL #J1-5170	3.500% 05/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	204
FHLMC POOL #J1-5501	4.000% 05/01/2026 DD 05/01/11	U. S. GOVERNMENT SECURITIES	163
FHLMC POOL #J1-7166	3.000% 11/01/2026 DD 11/01/11	U. S. GOVERNMENT SECURITIES	339
FHLMC POOL #J2-1433	2.500% 12/01/2027 DD 11/01/12	U. S. GOVERNMENT SECURITIES	1,875
FHLMC POOL #J2-1441	2.500% 12/01/2027 DD 11/01/12	U. S. GOVERNMENT SECURITIES	617
FHLMC POOL #J2-1655	2.500% 12/01/2027 DD 12/01/12	U. S. GOVERNMENT SECURITIES	830
FHLMC POOL #J2-3069	2.500% 03/01/2028 DD 03/01/13	U. S. GOVERNMENT SECURITIES	1,673
FHLMC POOL #J2-3784	3.000% 05/01/2028 DD 05/01/13	U. S. GOVERNMENT SECURITIES	589
FHLMC POOL #J2-3984	3.000% 05/01/2028 DD 05/01/13	U. S. GOVERNMENT SECURITIES	818
FHLMC POOL #J2-4752	3.000% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	1,152
FHLMC POOL #J2-5251	3.000% 08/01/2028 DD 08/01/13	U. S. GOVERNMENT SECURITIES	2,387
FHLMC POOL #J2-6499	3.500% 11/01/2028 DD 11/01/13	U. S. GOVERNMENT SECURITIES	688
FHLMC POOL #J2-7964	3.000% 04/01/2029 DD 04/01/14	U. S. GOVERNMENT SECURITIES	724
FHLMC POOL #J2-7984	3.000% 04/01/2029 DD 04/01/14	U. S. GOVERNMENT SECURITIES	2,249

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FHLMC POOL #J2-9885	2.500% 11/01/2029 DD 11/01/14	U. S. GOVERNMENT SECURITIES	1,498
FHLMC POOL #J3-4500	2.500% 06/01/2031 DD 05/01/16	U. S. GOVERNMENT SECURITIES	1,424
FHLMC POOL #J3-5097	2.500% 08/01/2031 DD 08/01/16	U. S. GOVERNMENT SECURITIES	488
FHLMC POOL #Q0-0632	5.000% 05/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	362
FHLMC POOL #Q0-0876	4.500% 05/01/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	188
FHLMC POOL #Q0-9011	4.000% 06/01/2042 DD 06/01/12	U. S. GOVERNMENT SECURITIES	74
FHLMC POOL #Q1-4038	3.500% 12/01/2042 DD 12/01/12	U. S. GOVERNMENT SECURITIES	342
FHLMC POOL #Q1-4508	3.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	973
FHLMC POOL #Q1-4855	3.500% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	654
FHLMC POOL #Q1-5884	3.000% 02/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	2,055
FHLMC POOL #Q3-8643	3.500% 02/01/2046 DD 02/01/16	U. S. GOVERNMENT SECURITIES	3,039
FHLMC POOL #U9-0065	3.500% 08/01/2042 DD 08/01/12	U. S. GOVERNMENT SECURITIES	375
FHLMC POOL #U9-5026	3.500% 07/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	352
FHLMC POOL #V6-0613	2.500% 09/01/2029 DD 09/01/14	U. S. GOVERNMENT SECURITIES	794
FHLMC POOL #V8-0167	3.000% 07/01/2043 DD 06/01/13	U. S. GOVERNMENT SECURITIES	2,362
FHLMC POOL #V8-0804	6.000% 01/01/2039 DD 11/01/13	U. S. GOVERNMENT SECURITIES	30
FHLMC MULTICLASS CT	VAR RT 05/25/2022 DD 09/01/12	U. S. GOVERNMENT SECURITIES	593
FHLMC MULTICLASS CT	VAR RT 07/25/2024 DD 09/01/14	U. S. GOVERNMENT SECURITIES	685
FHLMC MULTICLASS CTF K037 A2	3.490% 01/25/2024 DD 03/01/14	U. S. GOVERNMENT SECURITIES	527
FHLMC MULTICLASS MT	VAR RT 12/25/2018 DD 04/01/12	U. S. GOVERNMENT SECURITIES	203
FHLMC MULTICLASS MT K037 X1 IO	VAR RT 01/25/2024 DD 03/01/14	U. S. GOVERNMENT SECURITIES	1,225
FHLMC MULTICLASS MTG	VAR RT 07/15/2041 DD 12/01/16	U. S. GOVERNMENT SECURITIES	800
FHLMC MULTICLASS MTG 2395 FT	VAR RT 12/15/2031 DD 12/15/01	U. S. GOVERNMENT SECURITIES	13
FHLMC MULTICLASS MTG 3530 DB	4.000% 05/15/2024 DD 05/01/09	U. S. GOVERNMENT SECURITIES	2,292
FHLMC MULTICLASS MTG 3820 DA	4.000% 11/15/2035 DD 03/01/11	U. S. GOVERNMENT SECURITIES	1,084
FHLMC MULTICLASS MTG 3843 FE	VAR RT 04/15/2041 DD 04/15/11	U. S. GOVERNMENT SECURITIES	894
FHLMC MULTICLASS MTG 3843 FG	VAR RT 04/15/2041 DD 04/15/11	U. S. GOVERNMENT SECURITIES	894
FHLMC MULTICLASS MTG 4585 DA	3.000% 06/15/2045 DD 05/01/16	U. S. GOVERNMENT SECURITIES	1,042
FHLMC MULTICLASS MTG 4594 PA	3.000% 11/15/2044 DD 06/01/16	U. S. GOVERNMENT SECURITIES	1,111
FHLMC MULTICLASS MTG 4604 HA	2.500% 05/15/2045 DD 08/01/16	U. S. GOVERNMENT SECURITIES	751
FHLMC MULTICLASS MTG K025 X1	VAR RT 10/25/2022 DD 02/01/13	U. S. GOVERNMENT SECURITIES	168
FHLMC MULTICLASS MTG K058 A2	2.653% 09/25/2049 DD 11/01/16	U. S. GOVERNMENT SECURITIES	54
FHLMC MULTICLASS MTG K504 A2	VAR RT 09/25/2020 DD 01/01/16	U. S. GOVERNMENT SECURITIES	1,017
FHLMC MULTICLASS MTG K714 A2	VAR RT 10/25/2020 DD 01/01/14	U. S. GOVERNMENT SECURITIES	932
FHLMC MULTICLASS MTG K716 A2	3.130% 06/25/2021 DD 09/01/14	U. S. GOVERNMENT SECURITIES	2,704
FHLMC MULTICLASS MTG K717 A2	2.991% 09/25/2021 DD 12/01/14	U. S. GOVERNMENT SECURITIES	3,101
FHLMC MULTICLASS MTG KC01 A1	1.981% 10/25/2022 DD 05/01/16	U. S. GOVERNMENT SECURITIES	1,588
FHLMC MULTICLASS MTG KF15 A	VAR RT 02/25/2023 DD 04/25/16	U. S. GOVERNMENT SECURITIES	2,102
FHLMC MULTICLASS MTG KJ02 A2	2.597% 09/25/2020 DD 11/01/15	U. S. GOVERNMENT SECURITIES	1,833
FHLMC MULTICLASS MTG KJ05 A1	1.418% 05/25/2021 DD 06/01/16	U. S. GOVERNMENT SECURITIES	1,654
FHLMC MULTICLASS MTG KJ06 CL A	2.272% 01/25/2023 DD 07/01/16	U. S. GOVERNMENT SECURITIES	714
FHLMC MULTICLASS MTG KP01 A2	1.720% 01/25/2019 DD 10/01/12	U. S. GOVERNMENT SECURITIES	1,706
FHLMC MULTICLASS MTG KS01 A2	2.522% 01/25/2023 DD 05/01/13	U. S. GOVERNMENT SECURITIES	1,702
FIDELITY NATIONAL INFORMATION	3.500% 04/15/2023 DD 04/15/13	CORPORATE DEBT INSTRUMENTS	25
FIDELITY NATIONAL INFORMATION	5.000% 10/15/2025 DD 10/20/15	CORPORATE DEBT INSTRUMENTS	53
FIDELITY NATIONAL INFORMATION	2.850% 10/15/2018 DD 10/20/15	CORPORATE DEBT INSTRUMENTS	229
FIDELITY NATIONAL INFORMATION	2.850% 10/15/2018 DD 10/20/15	CORPORATE DEBT INSTRUMENTS	443
FIDELITY NATIONAL INFORMATION	3.625% 10/15/2020 DD 10/20/15	CORPORATE DEBT INSTRUMENTS	492
FIDELITY NATIONAL INFORMATION	3.625% 10/15/2020 DD 10/20/15	CORPORATE DEBT INSTRUMENTS	600
FIFTH THIRD BANK/CINCINNATI OH	2.150% 08/20/2018 DD 08/20/15	CORPORATE DEBT INSTRUMENTS	208
FIFTH THIRD BANK/CINCINNATI OH	1.350% 06/01/2017 DD 04/25/14	CORPORATE DEBT INSTRUMENTS	2,026
FLAGSHIP VII LTD 7A A1 144A	VAR RT 01/20/2026 DD 02/05/14	CORPORATE DEBT INSTRUMENTS	998
FLIR SYSTEMS INC	3.125% 06/15/2021 DD 06/10/16	CORPORATE DEBT INSTRUMENTS	226
FMS WERTMANAGEMENT AOER	1.625% 11/20/2018 DD 11/20/13	OTHER INVESTMENTS	1,155
FNMA POOL #0050947	7.000% 12/01/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0190273	7.000% 08/01/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0190298	8.500% 12/01/2025 DD 02/01/98	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0223563	7.000% 07/01/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0229351	7.000% 09/01/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0236355	7.000% 09/01/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0250060	7.500% 06/01/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250360	8.000% 10/01/2025 DD 09/01/95	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0250460	7.000% 02/01/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250641	7.500% 08/01/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250776	9.500% 09/01/2026 DD 08/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0251142	9.000% 06/01/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0251191	7.500% 09/01/2027 DD 08/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0251298	7.500% 11/01/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0252498	7.000% 06/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0252646	7.000% 08/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0252717	7.500% 09/01/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0253346	7.500% 06/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0253347	8.000% 06/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0253642	7.000% 02/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	2

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0253683	7.500% 01/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	31
FNMA POOL #0254197	5.500% 02/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0254591	5.500% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0254665	6.000% 02/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0254684	5.000% 03/01/2018 DD 02/01/03	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0254803	5.000% 07/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0254987	5.000% 12/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0255077	5.000% 01/01/2019 DD 12/01/03	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0255079	5.000% 02/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	32
FNMA POOL #0255275	4.500% 07/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0255316	5.000% 07/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0256277	5.500% 06/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0256360	7.000% 08/01/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0256517	6.000% 12/01/2026 DD 11/01/06	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0256681	5.000% 04/01/2017 DD 03/01/07	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0256755	5.000% 06/01/2017 DD 05/01/07	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0256811	7.000% 07/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0257564	4.500% 01/01/2024 DD 12/01/08	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0276471	7.000% 03/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0280299	7.500% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0291181	9.500% 07/01/2024 DD 08/01/94	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0303020	7.000% 10/01/2024 DD 10/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0303156	7.000% 12/01/2023 DD 01/01/95	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0303223	7.000% 11/01/2024 DD 03/01/95	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0303712	7.000% 02/01/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0303890	7.000% 05/01/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0305160	9.500% 02/01/2025 DD 01/01/95	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0318091	7.500% 08/01/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0320080	7.000% 08/01/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0328940	8.000% 12/01/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0343472	7.000% 04/01/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0346369	7.000% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0353309	7.500% 12/01/2025 DD 07/01/96	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0357850	5.500% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0357922	5.000% 08/01/2020 DD 08/01/05	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0370299	7.500% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0393168	7.000% 07/01/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0393187	8.000% 08/01/2027 DD 08/01/97	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0395815	7.000% 11/01/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0397073	7.000% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0412145	7.500% 01/01/2028 DD 01/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0420615	7.000% 12/01/2027 DD 03/01/98	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0431083	7.000% 07/01/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0434952	7.000% 07/01/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0443225	5.500% 10/01/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0506146	7.000% 08/01/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0509437	7.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0515271	7.500% 11/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0518567	7.500% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0519466	7.500% 11/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0524248	6.500% 07/01/2019 DD 12/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0528785	7.000% 01/01/2030 DD 01/01/00	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0535332	8.500% 04/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0539263	7.500% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0543562	7.500% 06/01/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0545903	5.500% 09/01/2017 DD 08/01/02	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0545994	7.000% 10/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0553064	9.000% 09/01/2030 DD 09/01/00	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0553553	7.000% 09/01/2030 DD 09/01/00	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0555326	5.500% 04/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	52
FNMA POOL #0564574	7.000% 03/01/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0571917	7.000% 04/01/2031 DD 04/01/01	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0617275	5.500% 01/01/2032 DD 12/01/01	U. S. GOVERNMENT SECURITIES	60
FNMA POOL #0623127	5.500% 01/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0631323	5.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0632248	7.000% 04/01/2032 DD 04/01/02	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0635811	8.000% 04/01/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0651897	7.000% 08/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0668036	5.000% 10/01/2017 DD 10/01/02	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0689609	4.500% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0695926	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0713125	4.500% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0723406	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0725027	5.000% 11/01/2033 DD 12/01/03	U. S. GOVERNMENT SECURITIES	811

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0725228	6.000% 03/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	1,178
FNMA POOL #0727181	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0727279	4.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	48
FNMA POOL #0730332	4.000% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0731678	5.500% 01/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0739563	4.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	118
FNMA POOL #0743133	5.000% 10/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0746555	4.000% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0750478	6.000% 12/01/2033 DD 12/01/03	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0753939	4.500% 12/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0754270	5.500% 12/01/2018 DD 12/01/03	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0756196	5.500% 12/01/2033 DD 12/01/03	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0761353	5.000% 01/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0761517	4.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0765251	4.000% 03/01/2019 DD 03/01/04	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0766312	5.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0766335	5.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0769305	5.000% 02/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0773185	5.000% 06/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0773293	4.500% 04/01/2020 DD 04/01/05	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0775776	5.500% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0776974	5.500% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0777357	4.500% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0780204	5.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0781629	5.500% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0787098	4.500% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0807671	4.500% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0811034	5.000% 10/01/2019 DD 12/01/04	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0814887	5.000% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	48
FNMA POOL #0815505	4.500% 03/01/2020 DD 03/01/05	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0822815	5.500% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0828715	5.500% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0843378	5.000% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0844915	4.500% 11/01/2020 DD 11/01/05	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0845155	5.500% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0850955	7.000% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0865854	6.000% 03/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0870539	VAR RT 03/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	458
FNMA POOL #0888967	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	53
FNMA POOL #0889839	5.500% 12/01/2035 DD 08/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0889989	5.500% 04/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0891474	6.000% 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0896869	5.500% 04/01/2022 DD 04/01/07	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0911582	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0925992	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0930627	4.000% 02/01/2024 DD 02/01/09	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0931740	4.000% 08/01/2024 DD 08/01/09	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0931830	5.500% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	75
FNMA POOL #0932367	4.500% 01/01/2040 DD 12/01/09	U. S. GOVERNMENT SECURITIES	65
FNMA POOL #0934138	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0934624	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0935764	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0936566	5.500% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0950789	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0962122	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0963359	6.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0963450	6.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0964398	6.000% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	71
FNMA POOL #0968465	VAR RT 08/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	296
FNMA POOL #0970593	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0970704	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0970721	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0973159	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0981313	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0981354	4.500% 04/01/2023 DD 04/01/08	U. S. GOVERNMENT SECURITIES	32
FNMA POOL #0983367	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0984623	6.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0987081	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0991052	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0991909	6.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0993004	5.000% 01/01/2024 DD 12/01/08	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0995023	5.500% 08/01/2037 DD 10/01/08	U. S. GOVERNMENT SECURITIES	319
FNMA POOL #0995429	5.500% 09/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0995430	5.500% 09/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	15

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0995432	5.500% 10/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0AA0606	5.500% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0AA1321	6.000% 05/01/2033 DD 12/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0AA6923	4.500% 07/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0AA7740	4.000% 05/01/2024 DD 05/01/09	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0AA7750	4.000% 06/01/2024 DD 06/01/09	U. S. GOVERNMENT SECURITIES	524
FNMA POOL #0AB3378	3.500% 08/01/2026 DD 07/01/11	U. S. GOVERNMENT SECURITIES	810
FNMA POOL #0AB3493	4.500% 09/01/2041 DD 08/01/11	U. S. GOVERNMENT SECURITIES	247
FNMA POOL #0AB5575	3.000% 07/01/2027 DD 06/01/12	U. S. GOVERNMENT SECURITIES	1,632
FNMA POOL #0AB6068	3.500% 09/01/2042 DD 08/01/12	U. S. GOVERNMENT SECURITIES	102
FNMA POOL #0AB7795	2.500% 02/01/2028 DD 01/01/13	U. S. GOVERNMENT SECURITIES	563
FNMA POOL #0AB7848	3.000% 02/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	42
FNMA POOL #0AB8609	3.000% 03/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0AB8615	3.000% 03/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	269
FNMA POOL #0AB8700	3.000% 03/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	126
FNMA POOL #0AB8862	2.500% 04/01/2028 DD 03/01/13	U. S. GOVERNMENT SECURITIES	97
FNMA POOL #0AB9491	2.500% 05/01/2028 DD 05/01/13	U. S. GOVERNMENT SECURITIES	44
FNMA POOL #0AB9557	3.000% 06/01/2043 DD 05/01/13	U. S. GOVERNMENT SECURITIES	2,170
FNMA POOL #0AB9560	3.000% 05/01/2043 DD 05/01/13	U. S. GOVERNMENT SECURITIES	31
FNMA POOL #0AB9776	2.500% 07/01/2028 DD 06/01/13	U. S. GOVERNMENT SECURITIES	2,121
FNMA POOL #0AC0559	4.000% 10/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	158
FNMA POOL #0AC3658	4.500% 10/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	42
FNMA POOL #0AC4914	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0AC6109	4.500% 11/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0AC6135	4.500% 11/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	44
FNMA POOL #0AC6259	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	45
FNMA POOL #0AC6600	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0AC6609	4.500% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0AC6788	4.000% 12/01/2024 DD 12/01/09	U. S. GOVERNMENT SECURITIES	116
FNMA POOL #0AC6939	4.000% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	192
FNMA POOL #0AC7275	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0AC7276	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0AC7642	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0AC9032	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0AD0332	5.500% 07/01/2038 DD 10/01/09	U. S. GOVERNMENT SECURITIES	92
FNMA POOL #0AD0336	5.000% 02/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	422
FNMA POOL #0AD0585	4.500% 12/01/2039 DD 12/01/09	U. S. GOVERNMENT SECURITIES	267
FNMA POOL #0AD0826	5.500% 02/01/2038 DD 03/01/10	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0AD3859	4.000% 03/01/2025 DD 03/01/10	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0AD3942	4.000% 05/01/2025 DD 04/01/10	U. S. GOVERNMENT SECURITIES	56
FNMA POOL #0AD5137	3.500% 03/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	169
FNMA POOL #0AD5139	4.000% 03/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	72
FNMA POOL #0AD5163	5.000% 07/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0AD6896	5.000% 06/01/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0AD7155	4.500% 07/01/2025 DD 07/01/10	U. S. GOVERNMENT SECURITIES	1,090
FNMA POOL #0AD8427	4.000% 09/01/2025 DD 09/01/10	U. S. GOVERNMENT SECURITIES	98
FNMA POOL #0AD9201	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0AE0096	5.500% 07/01/2025 DD 06/01/10	U. S. GOVERNMENT SECURITIES	364
FNMA POOL #0AE3049	4.500% 09/01/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	881
FNMA POOL #0AE5439	4.000% 10/01/2040 DD 10/01/10	U. S. GOVERNMENT SECURITIES	389
FNMA POOL #0AH6958	VAR RT 02/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0AI5505	3.500% 07/01/2026 DD 07/01/11	U. S. GOVERNMENT SECURITIES	2,096
FNMA POOL #0AI5958	4.000% 06/01/2026 DD 06/01/11	U. S. GOVERNMENT SECURITIES	485
FNMA POOL #0AJ9919	4.000% 01/01/2042 DD 02/01/12	U. S. GOVERNMENT SECURITIES	77
FNMA POOL #0AK1140	3.000% 02/01/2027 DD 02/01/12	U. S. GOVERNMENT SECURITIES	1,429
FNMA POOL #0AK1608	3.000% 01/01/2027 DD 01/01/12	U. S. GOVERNMENT SECURITIES	531
FNMA POOL #0AK5677	VAR RT 02/01/2042 DD 02/01/12	U. S. GOVERNMENT SECURITIES	247
FNMA POOL #0AK6790	3.500% 03/01/2027 DD 03/01/12	U. S. GOVERNMENT SECURITIES	1,034
FNMA POOL #0AL0054	4.500% 02/01/2041 DD 03/01/11	U. S. GOVERNMENT SECURITIES	1,780
FNMA POOL #0AL0533	VAR RT 07/01/2041 DD 07/01/11	U. S. GOVERNMENT SECURITIES	340
FNMA POOL #0AL1495	4.000% 09/01/2026 DD 02/01/12	U. S. GOVERNMENT SECURITIES	569
FNMA POOL #0AL1674	VAR RT 05/01/2042 DD 05/01/12	U. S. GOVERNMENT SECURITIES	447
FNMA POOL #0AL2293	4.521% 06/01/2021 DD 08/01/12	U. S. GOVERNMENT SECURITIES	962
FNMA POOL #0AL2492	VAR RT 10/01/2042 DD 09/01/12	U. S. GOVERNMENT SECURITIES	2,216
FNMA POOL #0AL2935	3.500% 02/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0AL3093	3.500% 02/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	116
FNMA POOL #0AL4168	2.500% 09/01/2028 DD 09/01/13	U. S. GOVERNMENT SECURITIES	943
FNMA POOL #0AL4246	3.500% 11/01/2026 DD 09/01/13	U. S. GOVERNMENT SECURITIES	1,085
FNMA POOL #0AL4316	7.000% 03/01/2039 DD 11/01/13	U. S. GOVERNMENT SECURITIES	249
FNMA POOL #0AL4452	4.000% 11/01/2043 DD 11/01/13	U. S. GOVERNMENT SECURITIES	258
FNMA POOL #0AL4464	2.500% 06/01/2028 DD 11/01/13	U. S. GOVERNMENT SECURITIES	1,363
FNMA POOL #0AL5376	4.000% 05/01/2044 DD 05/01/14	U. S. GOVERNMENT SECURITIES	1,045
FNMA POOL #0AL5548	VAR RT 05/01/2038 DD 07/01/14	U. S. GOVERNMENT SECURITIES	914
FNMA POOL #0AL6389	4.000% 01/01/2045 DD 01/01/15	U. S. GOVERNMENT SECURITIES	2,869

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0AL7162	VAR RT 09/01/2042 DD 07/01/15	U. S. GOVERNMENT SECURITIES	3,229
FNMA POOL #0AL7495	3.500% 10/01/2045 DD 10/01/15	U. S. GOVERNMENT SECURITIES	647
FNMA POOL #0AL7951	3.500% 01/01/2046 DD 01/01/16	U. S. GOVERNMENT SECURITIES	589
FNMA POOL #0AL9318	4.000% 10/01/2043 DD 10/01/16	U. S. GOVERNMENT SECURITIES	2,007
FNMA POOL #0AO6482	VAR RT 07/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0AO7976	3.000% 06/01/2027 DD 06/01/12	U. S. GOVERNMENT SECURITIES	518
FNMA POOL #0AP0006	VAR RT 07/01/2042 DD 07/01/12	U. S. GOVERNMENT SECURITIES	87
FNMA POOL #0AP6247	2.500% 10/01/2027 DD 10/01/12	U. S. GOVERNMENT SECURITIES	817
FNMA POOL #0AP6647	3.000% 10/01/2027 DD 09/01/12	U. S. GOVERNMENT SECURITIES	2,749
FNMA POOL #0AP8673	3.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	309
FNMA POOL #0AQ0556	3.000% 11/01/2042 DD 11/01/12	U. S. GOVERNMENT SECURITIES	586
FNMA POOL #0AQ4372	2.500% 11/01/2027 DD 10/01/12	U. S. GOVERNMENT SECURITIES	568
FNMA POOL #0AQ4772	2.500% 12/01/2027 DD 12/01/12	U. S. GOVERNMENT SECURITIES	226
FNMA POOL #0AQ6565	3.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	132
FNMA POOL #0AQ8075	3.000% 01/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0AQ9026	2.500% 12/01/2027 DD 12/01/12	U. S. GOVERNMENT SECURITIES	607
FNMA POOL #0AR2627	3.000% 02/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	126
FNMA POOL #0AR5578	3.000% 02/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	333
FNMA POOL #0AR5858	3.000% 02/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	42
FNMA POOL #0AR5876	3.000% 02/01/2043 DD 01/01/13	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0AR7488	3.000% 03/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0AR7721	2.500% 02/01/2028 DD 02/01/13	U. S. GOVERNMENT SECURITIES	450
FNMA POOL #0AR8580	3.500% 06/01/2043 DD 06/01/13	U. S. GOVERNMENT SECURITIES	121
FNMA POOL #0AR9218	3.000% 03/01/2043 DD 03/01/13	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0AR9609	3.000% 03/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0AR9658	3.000% 02/01/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0AS0044	3.000% 07/01/2043 DD 07/01/13	U. S. GOVERNMENT SECURITIES	6,632
FNMA POOL #0AS0941	2.500% 11/01/2028 DD 10/01/13	U. S. GOVERNMENT SECURITIES	284
FNMA POOL #0AS1767	4.000% 02/01/2044 DD 01/01/14	U. S. GOVERNMENT SECURITIES	674
FNMA POOL #0AS3097	3.500% 08/01/2044 DD 07/01/14	U. S. GOVERNMENT SECURITIES	114
FNMA POOL #0AS3133	3.500% 08/01/2044 DD 07/01/14	U. S. GOVERNMENT SECURITIES	1,958
FNMA POOL #0AS3465	3.000% 10/01/2029 DD 09/01/14	U. S. GOVERNMENT SECURITIES	3,162
FNMA POOL #0AS4312	2.500% 01/01/2030 DD 01/01/15	U. S. GOVERNMENT SECURITIES	1,608
FNMA POOL #0AS4373	3.500% 02/01/2045 DD 01/01/15	U. S. GOVERNMENT SECURITIES	858
FNMA POOL #0AS4786	3.000% 04/01/2045 DD 03/01/15	U. S. GOVERNMENT SECURITIES	658
FNMA POOL #0AS4943	2.500% 09/01/2029 DD 04/01/15	U. S. GOVERNMENT SECURITIES	1,975
FNMA POOL #0AS5103	3.000% 06/01/2030 DD 05/01/15	U. S. GOVERNMENT SECURITIES	6,426
FNMA POOL #0AS5104	3.500% 06/01/2045 DD 05/01/15	U. S. GOVERNMENT SECURITIES	997
FNMA POOL #0AS5138	3.000% 06/01/2030 DD 05/01/15	U. S. GOVERNMENT SECURITIES	2,164
FNMA POOL #0AS5175	3.500% 06/01/2045 DD 05/01/15	U. S. GOVERNMENT SECURITIES	1,846
FNMA POOL #0AS5302	2.500% 07/01/2030 DD 06/01/15	U. S. GOVERNMENT SECURITIES	3,656
FNMA POOL #0AS6198	3.500% 11/01/2045 DD 10/01/15	U. S. GOVERNMENT SECURITIES	5,624
FNMA POOL #0AS6652	3.500% 02/01/2046 DD 01/01/16	U. S. GOVERNMENT SECURITIES	6,729
FNMA POOL #0AS7693	2.000% 08/01/2031 DD 07/01/16	U. S. GOVERNMENT SECURITIES	3,066
FNMA POOL #0AS8487	3.000% 12/01/2046 DD 12/01/16	U. S. GOVERNMENT SECURITIES	754
FNMA POOL #0AS8489	3.000% 12/01/2046 DD 12/01/16	U. S. GOVERNMENT SECURITIES	694
FNMA POOL #0AS8509	3.000% 12/01/2046 DD 12/01/16	U. S. GOVERNMENT SECURITIES	742
FNMA POOL #0AT0181	3.000% 03/01/2043 DD 03/01/13	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0AT1824	3.000% 05/01/2043 DD 04/01/13	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0AT2062	2.500% 04/01/2028 DD 04/01/13	U. S. GOVERNMENT SECURITIES	855
FNMA POOL #0AT2720	3.000% 05/01/2043 DD 05/01/13	U. S. GOVERNMENT SECURITIES	1,916
FNMA POOL #0AT3100	3.500% 04/01/2043 DD 04/01/13	U. S. GOVERNMENT SECURITIES	44
FNMA POOL #0AT4350	3.000% 07/01/2043 DD 07/01/13	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0AT5130	3.000% 04/01/2043 DD 04/01/13	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0AT5177	3.000% 05/01/2043 DD 04/01/13	U. S. GOVERNMENT SECURITIES	109
FNMA POOL #0AT5600	3.500% 05/01/2043 DD 04/01/13	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0AT5900	3.000% 06/01/2043 DD 06/01/13	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0AT6764	3.000% 07/01/2043 DD 07/01/13	U. S. GOVERNMENT SECURITIES	685
FNMA POOL #0AT9916	3.000% 07/01/2043 DD 07/01/13	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0AT9958	2.500% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	325
FNMA POOL #0AU0106	3.000% 05/01/2043 DD 06/01/13	U. S. GOVERNMENT SECURITIES	50
FNMA POOL #0AU0153	3.500% 08/01/2043 DD 08/01/13	U. S. GOVERNMENT SECURITIES	97
FNMA POOL #0AU0163	3.000% 06/01/2043 DD 06/01/13	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0AU1661	2.500% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	68
FNMA POOL #0AU1661	2.500% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	548
FNMA POOL #0AU2249	3.000% 07/01/2043 DD 07/01/13	U. S. GOVERNMENT SECURITIES	36
FNMA POOL #0AU2253	2.500% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	286
FNMA POOL #0AU2294	2.500% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	41
FNMA POOL #0AU2491	2.500% 08/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	160
FNMA POOL #0AU2619	2.500% 08/01/2028 DD 08/01/13	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0AU2674	3.000% 10/01/2043 DD 10/01/13	U. S. GOVERNMENT SECURITIES	71
FNMA POOL #0AU3173	3.000% 07/01/2043 DD 07/01/13	U. S. GOVERNMENT SECURITIES	58
FNMA POOL #0AU3609	2.500% 07/01/2028 DD 07/01/13	U. S. GOVERNMENT SECURITIES	328
FNMA POOL #0AU3779	2.500% 08/01/2028 DD 08/01/13	U. S. GOVERNMENT SECURITIES	25

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA POOL #0AU5934	2.500% 09/01/2028 DD 08/01/13	U. S. GOVERNMENT SECURITIES	446
FNMA POOL #0AU8434	3.000% 09/01/2043 DD 09/01/13	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0AU8673	VAR RT 02/01/2044 DD 02/01/14	U. S. GOVERNMENT SECURITIES	234
FNMA POOL #0AV0371	2.500% 01/01/2029 DD 01/01/14	U. S. GOVERNMENT SECURITIES	328
FNMA POOL #0AV0634	3.000% 11/01/2028 DD 11/01/13	U. S. GOVERNMENT SECURITIES	1,464
FNMA POOL #0AV1725	3.000% 11/01/2028 DD 11/01/13	U. S. GOVERNMENT SECURITIES	2,318
FNMA POOL #0AV5173	3.000% 11/01/2028 DD 11/01/13	U. S. GOVERNMENT SECURITIES	966
FNMA POOL #0AV5543	2.500% 01/01/2029 DD 01/01/14	U. S. GOVERNMENT SECURITIES	87
FNMA POOL #0AV8205	3.500% 01/01/2029 DD 02/01/14	U. S. GOVERNMENT SECURITIES	1,290
FNMA POOL #0AV9636	VAR RT 04/01/2044 DD 03/01/14	U. S. GOVERNMENT SECURITIES	491
FNMA POOL #0AW3557	3.000% 05/01/2029 DD 05/01/14	U. S. GOVERNMENT SECURITIES	1,519
FNMA POOL #0AW5850	3.000% 05/01/2029 DD 05/01/14	U. S. GOVERNMENT SECURITIES	2,196
FNMA POOL #0AW8645	4.000% 07/01/2044 DD 07/01/14	U. S. GOVERNMENT SECURITIES	1,122
FNMA POOL #0AX3512	3.500% 10/01/2044 DD 10/01/14	U. S. GOVERNMENT SECURITIES	433
FNMA POOL #0AX4887	4.000% 12/01/2044 DD 12/01/14	U. S. GOVERNMENT SECURITIES	99
FNMA POOL #0AX5782	2.500% 10/01/2029 DD 10/01/14	U. S. GOVERNMENT SECURITIES	2,686
FNMA POOL #0AX7645	4.000% 12/01/2044 DD 12/01/14	U. S. GOVERNMENT SECURITIES	227
FNMA POOL #0AX7714	3.500% 02/01/2045 DD 02/01/15	U. S. GOVERNMENT SECURITIES	36
FNMA POOL #0AX8624	3.500% 02/01/2045 DD 02/01/15	U. S. GOVERNMENT SECURITIES	229
FNMA POOL #0AY0516	3.500% 01/01/2045 DD 01/01/15	U. S. GOVERNMENT SECURITIES	250
FNMA POOL #0AY4203	3.500% 05/01/2045 DD 05/01/15	U. S. GOVERNMENT SECURITIES	152
FNMA POOL #0AY4286	3.500% 02/01/2045 DD 02/01/15	U. S. GOVERNMENT SECURITIES	308
FNMA POOL #0AY4293	3.500% 02/01/2045 DD 02/01/15	U. S. GOVERNMENT SECURITIES	337
FNMA POOL #0AY4450	3.500% 02/01/2045 DD 02/01/15	U. S. GOVERNMENT SECURITIES	32
FNMA POOL #0AY6303	3.500% 02/01/2045 DD 03/01/15	U. S. GOVERNMENT SECURITIES	97
FNMA POOL #0AZ1223	3.500% 06/01/2045 DD 06/01/15	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0AZ1367	3.500% 05/01/2045 DD 05/01/15	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0AZ2219	3.000% 09/01/2030 DD 08/01/15	U. S. GOVERNMENT SECURITIES	1,862
FNMA POOL #0AZ2619	3.500% 08/01/2045 DD 08/01/15	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0AZ2637	3.500% 09/01/2045 DD 09/01/15	U. S. GOVERNMENT SECURITIES	46
FNMA POOL #0AZ2665	3.500% 10/01/2045 DD 10/01/15	U. S. GOVERNMENT SECURITIES	53
FNMA POOL #0AZ4234	3.000% 06/01/2030 DD 06/01/15	U. S. GOVERNMENT SECURITIES	1,416
FNMA POOL #0AZ5291	2.500% 07/01/2030 DD 07/01/15	U. S. GOVERNMENT SECURITIES	1,205
FNMA POOL #0BA2899	3.500% 11/01/2045 DD 11/01/15	U. S. GOVERNMENT SECURITIES	87
FNMA POOL #0BA5324	3.500% 11/01/2045 DD 11/01/15	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0BC0167	3.500% 01/01/2046 DD 01/01/16	U. S. GOVERNMENT SECURITIES	1,060
FNMA POOL #0BC0255	2.500% 02/01/2031 DD 02/01/16	U. S. GOVERNMENT SECURITIES	1,706
FNMA POOL #0BC1332	3.500% 01/01/2046 DD 01/01/16	U. S. GOVERNMENT SECURITIES	1,037
FNMA POOL #0BC4731	3.500% 10/01/2046 DD 10/01/16	U. S. GOVERNMENT SECURITIES	4,941
FNMA POOL #0BC4752	3.000% 10/01/2046 DD 10/01/16	U. S. GOVERNMENT SECURITIES	282
FNMA POOL #0BC9367	3.500% 06/01/2046 DD 05/01/16	U. S. GOVERNMENT SECURITIES	358
FNMA POOL #0BD0824	3.000% 10/01/2046 DD 09/01/16	U. S. GOVERNMENT SECURITIES	117
FNMA POOL #0BD6102	3.000% 10/01/2046 DD 10/01/16	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0BD6533	3.000% 10/01/2046 DD 10/01/16	U. S. GOVERNMENT SECURITIES	89
FNMA POOL #0BD6718	3.000% 09/01/2046 DD 08/01/16	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0BD7645	3.000% 11/01/2046 DD 11/01/16	U. S. GOVERNMENT SECURITIES	72
FNMA POOL #0BD8002	3.000% 09/01/2046 DD 09/01/16	U. S. GOVERNMENT SECURITIES	145
FNMA POOL #0BD9640	3.000% 11/01/2046 DD 11/01/16	U. S. GOVERNMENT SECURITIES	274
FNMA POOL #0BE3281	3.000% 11/01/2046 DD 11/01/16	U. S. GOVERNMENT SECURITIES	231
FNMA POOL #0BF0035	4.000% 04/01/2055 DD 09/01/16	U. S. GOVERNMENT SECURITIES	1,425
FNMA POOL #0BF0037	4.000% 06/01/2055 DD 09/01/16	U. S. GOVERNMENT SECURITIES	1,440
FNMA POOL #0BF0064	4.000% 09/01/2055 DD 10/01/16	U. S. GOVERNMENT SECURITIES	1,908
FNMA POOL #0FN0013	3.462% 01/01/2018 DD 03/01/11	U. S. GOVERNMENT SECURITIES	1,739
FNMA POOL #0FN0014	3.104% 01/01/2018 DD 03/01/11	U. S. GOVERNMENT SECURITIES	847
FNMA POOL #0MA0500	5.000% 08/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	160
FNMA POOL #0MA0669	3.500% 03/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	198
FNMA GTD REMIC P/T 02-34 FE	VAR RT 05/18/2032 DD 04/18/02	U. S. GOVERNMENT SECURITIES	11
FNMA GTD REMIC P/T 10-49 FB	VAR RT 05/25/2040 DD 04/25/10	U. S. GOVERNMENT SECURITIES	1,330
FNMA GTD REMIC P/T 11-52 GB	5.000% 06/25/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	591
FNMA GTD REMIC P/T 11-99 DB	5.000% 10/25/2041 DD 09/01/11	U. S. GOVERNMENT SECURITIES	766
FNMA GTD REMIC P/T 12-111 B	7.000% 10/25/2042 DD 09/01/12	U. S. GOVERNMENT SECURITIES	128
FNMA GTD REMIC P/T 14-M9 AB2	VAR RT 07/25/2024 DD 08/01/14	U. S. GOVERNMENT SECURITIES	1,623
FNMA GTD REMIC P/T 15-87 BF	VAR RT 12/25/2045 DD 11/25/15	U. S. GOVERNMENT SECURITIES	524
FNMA GTD REMIC P/T 15-92 PA	2.500% 12/25/2041 DD 11/01/15	U. S. GOVERNMENT SECURITIES	326
FNMA GTD REMIC P/T 15-M12 A1	2.331% 05/25/2025 DD 09/01/15	U. S. GOVERNMENT SECURITIES	1,618
FNMA GTD REMIC P/T 15-M3 AB1	2.141% 10/25/2024 DD 02/01/15	U. S. GOVERNMENT SECURITIES	706
FNMA GTD REMIC P/T 15-M7 AB1	1.897% 12/25/2024 DD 04/01/15	U. S. GOVERNMENT SECURITIES	710
FNMA GTD REMIC P/T 15-M8 AB1	2.097% 01/25/2025 DD 05/01/15	U. S. GOVERNMENT SECURITIES	540
FNMA GTD REMIC P/T 16-11 GA	2.500% 03/25/2046 DD 02/01/16	U. S. GOVERNMENT SECURITIES	1,864
FNMA GTD REMIC P/T 16-M11 AB1	1.886% 07/25/2026 DD 10/01/16	U. S. GOVERNMENT SECURITIES	795
FNMA GTD REMIC P/T 16-M12 AB1	1.931% 09/25/2026 DD 11/01/16	U. S. GOVERNMENT SECURITIES	796
FNMA GTD REMIC P/T 16-M3 AB1	2.056% 02/25/2026 DD 03/01/16	U. S. GOVERNMENT SECURITIES	970
FNMA GTD REMIC P/T 16-M5 A2	2.464% 04/25/2026 DD 05/01/16	U. S. GOVERNMENT SECURITIES	240
FNMA GTD REMIC P/T 16-M6 AB1	1.946% 05/25/2026 DD 06/01/16	U. S. GOVERNMENT SECURITIES	945

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
FNMA GTD REMIC P/T 16-M9 A2	2.292% 06/25/2026 DD 09/01/16	U. S. GOVERNMENT SECURITIES	253
FNMA GTD REMIC P/T 88-12 A	VAR RT 02/25/2018 DD 05/01/88	U. S. GOVERNMENT SECURITIES	1
FNMA GTD REMIC P/T 93-19 N	5.000% 02/25/2023 DD 02/01/93	U. S. GOVERNMENT SECURITIES	23
FNMA GTD REMIC P/T 99-W4 A9	6.250% 02/25/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	574
FORD CREDIT AUTO OWNE 1 A 144A	2.310% 08/15/2027 DD 02/26/16	CORPORATE DEBT INSTRUMENTS	1,697
FORD CREDIT AUTO OWNE 2 A 144A	2.030% 12/15/2027 DD 06/28/16	CORPORATE DEBT INSTRUMENTS	688
FORD CREDIT AUTO OWNE 2 A 144A	2.030% 12/15/2027 DD 06/28/16	CORPORATE DEBT INSTRUMENTS	1,475
FORD CREDIT FLOORPLAN MAS 5 A1	1.950% 11/15/2021 DD 12/13/16	CORPORATE DEBT INSTRUMENTS	1,395
FORD CREDIT FLOORPLAN MAS 5 A1	1.950% 11/15/2021 DD 12/13/16	CORPORATE DEBT INSTRUMENTS	1,644
FORD MOTOR CO	4.346% 12/08/2026 DD 12/08/16	CORPORATE DEBT INSTRUMENTS	71
FORD MOTOR CREDIT CO LLC	5.875% 08/02/2021 DD 08/01/11	CORPORATE DEBT INSTRUMENTS	221
FORD MOTOR CREDIT CO LLC	5.000% 05/15/2018 DD 05/03/11	CORPORATE DEBT INSTRUMENTS	286
FORD MOTOR CREDIT CO LLC	3.000% 06/12/2017 DD 06/12/12	CORPORATE DEBT INSTRUMENTS	317
FORD MOTOR CREDIT CO LLC	2.145% 01/09/2018 DD 01/09/15	CORPORATE DEBT INSTRUMENTS	325
FORD MOTOR CREDIT CO LLC	2.459% 03/27/2020 DD 03/27/15	CORPORATE DEBT INSTRUMENTS	355
FORD MOTOR CREDIT CO LLC	1.724% 12/06/2017 DD 06/06/14	CORPORATE DEBT INSTRUMENTS	360
FORD MOTOR CREDIT CO LLC	3.000% 06/12/2017 DD 06/12/12	CORPORATE DEBT INSTRUMENTS	433
FORD MOTOR CREDIT CO LLC	6.625% 08/15/2017 DD 08/04/10	CORPORATE DEBT INSTRUMENTS	453
FORD MOTOR CREDIT CO LLC	2.459% 03/27/2020 DD 03/27/15	CORPORATE DEBT INSTRUMENTS	518
FORD MOTOR CREDIT CO LLC	2.375% 01/16/2018 DD 01/11/13	CORPORATE DEBT INSTRUMENTS	653
FORD MOTOR CREDIT CO LLC	3.336% 03/18/2021 DD 03/18/16	CORPORATE DEBT INSTRUMENTS	1,007
FORD MOTOR CREDIT CO LLC	1.500% 01/17/2017 DD 11/12/13	CORPORATE DEBT INSTRUMENTS	1,500
FORTIVE CORP 144A	2.350% 06/15/2021 DD 06/20/16	CORPORATE DEBT INSTRUMENTS	271
FOUR TIMES SQUARE T 4TS A 144A	5.401% 12/13/2028 DD 12/11/06	CORPORATE DEBT INSTRUMENTS	2,178
FREDDIE MAC STRUCTURED DNA1 M1	VAR RT 10/25/2027 DD 04/28/15	U. S. GOVERNMENT SECURITIES	1,311
FREDDIE MAC STRUCTURED DNA3 M1	VAR RT 04/25/2028 DD 11/09/15	U. S. GOVERNMENT SECURITIES	53
FREDDIE MAC STRUCTURED DNA3 M2	VAR RT 12/25/2028 DD 06/14/16	U. S. GOVERNMENT SECURITIES	479
FREDDIE MAC STRUCTURED HQA4 M2	VAR RT 04/25/2029 DD 10/25/16	U. S. GOVERNMENT SECURITIES	496
GAHR COMMERCIAL NRF AFL1 144A	VAR RT 12/15/2034 DD 02/25/15	CORPORATE DEBT INSTRUMENTS	1,136
GCO EDUCATION LOAN FUNDI 1 A9L	VAR RT 05/25/2026 DD 01/18/06	CORPORATE DEBT INSTRUMENTS	1,813
GENERAL DYNAMICS CORP	2.125% 08/15/2026 DD 08/12/16	CORPORATE DEBT INSTRUMENTS	18
GENERAL ELECTRIC CO	1.625% 04/02/2018 DD 04/02/13	CORPORATE DEBT INSTRUMENTS	1,204
GENERAL MOTORS FINANCIAL CO IN	3.200% 07/06/2021 DD 07/05/16	CORPORATE DEBT INSTRUMENTS	258
GENERAL MOTORS FINANCIAL CO IN	3.700% 11/24/2020 DD 11/24/15	CORPORATE DEBT INSTRUMENTS	1,821
GILEAD SCIENCES INC	2.500% 09/01/2023 DD 09/20/16	CORPORATE DEBT INSTRUMENTS	14
GILEAD SCIENCES INC	2.950% 03/01/2027 DD 09/20/16	CORPORATE DEBT INSTRUMENTS	38
GILEAD SCIENCES INC	3.700% 04/01/2024 DD 03/07/14	CORPORATE DEBT INSTRUMENTS	77
GILEAD SCIENCES INC	3.250% 09/01/2022 DD 09/14/15	CORPORATE DEBT INSTRUMENTS	77
GILEAD SCIENCES INC	2.050% 04/01/2019 DD 03/07/14	CORPORATE DEBT INSTRUMENTS	702
GLENCORE FINANCE CANADA L 144A	VAR RT 10/25/2017 DD 10/25/12	CORPORATE DEBT INSTRUMENTS	514
GMF FLOORPLAN OWNER 1 A1 144A	1.960% 05/17/2021 DD 05/31/16	CORPORATE DEBT INSTRUMENTS	698
GMF FLOORPLAN OWNER 1 A1 144A	1.650% 05/15/2020 DD 05/20/15	CORPORATE DEBT INSTRUMENTS	999
GMF FLOORPLAN OWNER 1 A1 144A	1.650% 05/15/2020 DD 05/20/15	CORPORATE DEBT INSTRUMENTS	1,099
GNMA POOL #0186982	8.000% 10/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0296554	10.000% 01/15/2021 DD 01/01/91	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0330499	8.000% 08/15/2022 DD 08/01/92	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0336628	7.500% 11/15/2022 DD 11/01/92	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0336960	7.500% 05/15/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0346167	8.500% 05/15/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0348020	8.000% 03/15/2023 DD 03/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0353919	7.500% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0355741	7.500% 07/15/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0367228	7.500% 08/15/2023 DD 08/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0369505	8.500% 08/15/2024 DD 08/01/94	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0370889	7.500% 11/15/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0375076	8.500% 03/15/2025 DD 03/01/95	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0376441	8.000% 03/15/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0377324	9.000% 10/15/2024 DD 10/01/94	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0380630	8.500% 10/15/2024 DD 10/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0382117	7.500% 02/15/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0384381	8.500% 09/15/2024 DD 09/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0404112	9.500% 06/15/2025 DD 06/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0407118	9.500% 12/15/2024 DD 12/01/94	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0407162	9.000% 03/15/2025 DD 03/01/95	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0409954	7.500% 10/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0410041	8.000% 06/15/2025 DD 06/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0410082	7.500% 08/15/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0411017	6.500% 10/15/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	74
GNMA POOL #0414737	8.000% 11/15/2025 DD 11/01/95	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0416354	9.000% 07/15/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0417223	7.500% 01/15/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0420660	7.500% 01/15/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0421739	7.500% 06/15/2026 DD 06/01/96	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0423986	8.000% 08/15/2026 DD 08/01/96	U. S. GOVERNMENT SECURITIES	1

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
GNMA POOL #0423999	8.000% 09/15/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0430269	7.500% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0431022	8.000% 08/15/2026 DD 08/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0431199	8.500% 09/15/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0433382	7.500% 01/15/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0435011	8.000% 01/15/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0436407	8.000% 07/15/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0438277	8.000% 09/15/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0443123	8.500% 07/15/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0462671	8.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0472761	7.500% 05/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0479909	8.000% 01/15/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0487711	4.500% 03/15/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0487824	4.500% 04/15/2039 DD 04/01/09	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0498396	6.000% 02/15/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0500265	7.500% 11/15/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0506815	7.500% 10/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0520046	7.000% 06/15/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0520202	5.500% 04/15/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	37
GNMA POOL #0528554	7.500% 06/15/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0531211	8.000% 06/15/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0532947	8.000% 06/15/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0550764	5.500% 12/15/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	19
GNMA POOL #0553057	5.500% 02/15/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	19
GNMA POOL #0562477	5.500% 02/15/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	123
GNMA POOL #0579131	5.500% 01/15/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0585111	5.500% 02/15/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	23
GNMA POOL #0593270	5.500% 11/15/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	21
GNMA POOL #0598126	5.500% 03/15/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	52
GNMA POOL #0598260	5.000% 06/15/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0599357	5.500% 01/15/2033 DD 01/01/03	U. S. GOVERNMENT SECURITIES	24
GNMA POOL #0602794	5.500% 03/15/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	63
GNMA POOL #0604791	5.500% 11/15/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	39
GNMA POOL #0607048	5.500% 01/15/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	54
GNMA POOL #0610415	4.500% 08/15/2018 DD 08/01/03	U. S. GOVERNMENT SECURITIES	11
GNMA POOL #0610850	5.500% 04/15/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	18
GNMA POOL #0615787	5.500% 09/15/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	83
GNMA POOL #0615869	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	17
GNMA POOL #0618127	4.500% 06/15/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0618362	6.500% 09/15/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	106
GNMA POOL #0620427	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	26
GNMA POOL #0620925	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0630924	5.500% 07/15/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0631235	5.500% 05/15/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	25
GNMA POOL #0633365	5.500% 01/15/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	39
GNMA POOL #0633570	5.500% 08/15/2019 DD 08/01/04	U. S. GOVERNMENT SECURITIES	22
GNMA POOL #0638234	5.500% 12/15/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	40
GNMA POOL #0658538	5.500% 07/15/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	11
GNMA POOL #0669957	3.000% 01/15/2045 DD 01/01/15	U. S. GOVERNMENT SECURITIES	1,957
GNMA POOL #0669958	3.000% 01/15/2045 DD 01/01/15	U. S. GOVERNMENT SECURITIES	2,458
GNMA POOL #0674088	6.500% 05/15/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	198
GNMA POOL #0687844	6.500% 08/15/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	76
GNMA POOL #0688101	6.500% 11/15/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	63
GNMA POOL #0700818	6.500% 10/15/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	71
GNMA POOL #0701582	5.500% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	52
GNMA POOL #0705066	4.500% 07/15/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0719380	4.500% 05/15/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	15
GNMA POOL #0720057	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0720091	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	17
GNMA POOL #0720103	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	366
GNMA POOL #0720164	4.500% 07/15/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	17
GNMA POOL #0721143	4.500% 05/15/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	14
GNMA POOL #0721237	4.500% 04/15/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	14
GNMA POOL #0723804	4.500% 05/15/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	16
GNMA POOL #0727806	4.500% 06/15/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	18
GNMA POOL #0733326	5.000% 09/15/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	17
GNMA POOL #0736054	4.500% 06/15/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0737191	5.000% 04/15/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	320
GNMA POOL #0737205	5.000% 04/15/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	140
GNMA POOL #0745832	4.500% 09/15/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	766
GNMA POOL #0753726	4.500% 09/15/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	67
GNMA POOL #0762045	4.500% 03/15/2041 DD 03/01/11	U. S. GOVERNMENT SECURITIES	149
GNMA POOL #0763238	5.000% 05/15/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	105
GNMA POOL #0763330	5.000% 05/15/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	9

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
GNMA POOL #0764454	5.000% 05/15/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0780115	8.500% 04/15/2025 DD 04/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0780157	9.500% 08/15/2022 DD 06/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0780219	7.500% 08/15/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0780284	9.000% 12/15/2021 DD 11/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0780580	7.500% 06/15/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0780750	8.000% 12/15/2027 DD 03/01/98	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0780787	8.500% 12/15/2022 DD 05/01/98	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0780801	8.000% 12/15/2023 DD 05/01/98	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0AC4758	3.000% 01/15/2043 DD 02/01/13	U. S. GOVERNMENT SECURITIES	188
GNMA POOL #0AG5649	3.000% 09/15/2043 DD 10/01/13	U. S. GOVERNMENT SECURITIES	46
GNMA POOL #0AK3531	3.000% 01/15/2045 DD 01/01/15	U. S. GOVERNMENT SECURITIES	22
GNMA POOL #0AK8998	3.000% 07/15/2045 DD 07/01/15	U. S. GOVERNMENT SECURITIES	1,495
GNMA POOL #0AL8635	3.000% 03/15/2045 DD 03/01/15	U. S. GOVERNMENT SECURITIES	983
GNMA GTD REMIC P/T 02-21 FV	FLTG RT 03/16/2032 DD 03/16/02	U. S. GOVERNMENT SECURITIES	46
GNMA GTD REMIC P/T 02-31 FW	VAR RT 06/16/2031 DD 05/16/02	U. S. GOVERNMENT SECURITIES	26
GNMA GTD REMIC P/T 11-94 FA	VAR RT 07/20/2041 DD 07/20/11	U. S. GOVERNMENT SECURITIES	268
GNMA II POOL #0003056	8.000% 03/20/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	5
GNMA II POOL #0003123	8.000% 08/20/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	6
GNMA II POOL #0004245	6.000% 09/20/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	7
GNMA II POOL #0004269	6.500% 10/20/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	4
GNMA II POOL #0004290	5.500% 11/20/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	8
GNMA II POOL #0004559	5.000% 10/20/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	403
GNMA II POOL #0004946	4.500% 02/20/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	1,020
GNMA II POOL #0005018	5.000% 04/20/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	58
GNMA II POOL #0005055	4.500% 05/20/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	40
GNMA II POOL #0005056	5.000% 05/20/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	11
GNMA II POOL #0005083	5.000% 06/20/2041 DD 06/01/11	U. S. GOVERNMENT SECURITIES	159
GNMA II POOL #0005116	5.000% 07/20/2041 DD 07/01/11	U. S. GOVERNMENT SECURITIES	83
GNMA II POOL #0008324	VAR RT 11/20/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	5
GNMA II POOL #0008814	VAR RT 02/20/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	3
GNMA II POOL #0008847	VAR RT 04/20/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	10
GNMA II POOL #0783229	5.500% 12/20/2040 DD 01/01/11	U. S. GOVERNMENT SECURITIES	162
GNMA II POOL #0MA1090	3.500% 06/20/2043 DD 06/01/13	U. S. GOVERNMENT SECURITIES	2,139
GNMA II POOL #0MA1376	4.000% 10/20/2043 DD 10/01/13	U. S. GOVERNMENT SECURITIES	527
GNMA II POOL #0MA1376	4.000% 10/20/2043 DD 10/01/13	U. S. GOVERNMENT SECURITIES	1,756
GNMA II POOL #0MA1601	4.000% 01/20/2044 DD 01/01/14	U. S. GOVERNMENT SECURITIES	1,765
GNMA II POOL #0MA1761	4.000% 03/20/2044 DD 03/01/14	U. S. GOVERNMENT SECURITIES	307
GNMA II POOL #0MA2304	4.000% 10/20/2044 DD 10/01/14	U. S. GOVERNMENT SECURITIES	217
GNMA II POOL #0MA2893	4.000% 06/20/2045 DD 06/01/15	U. S. GOVERNMENT SECURITIES	1,969
GNMA II POOL #0MA3106	4.000% 09/20/2045 DD 09/01/15	U. S. GOVERNMENT SECURITIES	2,172
GNMA II POOL #0MA3377	4.000% 01/20/2046 DD 01/01/16	U. S. GOVERNMENT SECURITIES	656
GNMA II POOL #0MA3377	4.000% 01/20/2046 DD 01/01/16	U. S. GOVERNMENT SECURITIES	2,073
GOLDEN CREDIT CARD T 5A A 144A	1.600% 09/15/2021 DD 09/20/16	CORPORATE DEBT INSTRUMENTS	594
GOLDEN CREDIT CARD T 5A A 144A	1.600% 09/15/2021 DD 09/20/16	CORPORATE DEBT INSTRUMENTS	1,187
GOLDMAN SACHS GROUP INC/THE	2.900% 07/19/2018 DD 07/19/13	CORPORATE DEBT INSTRUMENTS	25
GOLDMAN SACHS GROUP INC/THE	2.625% 01/31/2019 DD 01/31/14	CORPORATE DEBT INSTRUMENTS	65
GOLDMAN SACHS GROUP INC/THE	2.600% 04/23/2020 DD 01/23/15	CORPORATE DEBT INSTRUMENTS	80
GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	105
GOLDMAN SACHS GROUP INC/THE	VAR RT 04/23/2020 DD 01/23/15	CORPORATE DEBT INSTRUMENTS	303
GOLDMAN SACHS GROUP INC/THE	3.750% 02/25/2026 DD 02/25/16	CORPORATE DEBT INSTRUMENTS	364
GOLDMAN SACHS GROUP INC/THE	2.375% 01/22/2018 DD 01/22/13	CORPORATE DEBT INSTRUMENTS	458
GOLDMAN SACHS GROUP INC/THE	VAR RT 04/30/2018 DD 04/30/13	CORPORATE DEBT INSTRUMENTS	494
GOLDMAN SACHS GROUP INC/THE	2.550% 10/23/2019 DD 10/23/14	CORPORATE DEBT INSTRUMENTS	506
GOLDMAN SACHS GROUP INC/THE	5.950% 01/18/2018 DD 01/18/08	CORPORATE DEBT INSTRUMENTS	521
GOLDMAN SACHS GROUP INC/THE	2.375% 01/22/2018 DD 01/22/13	CORPORATE DEBT INSTRUMENTS	664
GOLDMAN SACHS GROUP INC/THE	5.250% 07/27/2021 DD 07/27/11	CORPORATE DEBT INSTRUMENTS	767
GOLDMAN SACHS GROUP INC/THE	VAR RT 12/15/2017 DD 12/16/14	CORPORATE DEBT INSTRUMENTS	903
GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	986
GOLDMAN SACHS GROUP INC/THE	2.900% 07/19/2018 DD 07/19/13	CORPORATE DEBT INSTRUMENTS	1,135
GOLDMAN SACHS GROUP INC/THE	2.625% 04/25/2021 DD 04/25/16	CORPORATE DEBT INSTRUMENTS	1,142
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	CORPORATE DEBT INSTRUMENTS	1,237
GS MORTGAGE SECURITIES GC12 A3	2.860% 06/10/2046 DD 05/01/13	CORPORATE DEBT INSTRUMENTS	266
GS MORTGAGE SECURITIES GC20 A3	3.680% 04/10/2047 DD 04/01/14	CORPORATE DEBT INSTRUMENTS	2,586
GS MORTGAGE SECURITIES GC22 A2	2.903% 06/10/2047 DD 06/01/14	CORPORATE DEBT INSTRUMENTS	1,525
GS MORTGAGE SECURITIES GCJ9 A2	1.762% 11/10/2045 DD 11/01/12	CORPORATE DEBT INSTRUMENTS	882
GS MORTGAGE SECURITIES GCJ9 A3	2.773% 11/10/2045 DD 11/01/12	CORPORATE DEBT INSTRUMENTS	892
HALLIBURTON CO	3.800% 11/15/2025 DD 11/13/15	CORPORATE DEBT INSTRUMENTS	51
HALLIBURTON CO	2.000% 08/01/2018 DD 08/05/13	CORPORATE DEBT INSTRUMENTS	552
HARLEY-DAVIDSON FINANCIAL 144A	2.150% 02/26/2020 DD 02/26/15	CORPORATE DEBT INSTRUMENTS	371
HARRIS CORP	2.700% 04/27/2020 DD 04/27/15	CORPORATE DEBT INSTRUMENTS	40
HARRIS CORP	3.832% 04/27/2025 DD 04/27/15	CORPORATE DEBT INSTRUMENTS	183
HARRIS CORP	1.999% 04/27/2018 DD 04/27/15	CORPORATE DEBT INSTRUMENTS	260
HARTFORD FINANCIAL SERVICES GR	5.125% 04/15/2022 DD 04/05/12	CORPORATE DEBT INSTRUMENTS	400

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
HCP INC	2.625% 02/01/2020 DD 11/19/12	CORPORATE DEBT INSTRUMENTS	476
HCP INC	3.750% 02/01/2019 DD 01/23/12	CORPORATE DEBT INSTRUMENTS	514
HERTZ VEHICLE FINANC 1A A 144A	2.320% 03/25/2020 DD 02/11/16	CORPORATE DEBT INSTRUMENTS	397
HERTZ VEHICLE FINANC 1A A 144A	2.730% 03/25/2021 DD 04/14/15	CORPORATE DEBT INSTRUMENTS	1,986
HERTZ VEHICLE FINANC 3A A 144A	2.670% 09/25/2021 DD 10/07/15	CORPORATE DEBT INSTRUMENTS	689
HEWLETT PACKARD ENTERPRISE CO	VAR RT 10/05/2017 DD 10/05/16	OTHER INVESTMENTS	350
HEWLETT PACKARD ENTERPRISE CO	VAR RT 10/05/2017 DD 10/05/16	OTHER INVESTMENTS	1,084
HEWLETT PACKARD ENTERPRISE CO	VAR RT 10/05/2018 DD 10/05/16	CORPORATE DEBT INSTRUMENTS	207
HEWLETT PACKARD ENTERPRISE CO	VAR RT 10/05/2018 DD 10/05/16	CORPORATE DEBT INSTRUMENTS	242
HIGHER EDUCATION FUNDING 1 A4	VAR RT 02/25/2030 DD 03/10/05	CORPORATE DEBT INSTRUMENTS	172
HIGHER EDUCATION FUNDING 1 A4	VAR RT 02/25/2030 DD 03/10/05	CORPORATE DEBT INSTRUMENTS	172
HONEYWELL INTERNATIONAL INC	2.500% 11/01/2026 DD 10/31/16	CORPORATE DEBT INSTRUMENTS	47
HONEYWELL INTERNATIONAL INC	1.850% 11/01/2021 DD 10/31/16	CORPORATE DEBT INSTRUMENTS	537
HSBC HOLDINGS PLC	4.300% 03/08/2026 DD 03/08/16	CORPORATE DEBT INSTRUMENTS	2,281
HSBC USA INC	1.500% 11/13/2017 DD 11/13/14	CORPORATE DEBT INSTRUMENTS	325
HSBC USA INC	1.700% 03/05/2018 DD 03/05/15	CORPORATE DEBT INSTRUMENTS	480
HSBC USA INC	2.375% 11/13/2019 DD 11/13/14	CORPORATE DEBT INSTRUMENTS	597
HSBC USA INC	2.350% 03/05/2020 DD 03/05/15	CORPORATE DEBT INSTRUMENTS	704
HSBC USA INC	2.625% 09/24/2018 DD 09/24/13	CORPORATE DEBT INSTRUMENTS	808
HUMANA INC	7.200% 06/15/2018 DD 06/05/08	CORPORATE DEBT INSTRUMENTS	204
HUNTINGTON BANCSHARES INC/OH	2.600% 08/02/2018 DD 08/02/13	CORPORATE DEBT INSTRUMENTS	616
HUNTINGTON NATIONAL BANK/THE	VAR RT 04/24/2017 DD 04/24/14	CORPORATE DEBT INSTRUMENTS	900
HUSKY ENERGY INC	6.150% 06/15/2019 DD 06/18/04	CORPORATE DEBT INSTRUMENTS	354
HUTCHISON WHAMPOA FINANCE REGS	7.450% 08/01/2017 DD 08/01/97	CORPORATE DEBT INSTRUMENTS	1,342
HUTCHISON WHAMPOA INTERNA 144A	1.625% 10/31/2017 DD 10/31/14	CORPORATE DEBT INSTRUMENTS	559
HYUNDAI CAPITAL AMERICA 144A	2.400% 10/30/2018 DD 10/30/15	CORPORATE DEBT INSTRUMENTS	110
HYUNDAI CAPITAL AMERICA 144A	3.000% 10/30/2020 DD 10/30/15	CORPORATE DEBT INSTRUMENTS	266
HYUNDAI CAPITAL AMERICA 144A	2.875% 08/09/2018 DD 08/09/13	CORPORATE DEBT INSTRUMENTS	354
IMPERIAL BRANDS FINANCE P 144A	2.050% 02/11/2018 DD 02/11/13	CORPORATE DEBT INSTRUMENTS	546
IMPERIAL BRANDS FINANCE P 144A	3.500% 02/11/2023 DD 02/11/13	CORPORATE DEBT INSTRUMENTS	1,106
ING (US) FUNDING DISC	06/12/2017	CORPORATE DEBT INSTRUMENTS	2,133
ING BANK NV 144A	2.450% 03/16/2020 DD 03/16/15	CORPORATE DEBT INSTRUMENTS	950
ING BANK NV REGS	2.625% 12/05/2022 DD 12/05/12	CORPORATE DEBT INSTRUMENTS	1,487
ING BANK NV REGS	VAR RT 11/21/2023	CORPORATE DEBT INSTRUMENTS	556
INGERSOLL-RAND GLOBAL HOLDING	2.875% 01/15/2019 DD 01/15/14	CORPORATE DEBT INSTRUMENTS	81
INTEL CORP	3.700% 07/29/2025 DD 07/29/15	CORPORATE DEBT INSTRUMENTS	316
INTEL CORP	2.450% 07/29/2020 DD 07/29/15	CORPORATE DEBT INSTRUMENTS	1,141
INTER-AMERICAN DEVELOPMENT BAN	1.000% 02/27/2018	OTHER INVESTMENTS	695
INTER-AMERICAN DEVELOPMENT BAN	1.125% 03/15/2017 DD 01/11/12	OTHER INVESTMENTS	1,800
INTERCONTINENTAL EXCHANGE INC	3.750% 12/01/2025 DD 11/24/15	CORPORATE DEBT INSTRUMENTS	51
INTESA SANPAOLO SPA	3.875% 01/16/2018 DD 01/16/13	CORPORATE DEBT INSTRUMENTS	481
INTESA SANPAOLO SPA	3.875% 01/15/2019 DD 11/04/13	CORPORATE DEBT INSTRUMENTS	718
J.P. MORGAN CHASE C ASH A 144A	VAR RT 10/15/2034 DD 11/30/16	CORPORATE DEBT INSTRUMENTS	1,298
J.P. MORGAN CHASE C WPT A 144A	VAR RT 10/15/2033 DD 11/07/16	CORPORATE DEBT INSTRUMENTS	1,204
J.P. MORGAN CHASE WIKI A 144A	2.798% 10/05/2031 DD 10/01/16	CORPORATE DEBT INSTRUMENTS	2,008
JAPAN BANK FOR INTERNATIONAL C	1.500% 07/21/2021 DD 07/21/16	OTHER INVESTMENTS	192
JM SMUCKER CO/THE	2.500% 03/15/2020 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	156
JOHN DEERE CAPITAL CORP	2.800% 03/06/2023 DD 03/04/16	CORPORATE DEBT INSTRUMENTS	130
JOHN DEERE CAPITAL CORP	2.300% 09/16/2019 DD 09/15/14	CORPORATE DEBT INSTRUMENTS	1,213
JP MORGAN CHASE COMME CB20 A1A	VAR RT 02/12/2051 DD 09/01/07	CORPORATE DEBT INSTRUMENTS	1,785
JP MORGAN CHASE COMME CB20 A1A	VAR RT 02/12/2051 DD 09/01/07	CORPORATE DEBT INSTRUMENTS	2,975
JP MORGAN CHASE COMME LD12 A1A	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	745
JP MORGAN CHASE COMME LD12 A1A	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	1,619
JP MORGAN CHASE COMMER LC11 A4	2.694% 04/15/2046 DD 05/01/13	CORPORATE DEBT INSTRUMENTS	809
JP MORGAN CHASE COMMERC C10 A2	2.072% 12/15/2047 DD 03/01/13	CORPORATE DEBT INSTRUMENTS	844
JP MORGAN CHASE COMMERC C16 A2	3.070% 12/15/2046 DD 11/01/13	CORPORATE DEBT INSTRUMENTS	1,463
JPMBB COMMERCIAL MORTGA C17 A2	3.003% 01/15/2047 DD 12/01/13	CORPORATE DEBT INSTRUMENTS	2,040
JPMBB COMMERCIAL MORTGA C18 A2	2.879% 02/15/2047 DD 02/01/14	CORPORATE DEBT INSTRUMENTS	984
JPMBB COMMERCIAL MORTGA C25 A3	3.503% 11/15/2047 DD 11/01/14	CORPORATE DEBT INSTRUMENTS	2,061
JPMBB COMMERCIAL MORTGA C28 A2	2.773% 10/15/2048 DD 04/01/15	CORPORATE DEBT INSTRUMENTS	2,037
JPMCC RE-REMIC T FLRR AFL 144A	VAR RT 01/15/2033 DD 09/29/16	CORPORATE DEBT INSTRUMENTS	2,007
JPMORGAN CHASE & CO	3.900% 07/15/2025 DD 07/21/15	CORPORATE DEBT INSTRUMENTS	113
JPMORGAN CHASE & CO	2.750% 06/23/2020 DD 06/23/15	CORPORATE DEBT INSTRUMENTS	126
JPMORGAN CHASE & CO	VAR RT 10/24/2023 DD 10/24/16	CORPORATE DEBT INSTRUMENTS	127
JPMORGAN CHASE & CO	1.800% 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	129
JPMORGAN CHASE & CO	2.700% 05/18/2023 DD 05/18/16	CORPORATE DEBT INSTRUMENTS	137
JPMORGAN CHASE & CO	1.700% 03/01/2018 DD 03/02/15	CORPORATE DEBT INSTRUMENTS	150
JPMORGAN CHASE & CO	6.000% 01/15/2018 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	226
JPMORGAN CHASE & CO	1.700% 03/01/2018 DD 03/02/15	CORPORATE DEBT INSTRUMENTS	430
JPMORGAN CHASE & CO	6.000% 01/15/2018 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	449
JPMORGAN CHASE & CO	VAR RT 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	478
JPMORGAN CHASE & CO	3.625% 12/01/2027 DD 11/16/16	CORPORATE DEBT INSTRUMENTS	509
JPMORGAN CHASE & CO	2.200% 10/22/2019 DD 10/22/14	CORPORATE DEBT INSTRUMENTS	512
JPMORGAN CHASE & CO	6.300% 04/23/2019 DD 04/23/09	CORPORATE DEBT INSTRUMENTS	546

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
JPMORGAN CHASE & CO	2.000% 08/15/2017 DD 08/20/12	CORPORATE DEBT INSTRUMENTS	758
JPMORGAN CHASE & CO	2.950% 10/01/2026 DD 07/21/16	CORPORATE DEBT INSTRUMENTS	854
JPMORGAN CHASE & CO	2.400% 06/07/2021 DD 06/07/16	CORPORATE DEBT INSTRUMENTS	991
JPMORGAN CHASE & CO	2.550% 03/01/2021 DD 03/01/16	CORPORATE DEBT INSTRUMENTS	1,077
JPMORGAN CHASE & CO	4.500% 01/24/2022 DD 01/23/12	CORPORATE DEBT INSTRUMENTS	1,186
JPMORGAN CHASE & CO	6.300% 04/23/2019 DD 04/23/09	CORPORATE DEBT INSTRUMENTS	1,300
JPMORGAN CHASE & CO	VAR RT 04/25/2018 DD 04/25/14	CORPORATE DEBT INSTRUMENTS	1,404
JPMORGAN CHASE & CO	1.800% 01/25/2018 DD 01/25/13	CORPORATE DEBT INSTRUMENTS	1,777
JPMORGAN CHASE & CO	2.295% 08/15/2021 DD 08/08/16	CORPORATE DEBT INSTRUMENTS	2,306
JUNIPER NETWORKS INC	4.350% 06/15/2025 DD 03/04/15	CORPORATE DEBT INSTRUMENTS	15
KEYBANK NA/CLEVELAND OH	1.650% 02/01/2018 DD 02/01/13	CORPORATE DEBT INSTRUMENTS	590
KEYCORP	2.900% 09/15/2020 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	101
KEYCORP	2.900% 09/15/2020 DD 09/15/15	CORPORATE DEBT INSTRUMENTS	607
KILROY REALTY LP	4.375% 10/01/2025 DD 09/16/15	CORPORATE DEBT INSTRUMENTS	128
KILROY REALTY LP	6.625% 06/01/2020 DD 05/24/10	CORPORATE DEBT INSTRUMENTS	252
KILROY REALTY LP	4.800% 07/15/2018 DD 07/05/11	CORPORATE DEBT INSTRUMENTS	518
KIMBERLY-CLARK CORP	1.850% 03/01/2020 DD 02/27/15	CORPORATE DEBT INSTRUMENTS	250
KINDER MORGAN ENERGY PARTNERS	4.150% 02/01/2024 DD 08/05/13	CORPORATE DEBT INSTRUMENTS	76
KINDER MORGAN ENERGY PARTNERS	3.500% 09/01/2023 DD 02/28/13	CORPORATE DEBT INSTRUMENTS	94
KINDER MORGAN ENERGY PARTNERS	2.650% 02/01/2019 DD 08/05/13	CORPORATE DEBT INSTRUMENTS	101
KINDER MORGAN ENERGY PARTNERS	4.300% 05/01/2024 DD 05/02/14	CORPORATE DEBT INSTRUMENTS	136
KINDER MORGAN ENERGY PARTNERS	5.950% 02/15/2018 DD 02/12/08	CORPORATE DEBT INSTRUMENTS	141
KINDER MORGAN INC/DE	2.000% 12/01/2017 DD 11/26/14	CORPORATE DEBT INSTRUMENTS	55
KINDER MORGAN INC/DE	4.300% 06/01/2025 DD 11/26/14	CORPORATE DEBT INSTRUMENTS	309
KINDER MORGAN INC/DE	3.050% 12/01/2019 DD 11/26/14	CORPORATE DEBT INSTRUMENTS	507
KINDER MORGAN INC/DE	2.000% 12/01/2017 DD 11/26/14	CORPORATE DEBT INSTRUMENTS	1,502
KLA-TENCOR CORP	4.650% 11/01/2024 DD 11/06/14	CORPORATE DEBT INSTRUMENTS	2
KOREA INTERNATIONAL BOND	7.125% 04/16/2019 DD 04/16/09	OTHER INVESTMENTS	112
KRAFT HEINZ FOODS CO	6.125% 08/23/2018 DD 08/23/12	CORPORATE DEBT INSTRUMENTS	19
KRAFT HEINZ FOODS CO	3.000% 06/01/2026 DD 05/24/16	CORPORATE DEBT INSTRUMENTS	52
KRAFT HEINZ FOODS CO	2.250% 06/05/2017 DD 12/05/12	CORPORATE DEBT INSTRUMENTS	431
KRAFT HEINZ FOODS CO	2.800% 07/02/2020 DD 07/02/16	CORPORATE DEBT INSTRUMENTS	1,459
KREDITANSTALT FUER WIEDERAUFBA	1.500% 02/06/2019 DD 01/12/16	OTHER INVESTMENTS	472
KREDITANSTALT FUER WIEDERAUFBA	1.125% 08/06/2018 DD 07/15/15	OTHER INVESTMENTS	1,333
KREDITANSTALT FUER WIEDERAUFBA	1.125% 08/06/2018 DD 07/15/15	OTHER INVESTMENTS	1,793
KREDITANSTALT FUER WIEDERAUFBA	1.500% 02/06/2019 DD 01/12/16	OTHER INVESTMENTS	1,879
KROGER CO/THE	2.000% 01/15/2019 DD 01/15/16	CORPORATE DEBT INSTRUMENTS	251
LABORATORY CORP OF AMERICA HOL	2.200% 08/23/2017 DD 08/23/12	CORPORATE DEBT INSTRUMENTS	337
LAM RESEARCH CORP	3.800% 03/15/2025 DD 03/12/15	CORPORATE DEBT INSTRUMENTS	14
LAM RESEARCH CORP	2.800% 06/15/2021 DD 06/07/16	CORPORATE DEBT INSTRUMENTS	19
LB-UBS COMMERCIAL MORTGA C7 A3	VAR RT 09/15/2045 DD 11/11/07	CORPORATE DEBT INSTRUMENTS	839
LINCOLN NATIONAL CORP	6.250% 02/15/2020 DD 12/11/09	CORPORATE DEBT INSTRUMENTS	773
LLOYDS BANK PLC	2.300% 11/27/2018 DD 11/27/13	CORPORATE DEBT INSTRUMENTS	820
LLOYDS BANKING GROUP PLC	3.100% 07/06/2021 DD 07/06/16	CORPORATE DEBT INSTRUMENTS	912
LOCKHEED MARTIN CORP	3.100% 01/15/2023 DD 11/23/15	CORPORATE DEBT INSTRUMENTS	45
LOCKHEED MARTIN CORP	3.350% 09/15/2021 DD 09/09/11	CORPORATE DEBT INSTRUMENTS	72
LOCKHEED MARTIN CORP	3.550% 01/15/2026 DD 11/23/15	CORPORATE DEBT INSTRUMENTS	82
LOEWS CORP	2.625% 05/15/2023 DD 05/07/13	CORPORATE DEBT INSTRUMENTS	379
LOWE'S COS INC	2.500% 04/15/2026 DD 04/20/16	CORPORATE DEBT INSTRUMENTS	24
LSTAR SECURITIES INV 8 A1 144A	VAR RT 08/01/2020 DD 08/19/15	CORPORATE DEBT INSTRUMENTS	501
LSTAR SECURITIES INVE 3 A 144A	VAR RT 09/01/2021 DD 09/21/16	CORPORATE DEBT INSTRUMENTS	573
LSTAR SECURITIES INVE 6 A 144A	VAR RT 05/01/2020 DD 05/22/15	CORPORATE DEBT INSTRUMENTS	1,212
LYB INTERNATIONAL FINANCE BV	4.000% 07/15/2023 DD 07/16/13	CORPORATE DEBT INSTRUMENTS	104
LYONDELLBASELL INDUSTRIES NV	5.000% 04/15/2019 DD 04/09/12	CORPORATE DEBT INSTRUMENTS	1,796
MACK-CALI REALTY LP	2.500% 12/15/2017 DD 11/20/12	CORPORATE DEBT INSTRUMENTS	226
MACY'S RETAIL HOLDINGS INC	7.450% 07/15/2017 DD 07/14/97	CORPORATE DEBT INSTRUMENTS	542
MADISON PARK FUNDIN 9A AR 144A	VAR RT 08/15/2022 DD 05/15/15	CORPORATE DEBT INSTRUMENTS	439
MAGNETITE IX LTD 9A A1 144A	VAR RT 07/25/2026 DD 07/17/14	CORPORATE DEBT INSTRUMENTS	500
MANUFACTURERS & TRADERS TRUST	2.300% 01/30/2019 DD 01/30/14	CORPORATE DEBT INSTRUMENTS	907
MANUFACTURERS & TRADERS TRUST	1.450% 03/07/2018 DD 03/07/13	CORPORATE DEBT INSTRUMENTS	1,223
MARRIOTT INTERNATIONAL INC/MD	2.875% 03/01/2021 DD 09/14/15	CORPORATE DEBT INSTRUMENTS	201
MARRIOTT INTERNATIONAL INC/MD	2.300% 01/15/2022 DD 06/10/16	CORPORATE DEBT INSTRUMENTS	412
MARSH & MCLENNAN COS INC	3.500% 03/10/2025 DD 09/10/14	CORPORATE DEBT INSTRUMENTS	70
MARSH & MCLENNAN COS INC	3.750% 03/14/2026 DD 09/14/15	CORPORATE DEBT INSTRUMENTS	74
MARTIN MARIETTA MATERIALS INC	VAR RT 06/30/2017 DD 12/30/14	CORPORATE DEBT INSTRUMENTS	306
MASTR ADJUSTABLE RATE MOR 3 B2	VAR RT 10/25/2032 DD 08/01/02	CORPORATE DEBT INSTRUMENTS	40
MCDONALD'S CORP	2.750% 12/09/2020 DD 12/09/15	CORPORATE DEBT INSTRUMENTS	25
MCDONALD'S CORP	3.700% 01/30/2026 DD 12/09/15	CORPORATE DEBT INSTRUMENTS	36
MEAD JOHNSON NUTRITION CO	3.000% 11/15/2020 DD 11/03/15	CORPORATE DEBT INSTRUMENTS	177
MEDTRONIC INC	3.625% 03/15/2024 DD 02/27/14	CORPORATE DEBT INSTRUMENTS	35
MEDTRONIC INC	3.500% 03/15/2025 DD 03/15/15	CORPORATE DEBT INSTRUMENTS	166
MEDTRONIC INC	2.500% 03/15/2020 DD 03/15/15	CORPORATE DEBT INSTRUMENTS	334
MEDTRONIC INC	3.150% 03/15/2022 DD 03/15/15	CORPORATE DEBT INSTRUMENTS	410
MERCK & CO INC	1.850% 02/10/2020 DD 02/10/15	CORPORATE DEBT INSTRUMENTS	1,351

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
METLIFE INC	3.000% 03/01/2025 DD 03/05/15	CORPORATE DEBT INSTRUMENTS	142
METLIFE INC	VAR RT 12/15/2017 DD 09/15/14	CORPORATE DEBT INSTRUMENTS	301
MEXICO GOVERNMENT INTERNATIONA	3.625% 03/15/2022	OTHER INVESTMENTS	88
MEXICO GOVERNMENT INTERNATIONA	5.125% 01/15/2020 DD 01/15/10	OTHER INVESTMENTS	273
MICROSOFT CORP	2.400% 08/08/2026 DD 08/08/16	CORPORATE DEBT INSTRUMENTS	170
MICROSOFT CORP	1.550% 08/08/2021 DD 08/08/16	CORPORATE DEBT INSTRUMENTS	184
MICROSOFT CORP	2.000% 08/08/2023 DD 08/08/16	CORPORATE DEBT INSTRUMENTS	234
MITSUBISHI UFJ FINANCIAL GROUP	2.950% 03/01/2021 DD 03/01/16	CORPORATE DEBT INSTRUMENTS	654
MITSUBISHI UFJ TR DISC	06/06/2017	CORPORATE DEBT INSTRUMENTS	2,276
MIZUHO BANK LTD 144A	1.850% 03/21/2018 DD 03/21/13	CORPORATE DEBT INSTRUMENTS	374
MIZUHO BANK LTD INSTL C/D	VAR RT 08/25/2017 DD 08/29/16	INTEREST-BEARING CASH	660
MIZUHO FINANCIAL GROUP IN 144A	2.632% 04/12/2021 DD 04/12/16	CORPORATE DEBT INSTRUMENTS	247
MIZUHO FINANCIAL GROUP INC	2.273% 09/13/2021 DD 09/13/16	CORPORATE DEBT INSTRUMENTS	1,457
MMAF EQUIPMENT FINA AA A4 144A	1.350% 10/10/2018 DD 06/20/12	CORPORATE DEBT INSTRUMENTS	195
MOLSON COORS BREWING CO	3.000% 07/15/2026 DD 07/07/16	CORPORATE DEBT INSTRUMENTS	52
MOLSON COORS BREWING CO	2.100% 07/15/2021 DD 07/07/16	CORPORATE DEBT INSTRUMENTS	97
MONSANTO CO	3.375% 07/15/2024 DD 07/01/14	CORPORATE DEBT INSTRUMENTS	29
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	26
MORGAN STANLEY	2.500% 04/21/2021 DD 04/21/16	CORPORATE DEBT INSTRUMENTS	59
MORGAN STANLEY	3.750% 02/25/2023 DD 02/25/13	CORPORATE DEBT INSTRUMENTS	62
MORGAN STANLEY	2.625% 11/17/2021 DD 11/17/16	CORPORATE DEBT INSTRUMENTS	89
MORGAN STANLEY	2.200% 12/07/2018 DD 06/08/15	CORPORATE DEBT INSTRUMENTS	120
MORGAN STANLEY	2.125% 04/25/2018 DD 04/25/13	CORPORATE DEBT INSTRUMENTS	133
MORGAN STANLEY	VAR RT 10/24/2023 DD 10/24/16	CORPORATE DEBT INSTRUMENTS	227
MORGAN STANLEY	4.750% 03/22/2017 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	343
MORGAN STANLEY	2.650% 01/27/2020 DD 01/27/15	CORPORATE DEBT INSTRUMENTS	402
MORGAN STANLEY	6.625% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	465
MORGAN STANLEY	1.875% 01/05/2018 DD 12/05/14	CORPORATE DEBT INSTRUMENTS	535
MORGAN STANLEY	2.650% 01/27/2020 DD 01/27/15	CORPORATE DEBT INSTRUMENTS	578
MORGAN STANLEY	3.700% 10/23/2024 DD 10/23/14	CORPORATE DEBT INSTRUMENTS	607
MORGAN STANLEY	2.800% 06/16/2020 DD 06/16/15	CORPORATE DEBT INSTRUMENTS	696
MORGAN STANLEY	3.875% 04/29/2024 DD 04/28/14	CORPORATE DEBT INSTRUMENTS	718
MORGAN STANLEY	2.650% 01/27/2020 DD 01/27/15	CORPORATE DEBT INSTRUMENTS	754
MORGAN STANLEY	7.300% 05/13/2019 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	1,003
MORGAN STANLEY	4.750% 03/22/2017 DD 03/22/12	CORPORATE DEBT INSTRUMENTS	1,008
MORGAN STANLEY	5.500% 01/26/2020 DD 01/26/10	CORPORATE DEBT INSTRUMENTS	1,057
MORGAN STANLEY	VAR RT 01/27/2020 DD 01/27/15	CORPORATE DEBT INSTRUMENTS	1,816
MORGAN STANLEY	6.625% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	2,903
MORGAN STANLEY ABS CAP NC1 A2C	VAR RT 01/25/2035 DD 02/25/05	CORPORATE DEBT INSTRUMENTS	1,215
MORGAN STANLEY ABS CAPI HE3 A4	VAR RT 03/25/2034 DD 05/27/04	CORPORATE DEBT INSTRUMENTS	1,098
MORGAN STANLEY CAPIT MP A 144A	3.469% 08/11/2029 DD 11/01/14	CORPORATE DEBT INSTRUMENTS	783
MORGAN STANLEY CAPITA IQ13 A1A	5.312% 03/15/2044 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	193
MORTGAGE REPURCHASE 3 A2 144A	VAR RT 11/10/2018 DD 11/10/16	CORPORATE DEBT INSTRUMENTS	2,340
MORTGAGE REPURCHASE 4 A2 144A	VAR RT 05/10/2019 DD 11/10/16	CORPORATE DEBT INSTRUMENTS	1,098
MOTOROLA SOLUTIONS INC	4.000% 09/01/2024 DD 08/19/14	CORPORATE DEBT INSTRUMENTS	20
MUFG AMERICAS HOLDINGS CORP	1.625% 02/09/2018 DD 02/10/15	CORPORATE DEBT INSTRUMENTS	548
MUFG UNION BANK NA	2.625% 09/26/2018 DD 09/26/13	CORPORATE DEBT INSTRUMENTS	263
MUFG UNION BANK NA	2.625% 09/26/2018 DD 09/26/13	CORPORATE DEBT INSTRUMENTS	607
MURRAY STREET INVESTMENT TRUST	STEP 03/09/2017 DD 12/01/2011	CORPORATE DEBT INSTRUMENTS	503
MYLAN INC 144A	3.125% 01/15/2023 DD 12/21/12	CORPORATE DEBT INSTRUMENTS	293
MYLAN NV 144A	3.950% 06/15/2026 DD 06/09/16	CORPORATE DEBT INSTRUMENTS	24
MYLAN NV 144A	2.500% 06/07/2019 DD 06/09/16	CORPORATE DEBT INSTRUMENTS	50
MYLAN NV 144A	3.150% 06/15/2021 DD 06/09/16	CORPORATE DEBT INSTRUMENTS	505
NABORS INDUSTRIES INC	6.150% 02/15/2018 DD 08/15/08	CORPORATE DEBT INSTRUMENTS	967
NATIXIS NY BRH INSTL C/D	1.560% 09/18/2017 DD 09/19/16	INTEREST-BEARING CASH	900
NATIXIS NY BRH INSTL C/D	1.530% 09/01/2017 DD 08/24/16	INTEREST-BEARING CASH	1,823
NAVIENT STUDENT LOAN 5A A 144A	VAR RT 06/25/2065 DD 08/11/16	CORPORATE DEBT INSTRUMENTS	2,184
NAVIENT STUDENT LOAN 7A A 144A	VAR RT 03/25/2066 DD 11/03/16	CORPORATE DEBT INSTRUMENTS	948
NAVIENT STUDENT LOAN TRUS 1 A2	VAR RT 03/27/2023 DD 05/29/14	CORPORATE DEBT INSTRUMENTS	1,981
NAVIENT STUDENT LOAN TRUS 2 A2	VAR RT 08/27/2029 DD 04/23/15	CORPORATE DEBT INSTRUMENTS	1,096
NBCUNIVERSAL ENTERPRISE I 144A	1.662% 04/15/2018 DD 03/19/13	CORPORATE DEBT INSTRUMENTS	330
NBCUNIVERSAL MEDIA LLC	5.150% 04/30/2020 DD 04/30/11	CORPORATE DEBT INSTRUMENTS	22
NELNET STUDENT LOAN 5A A 144A	VAR RT 01/25/2037 DD 09/30/13	CORPORATE DEBT INSTRUMENTS	214
NELNET STUDENT LOAN TRUST 1 A5	VAR RT 08/23/2027 DD 02/21/06	CORPORATE DEBT INSTRUMENTS	812
NELNET STUDENT LOAN TRUST 4 A3	VAR RT 06/22/2026 DD 11/15/05	CORPORATE DEBT INSTRUMENTS	250
NELNET STUDENT LOAN TRUST 4 A3	VAR RT 06/22/2026 DD 11/15/05	CORPORATE DEBT INSTRUMENTS	269
NEW YORK LIFE GLOBAL FUND 144A	1.650% 05/15/2017 DD 02/14/12	CORPORATE DEBT INSTRUMENTS	792
NEWELL BRANDS INC	3.850% 04/01/2023 DD 03/30/16	CORPORATE DEBT INSTRUMENTS	140
NEWELL BRANDS INC	3.150% 04/01/2021 DD 03/30/16	CORPORATE DEBT INSTRUMENTS	443
NEWELL BRANDS INC	2.050% 12/01/2017 DD 12/04/12	CORPORATE DEBT INSTRUMENTS	467
NEXTERA ENERGY CAPITAL HOLDING	2.300% 04/01/2019 DD 03/31/16	CORPORATE DEBT INSTRUMENTS	841
NISSAN MASTER OWNER TRUST A A2	1.540% 06/15/2021 DD 07/19/16	CORPORATE DEBT INSTRUMENTS	497
NISSAN MOTOR ACCEPTANCE C 144A	2.000% 03/08/2019 DD 03/09/16	CORPORATE DEBT INSTRUMENTS	56
NOBLE ENERGY INC	8.250% 03/01/2019 DD 02/27/09	CORPORATE DEBT INSTRUMENTS	843

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
NOBLE HOLDING INTERNATIONAL LT	2.500% 03/15/2017 DD 02/10/12	CORPORATE DEBT INSTRUMENTS	164
NOMURA HOLDINGS INC	2.750% 03/19/2019 DD 03/19/14	CORPORATE DEBT INSTRUMENTS	61
NOMURA HOLDINGS INC	2.750% 03/19/2019 DD 03/19/14	CORPORATE DEBT INSTRUMENTS	363
NORDEA BANK AB 144A	1.875% 09/17/2018 DD 09/17/15	CORPORATE DEBT INSTRUMENTS	200
NORFOLK SOUTHERN CORP	2.900% 06/15/2026 DD 06/03/16	CORPORATE DEBT INSTRUMENTS	11
NORINCHUKIN BK C/D	1.550% 09/22/2017 DD 09/23/16	INTEREST-BEARING CASH	305
NORINCHUKIN BK C/D	1.470% 08/03/2017 DD 08/08/16	INTEREST-BEARING CASH	980
NORTHERN STATES POWER CO/MN	2.200% 08/15/2020 DD 08/11/15	CORPORATE DEBT INSTRUMENTS	426
NORTHROP GRUMMAN CORP	3.250% 08/01/2023 DD 05/31/13	CORPORATE DEBT INSTRUMENTS	71
NV ENERGY INC	6.250% 11/15/2020 DD 11/22/10	CORPORATE DEBT INSTRUMENTS	423
NVIDIA CORP	2.200% 09/16/2021 DD 09/16/16	CORPORATE DEBT INSTRUMENTS	73
NVIDIA CORP	3.200% 09/16/2026 DD 09/16/16	CORPORATE DEBT INSTRUMENTS	91
NVIDIA CORP	2.200% 09/16/2021 DD 09/16/16	CORPORATE DEBT INSTRUMENTS	195
ONEMAIN DIRECT AUTO 1A A 144A	2.040% 01/15/2021 DD 07/19/16	CORPORATE DEBT INSTRUMENTS	197
ONEMAIN FINANCIAL IS 2A A 144A	2.570% 07/18/2025 DD 05/21/15	CORPORATE DEBT INSTRUMENTS	1,400
ONEOK PARTNERS LP	2.000% 10/01/2017 DD 09/13/12	CORPORATE DEBT INSTRUMENTS	226
ONEOK PARTNERS LP	3.200% 09/15/2018 DD 09/12/13	CORPORATE DEBT INSTRUMENTS	521
ONEOK PARTNERS LP	2.000% 10/01/2017 DD 09/13/12	CORPORATE DEBT INSTRUMENTS	727
ORACLE CORP	2.650% 07/15/2026 DD 07/07/16	CORPORATE DEBT INSTRUMENTS	370
OVERSEAS PRIVATE INVT CORP	3.790% 06/15/2034 DD 03/17/14	U. S. GOVERNMENT SECURITIES	890
OZLM FUNDING IV LTD 4A A1 144A	VAR RT 07/22/2025 DD 06/27/13	CORPORATE DEBT INSTRUMENTS	249
OZLM XV LTD 15A A1 144A	VAR RT 01/20/2029 DD 12/20/16	CORPORATE DEBT INSTRUMENTS	498
PACIFIC GAS & ELECTRIC CO	3.500% 06/15/2025 DD 06/12/15	CORPORATE DEBT INSTRUMENTS	257
PACIFIC GAS & ELECTRIC CO	8.250% 10/15/2018 DD 10/21/08	CORPORATE DEBT INSTRUMENTS	278
PENSKE TRUCK LEASING CO L 144A	3.400% 11/15/2026 DD 11/02/16	CORPORATE DEBT INSTRUMENTS	139
PENTAIR FINANCE SA	1.875% 09/15/2017 DD 03/15/13	CORPORATE DEBT INSTRUMENTS	125
PEPSICO INC	2.375% 10/06/2026 DD 10/06/16	CORPORATE DEBT INSTRUMENTS	76
PERNOD RICARD SA 144A	4.450% 01/15/2022 DD 10/25/11	CORPORATE DEBT INSTRUMENTS	371
PETROLEOS MEXICANOS	5.750% 03/01/2018 DD 09/01/08	CORPORATE DEBT INSTRUMENTS	114
PETROLEOS MEXICANOS	6.000% 03/05/2020 DD 09/05/10	CORPORATE DEBT INSTRUMENTS	200
PETROLEOS MEXICANOS	3.500% 07/23/2020 DD 01/23/16	CORPORATE DEBT INSTRUMENTS	362
PFIZER INC	3.000% 12/15/2026 DD 11/21/16	CORPORATE DEBT INSTRUMENTS	173
PHILIP MORRIS INTERNATIONAL IN	1.125% 08/21/2017 DD 08/21/12	CORPORATE DEBT INSTRUMENTS	649
PHILLIPS 66	2.950% 05/01/2017 DD 11/01/12	CORPORATE DEBT INSTRUMENTS	201
PHILLIPS 66 PARTNERS LP	2.646% 02/15/2020 DD 02/23/15	CORPORATE DEBT INSTRUMENTS	374
PIONEER NATURAL RESOURCES CO	4.450% 01/15/2026 DD 12/07/15	CORPORATE DEBT INSTRUMENTS	30
PIONEER NATURAL RESOURCES CO	3.950% 07/15/2022 DD 06/26/12	CORPORATE DEBT INSTRUMENTS	316
PLAINS ALL AMERICAN PIPELINE L	6.125% 01/15/2017 DD 07/15/07	CORPORATE DEBT INSTRUMENTS	53
PLAINS ALL AMERICAN PIPELINE L	3.850% 10/15/2023 DD 08/15/13	CORPORATE DEBT INSTRUMENTS	99
PNC BANK NA	2.150% 04/29/2021 DD 04/29/16	CORPORATE DEBT INSTRUMENTS	247
PNC BANK NA	3.250% 06/01/2025 DD 06/01/15	CORPORATE DEBT INSTRUMENTS	250
PNC BANK NA	6.000% 12/07/2017 DD 12/07/07	CORPORATE DEBT INSTRUMENTS	545
PNC BANK NA	2.250% 07/02/2019 DD 06/20/14	CORPORATE DEBT INSTRUMENTS	1,435
PNC BANK NA	1.800% 11/05/2018 DD 11/03/15	CORPORATE DEBT INSTRUMENTS	1,453
PRINCIPAL FINANCIAL GROUP INC	3.100% 11/15/2026 DD 11/10/16	CORPORATE DEBT INSTRUMENTS	14
PRINCIPAL FINANCIAL GROUP INC	3.125% 05/15/2023 DD 11/16/12	CORPORATE DEBT INSTRUMENTS	30
PRINCIPAL FINANCIAL GROUP INC	3.100% 11/15/2026 DD 11/10/16	CORPORATE DEBT INSTRUMENTS	193
PRIVATE EXPORT FUNDING CORP	1.875% 07/15/2018 DD 07/16/13	U. S. GOVERNMENT SECURITIES	121
PROGRESS ENERGY INC	7.050% 03/15/2019 DD 03/19/09	CORPORATE DEBT INSTRUMENTS	580
PROVINCE OF ALBERTA CANADA	1.900% 12/06/2019 DD 12/08/16	OTHER INVESTMENTS	401
PUBLIC SERVICE ELECTRIC & GAS	2.375% 05/15/2023 DD 05/10/13	CORPORATE DEBT INSTRUMENTS	122
PUBLIC SERVICE ELECTRIC & GAS	1.900% 03/15/2021 DD 03/03/16	CORPORATE DEBT INSTRUMENTS	246
PUBLIC SERVICE ELECTRIC & GAS	1.800% 06/01/2019 DD 06/02/14	CORPORATE DEBT INSTRUMENTS	345
QBE INSURANCE GROUP LTD 144A	2.400% 05/01/2018 DD 05/01/13	CORPORATE DEBT INSTRUMENTS	325
QUALCOMM INC	3.450% 05/20/2025 DD 05/20/15	CORPORATE DEBT INSTRUMENTS	138
QUALCOMM INC	2.250% 05/20/2020 DD 05/20/15	CORPORATE DEBT INSTRUMENTS	950
QWEST CORP	6.500% 06/01/2017 DD 12/01/07	CORPORATE DEBT INSTRUMENTS	161
RBS COMMERCIAL FUND GSP A 144A	VAR RT 01/13/2032 DD 12/01/13	CORPORATE DEBT INSTRUMENTS	844
REALTY INCOME CORP	2.000% 01/31/2018 DD 10/10/12	CORPORATE DEBT INSTRUMENTS	622
REGIONS BANK/BIRMINGHAM AL	2.250% 09/14/2018 DD 07/31/15	CORPORATE DEBT INSTRUMENTS	627
RELIANCE STANDARD LIFE GL 144A	2.500% 04/24/2019 DD 04/24/14	CORPORATE DEBT INSTRUMENTS	453
RELIANCE STANDARD LIFE GL 144A	2.500% 01/15/2020 DD 01/14/15	CORPORATE DEBT INSTRUMENTS	472
RENSSELAER POLYTECHNIC INSTITU	5.600% 09/01/2020 DD 04/20/10	CORPORATE DEBT INSTRUMENTS	874
REPUBLIC OF POLAND GOVERNMENT	6.375% 07/15/2019 DD 07/15/09	OTHER INVESTMENTS	117
REPUBLIC SERVICES INC	2.900% 07/01/2026 DD 07/05/16	CORPORATE DEBT INSTRUMENTS	24
RESOLUTION FDG CORP PRIN STRIP	0.000% 07/15/2020 DD 07/15/90	U. S. GOVERNMENT SECURITIES	300
RESOLUTION FDG CORP PRIN STRIP	0.000% 01/15/2021 DD 01/15/91	U. S. GOVERNMENT SECURITIES	400
RESOLUTION FDG CORP PRIN STRIP	0.000% 07/15/2020 DD 07/15/90	U. S. GOVERNMENT SECURITIES	2,997
REYNOLDS AMERICAN INC	2.300% 08/21/2017 DD 08/21/15	CORPORATE DEBT INSTRUMENTS	141
REYNOLDS AMERICAN INC	4.850% 09/15/2023 DD 09/17/13	CORPORATE DEBT INSTRUMENTS	217
REYNOLDS AMERICAN INC	2.300% 06/12/2018 DD 06/12/15	CORPORATE DEBT INSTRUMENTS	1,208
ROCKWELL AUTOMATION INC	2.050% 03/01/2020 DD 02/17/15	CORPORATE DEBT INSTRUMENTS	274
ROPER TECHNOLOGIES INC	3.000% 12/15/2020 DD 12/07/15	CORPORATE DEBT INSTRUMENTS	127
ROPER TECHNOLOGIES INC	2.800% 12/15/2021 DD 12/19/16	CORPORATE DEBT INSTRUMENTS	325

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
ROPER TECHNOLOGIES INC	1.850% 11/15/2017 DD 11/21/12	CORPORATE DEBT INSTRUMENTS	517
ROYAL BANK OF CANADA	1.200% 09/19/2017 DD 09/19/12	CORPORATE DEBT INSTRUMENTS	540
ROYAL BANK OF CANADA	2.200% 09/23/2019 DD 09/23/14	CORPORATE DEBT INSTRUMENTS	895
ROYAL BANK OF CANADA	1.200% 09/19/2017 DD 09/19/12	CORPORATE DEBT INSTRUMENTS	1,109
ROYAL BANK OF CANADA	2.150% 03/06/2020 DD 03/06/15	CORPORATE DEBT INSTRUMENTS	393
ROYAL BANK OF CANADA	2.150% 03/15/2019 DD 03/11/14	CORPORATE DEBT INSTRUMENTS	562
ROYAL BANK OF CANADA	VAR RT 07/30/2018 DD 07/30/15	CORPORATE DEBT INSTRUMENTS	2,806
SANTANDER BANK NA	8.750% 05/30/2018 DD 05/16/08	CORPORATE DEBT INSTRUMENTS	269
SANTANDER HOLDINGS USA INC	2.650% 04/17/2020 DD 04/17/15	CORPORATE DEBT INSTRUMENTS	84
SANTANDER HOLDINGS USA INC	4.500% 07/17/2025 DD 07/17/15	CORPORATE DEBT INSTRUMENTS	149
SANTANDER HOLDINGS USA INC	2.700% 05/24/2019 DD 05/26/16	CORPORATE DEBT INSTRUMENTS	190
SANTANDER HOLDINGS USA INC	2.650% 04/17/2020 DD 04/17/15	CORPORATE DEBT INSTRUMENTS	1,239
SANTANDER UK GROUP HOLDINGS PL	2.875% 10/16/2020 DD 10/16/15	CORPORATE DEBT INSTRUMENTS	218
SANTANDER UK GROUP HOLDINGS PL	2.875% 08/05/2021 DD 08/05/16	CORPORATE DEBT INSTRUMENTS	235
SANTANDER UK GROUP HOLDINGS PL	2.875% 10/16/2020 DD 10/16/15	CORPORATE DEBT INSTRUMENTS	624
SANTANDER UK PLC 144A	5.000% 11/07/2023 DD 11/07/13	CORPORATE DEBT INSTRUMENTS	254
SAUDI GOVERNMENT INTERNAT 144A	2.375% 10/26/2021 DD 10/26/16	OTHER INVESTMENTS	320
SBA GTD PARTN CTFS 1997-20D 1	7.500% 04/01/2017	U. S. GOVERNMENT SECURITIES	6
SBA GTD PARTN CTFS 1997-20F 1	7.200% 06/01/2017 DD 06/01/97	U. S. GOVERNMENT SECURITIES	2
SBA GTD PARTN CTFS 1999-20J 1	1999-20 7.200% 10/01/2019	U. S. GOVERNMENT SECURITIES	67
SCHOLAR FUNDING TRUST A A 144A	VAR RT 110/28/2041 DD 09/22/10	CORPORATE DEBT INSTRUMENTS	363
SCHOLAR FUNDING TRUST A A 144A	VAR RT 10/28/2043 DD 03/29/11	CORPORATE DEBT INSTRUMENTS	631
SCRIPPS NETWORKS INTERACTIVE I	2.800% 06/15/2020 DD 06/02/15	CORPORATE DEBT INSTRUMENTS	221
SEMPRA ENERGY	2.300% 04/01/2017 DD 03/23/12	CORPORATE DEBT INSTRUMENTS	661
SHELL INTERNATIONAL FINANCE BV	3.250% 05/11/2025 DD 05/11/15	CORPORATE DEBT INSTRUMENTS	19
SHELL INTERNATIONAL FINANCE BV	2.125% 05/11/2020 DD 05/11/15	CORPORATE DEBT INSTRUMENTS	83
SHELL INTERNATIONAL FINANCE BV	2.125% 05/11/2020 DD 05/11/15	CORPORATE DEBT INSTRUMENTS	799
SHERIDAN SQUARE CLO 1A A1 144A	VAR RT 04/15/2025 DD 03/12/13	CORPORATE DEBT INSTRUMENTS	300
SHIRE ACQUISITIONS INVESTMENTS	3.200% 09/23/2026 DD 09/23/16	CORPORATE DEBT INSTRUMENTS	79
SHIRE ACQUISITIONS INVESTMENTS	1.900% 09/23/2019 DD 09/23/16	CORPORATE DEBT INSTRUMENTS	143
SHIRE ACQUISITIONS INVESTMENTS	2.400% 09/23/2021 DD 09/23/16	CORPORATE DEBT INSTRUMENTS	150
SHIRE ACQUISITIONS INVESTMENTS	1.900% 09/23/2019 DD 09/23/16	CORPORATE DEBT INSTRUMENTS	469
SHIRE ACQUISITIONS INVESTMENTS	2.400% 09/23/2021 DD 09/23/16	CORPORATE DEBT INSTRUMENTS	1,835
SIEMENS FINANCIERINGSMAAT 144A	1.700% 09/15/2021 DD 09/15/16	CORPORATE DEBT INSTRUMENTS	1,057
SILVER SPRING CLO LT 1A A 144A	VAR RT 10/15/2026 DD 09/10/14	CORPORATE DEBT INSTRUMENTS	731
SINOPEC GROUP OVERSEAS DE 144A	1.750% 04/10/2017 DD 04/10/14	CORPORATE DEBT INSTRUMENTS	675
SKANDINAVISKA ENSK INSTL C/D	VAR RT 08/17/2017 DD 08/22/16	INTEREST-BEARING CASH	1,530
SKY PLC 144A	2.625% 09/16/2019 DD 09/16/14	CORPORATE DEBT INSTRUMENTS	201
SLC STUDENT LOAN TRUST 20 2 A5	VAR RT 09/15/2026 DD 09/19/06	CORPORATE DEBT INSTRUMENTS	1,282
SLC STUDENT LOAN TRUST 201 1 A	VAR RT 11/25/2042 DD 07/06/10	CORPORATE DEBT INSTRUMENTS	756
SLM PRIVATE CREDIT STUDEN B A2	VAR RT 06/15/2021 DD 05/26/04	CORPORATE DEBT INSTRUMENTS	43
SLM PRIVATE EDUCATIO E A1 144A	VAR RT 10/16/2023 DD 10/18/12	CORPORATE DEBT INSTRUMENTS	21
SLM STUDENT LOAN TRUST 2 14 A5	VAR RT 01/25/2023 DD 12/11/03	CORPORATE DEBT INSTRUMENTS	138
SLM STUDENT LOAN TRUST 2 14 A5	VAR RT 01/25/2023 DD 12/11/03	CORPORATE DEBT INSTRUMENTS	152
SLM STUDENT LOAN TRUST 20 1 A3	VAR RT 04/25/2023 DD 01/29/04	CORPORATE DEBT INSTRUMENTS	856
SLM STUDENT LOAN TRUST 20 3 A5	VAR RT 07/25/2023 DD 03/18/04	CORPORATE DEBT INSTRUMENTS	1,036
SLM STUDENT LOAN TRUST 20 5 A4	VAR RT 07/25/2023 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	1,756
SMB PRIVATE EDUCATI C A2A 144A	2.340% 09/15/2034 DD 10/12/16	CORPORATE DEBT INSTRUMENTS	885
SOCIETE GENERALE NY C/D	1.600% 08/31/2017 DD 08/26/16	INTEREST-BEARING CASH	1,829
SOUND POINT CLO XII 2A A 144A	VAR RT 10/20/2028 DD 08/16/16	CORPORATE DEBT INSTRUMENTS	750
SOUTH CAROLINA STUDENT LO 1 A1	VAR RT 05/01/2030 DD 08/20/14	CORPORATE DEBT INSTRUMENTS	830
SOUTHERN CALIFORNIA EDISON CO	1.125% 05/01/2017 DD 05/09/14	CORPORATE DEBT INSTRUMENTS	205
SOUTHERN CO/THE	2.350% 07/01/2021 DD 05/24/16	CORPORATE DEBT INSTRUMENTS	369
SOUTHWEST AIRLINES CO	2.650% 11/05/2020 DD 11/05/15	CORPORATE DEBT INSTRUMENTS	501
SPIRE INC	VAR RT 08/15/2017 DD 08/19/14	CORPORATE DEBT INSTRUMENTS	400
SPRINGCASTLE AMERICA AA A 144A	3.050% 04/25/2029 DD 10/25/16	CORPORATE DEBT INSTRUMENTS	757
SPRINGLEAF FUNDING T AA A 144A	3.160% 11/15/2024 DD 02/26/15	CORPORATE DEBT INSTRUMENTS	1,295
ST JUDE MEDICAL LLC	3.875% 09/15/2025 DD 09/23/15	CORPORATE DEBT INSTRUMENTS	15
ST JUDE MEDICAL LLC	2.000% 09/15/2018 DD 09/23/15	CORPORATE DEBT INSTRUMENTS	100
ST JUDE MEDICAL LLC	2.800% 09/15/2020 DD 09/23/15	CORPORATE DEBT INSTRUMENTS	136
STARBUCKS CORP	2.100% 02/04/2021 DD 02/04/16	CORPORATE DEBT INSTRUMENTS	125
STATE GRID OVERSEAS INVES 144A	2.750% 05/07/2019 DD 05/07/14	CORPORATE DEBT INSTRUMENTS	446
STATE STREET CORP	2.650% 05/19/2026 DD 05/19/16	CORPORATE DEBT INSTRUMENTS	28
STATE STREET CORP	1.950% 05/19/2021 DD 05/19/16	CORPORATE DEBT INSTRUMENTS	44
STATE STREET CORP	2.550% 08/18/2020 DD 08/18/15	CORPORATE DEBT INSTRUMENTS	136
STRUCTURED ADJUSTABLE RA 6 3A2	VAR RT 06/25/2034 DD 05/01/04	CORPORATE DEBT INSTRUMENTS	230
STRYKER CORP	2.625% 03/15/2021 DD 03/10/16	CORPORATE DEBT INSTRUMENTS	25
STRYKER CORP	3.500% 03/15/2026 DD 03/10/16	CORPORATE DEBT INSTRUMENTS	91
SUMITOMO MITSUI BANKING CORP	1.500% 01/18/2018 DD 01/18/13	CORPORATE DEBT INSTRUMENTS	1,184
SUMITOMO MITSUI BANKING CORP/N	VAR RT 08/18/2017 DD 08/19/16	INTEREST-BEARING CASH	1,475
SUMITOMO MITSUI BKG INSTL C/D	1.600% 09/12/2017 DD 09/13/16	INTEREST-BEARING CASH	950
SUNOCO LOGISTICS PARTNERS OPER	4.250% 04/01/2024 DD 04/03/14	CORPORATE DEBT INSTRUMENTS	45
SUNOCO LOGISTICS PARTNERS OPER	4.250% 04/01/2024 DD 04/03/14	CORPORATE DEBT INSTRUMENTS	151
SUNTORY HOLDINGS LTD 144A	1.650% 09/29/2017 DD 10/01/14	CORPORATE DEBT INSTRUMENTS	650

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
SUNTRUST BANKS INC	2.700% 01/27/2022 DD 12/01/16	CORPORATE DEBT INSTRUMENTS	555
SUNTRUST BANKS INC	2.350% 11/01/2018 DD 10/25/13	CORPORATE DEBT INSTRUMENTS	595
SVENSKA HANDELSBANKEN AB	2.500% 01/25/2019 DD 09/25/13	CORPORATE DEBT INSTRUMENTS	404
SVENSKA HANDELSBANKEN AB	2.500% 01/25/2019 DD 09/25/13	CORPORATE DEBT INSTRUMENTS	940
SWEDBANK (SPARBANK) C/D	1.380% 08/18/2017 DD 08/22/16	INTEREST-BEARING CASH	905
SYNCHRONY CREDIT CARD MAST 1 A	2.370% 03/15/2023 DD 03/17/15	CORPORATE DEBT INSTRUMENTS	1,236
SYNCHRONY CREDIT CARD MAST 2 A	2.210% 05/15/2024 DD 05/26/16	CORPORATE DEBT INSTRUMENTS	890
SYNCHRONY CREDIT CARD MAST 2 A	1.600% 04/15/2021 DD 05/12/15	CORPORATE DEBT INSTRUMENTS	1,151
SYNCHRONY CREDIT CARD MAST 3 A	1.580% 09/15/2022 DD 09/22/16	CORPORATE DEBT INSTRUMENTS	642
SYNCHRONY FINANCIAL	2.700% 02/03/2020 DD 02/02/15	CORPORATE DEBT INSTRUMENTS	45
SYNCHRONY FINANCIAL	2.600% 01/15/2019 DD 12/04/15	CORPORATE DEBT INSTRUMENTS	121
SYNCHRONY FINANCIAL	1.875% 08/15/2017 DD 08/11/14	CORPORATE DEBT INSTRUMENTS	415
SYNCHRONY FINANCIAL	2.600% 01/15/2019 DD 12/04/15	CORPORATE DEBT INSTRUMENTS	955
SYSCO CORP	2.600% 10/01/2020 DD 09/28/15	CORPORATE DEBT INSTRUMENTS	303
TAKEDA PHARMACEUTICAL CO 144A	1.625% 03/17/2017 DD 07/17/12	CORPORATE DEBT INSTRUMENTS	500
TANGER PROPERTIES LP	3.125% 09/01/2026 DD 08/08/16	CORPORATE DEBT INSTRUMENTS	164
TELEFONICA EMISIONES SAU	5.462% 02/16/2021 DD 02/16/11	CORPORATE DEBT INSTRUMENTS	191
TELEFONICA EMISIONES SAU	3.192% 04/27/2018 DD 04/29/13	CORPORATE DEBT INSTRUMENTS	446
TENNESSEE VALLEY AUTH BD	1.750% 10/15/2018 DD 09/27/13	U. S. GOVERNMENT SECURITIES	469
TEVA PHARMACEUTICAL FINANCE NE	2.800% 07/21/2023 DD 07/21/16	CORPORATE DEBT INSTRUMENTS	95
TEVA PHARMACEUTICAL FINANCE NE	1.400% 07/20/2018 DD 07/21/16	CORPORATE DEBT INSTRUMENTS	149
TEVA PHARMACEUTICAL FINANCE NE	3.150% 10/01/2026 DD 07/21/16	CORPORATE DEBT INSTRUMENTS	152
TEVA PHARMACEUTICAL FINANCE NE	1.700% 07/19/2019	CORPORATE DEBT INSTRUMENTS	1,323
TEVA PHARMACEUTICAL FINANCE NE	1.400% 07/20/2018	CORPORATE DEBT INSTRUMENTS	1,335
TEVA PHARMACEUTICAL FINANCE NE	2.200% 07/21/2021 DD 07/21/16	CORPORATE DEBT INSTRUMENTS	1,646
THERMO FISHER SCIENTIFIC INC	2.950% 09/19/2026 DD 09/19/16	CORPORATE DEBT INSTRUMENTS	24
THERMO FISHER SCIENTIFIC INC	3.600% 08/15/2021 DD 08/16/11	CORPORATE DEBT INSTRUMENTS	150
THERMO FISHER SCIENTIFIC INC	3.000% 04/15/2023 DD 04/13/16	CORPORATE DEBT INSTRUMENTS	270
THERMO FISHER SCIENTIFIC INC	3.150% 01/15/2023 DD 08/22/12	CORPORATE DEBT INSTRUMENTS	300
THERMO FISHER SCIENTIFIC INC	3.000% 04/15/2023 DD 04/13/16	CORPORATE DEBT INSTRUMENTS	688
THL CREDIT WIND RIVE 3A A 144A	VAR RT 01/22/2027 DD 01/29/15	CORPORATE DEBT INSTRUMENTS	750
TIME WARNER CABLE LLC	6.750% 07/01/2018 DD 06/19/08	CORPORATE DEBT INSTRUMENTS	28
TIME WARNER CABLE LLC	4.000% 09/01/2021 DD 09/12/11	CORPORATE DEBT INSTRUMENTS	128
TIME WARNER CABLE LLC	5.850% 05/01/2017 DD 04/09/07	CORPORATE DEBT INSTRUMENTS	276
TIME WARNER INC	3.600% 07/15/2025 DD 06/04/15	CORPORATE DEBT INSTRUMENTS	36
TIME WARNER INC	3.875% 01/15/2026 DD 11/20/15	CORPORATE DEBT INSTRUMENTS	69
TOBACCO SETTLEMENT AUTH IA TOB	6.500% 06/01/2023 DD 11/30/05	OTHER INVESTMENTS	473
TORONTO DOMINION BANK C/D	VAR RT 08/15/2017 DD 08/18/16	INTEREST-BEARING CASH	650
TORONTO DOMINION BANK C/D	VAR RT 05/30/2017 DD 08/30/16	INTEREST-BEARING CASH	2,950
TORONTO-DOMINION BANK/THE	1.125% 05/02/2017 DD 05/02/14	CORPORATE DEBT INSTRUMENTS	765
TORONTO-DOMINION BANK/THE	VAR RT 11/05/2019 DD 11/05/14	CORPORATE DEBT INSTRUMENTS	1,502
TORONTO-DOMINION BANK/THE 144A	1.500% 03/13/2017 DD 03/13/12	CORPORATE DEBT INSTRUMENTS	600
TOTAL CAPITAL INTERNATIONAL SA	2.750% 06/19/2021 DD 06/23/14	CORPORATE DEBT INSTRUMENTS	61
TOYOTA MOTOR CREDIT CORP	1.400% 05/20/2019 DD 05/20/16	CORPORATE DEBT INSTRUMENTS	26
TOYOTA MOTOR CREDIT CORP	2.125% 07/18/2019 DD 07/18/14	CORPORATE DEBT INSTRUMENTS	50
TRILLIUM CREDIT CARD 1A A 144A	VAR RT 05/26/2021 DD 06/15/16	CORPORATE DEBT INSTRUMENTS	553
TRILLIUM CREDIT CARD 1A A 144A	VAR RT 05/26/2021 DD 06/15/16	CORPORATE DEBT INSTRUMENTS	1,658
TRINITAS CLO V LTD 5A A 144A	VAR RT 110/25/2028 DD 09/22/16	CORPORATE DEBT INSTRUMENTS	750
TRINITY ACQUISITION PLC	4.625% 08/15/2023 DD 08/15/13	CORPORATE DEBT INSTRUMENTS	31
TYSON FOODS INC	2.650% 08/15/2019 DD 08/08/14	CORPORATE DEBT INSTRUMENTS	399
U S TREASURY BD CPN STRIP	0.000% 05/15/2035 DD 08/15/07	U. S. GOVERNMENT SECURITIES	288
U S TREASURY BD CPN STRIP	0.000% 05/15/2022 DD 11/16/92	U. S. GOVERNMENT SECURITIES	2,141
U S TREASURY BD CPN STRIP	0.000% 11/15/2022 DD 11/16/92	U. S. GOVERNMENT SECURITIES	2,947
U S TREASURY BILL	0.000% 01/12/2017 DD 07/14/16	U. S. GOVERNMENT SECURITIES	500
U S TREASURY BILL	0.000% 03/16/2017 DD 09/15/16	U. S. GOVERNMENT SECURITIES	4,294
U S TREASURY BOND	3.000% 11/15/2044 DD 11/15/14	U. S. GOVERNMENT SECURITIES	20
U S TREASURY BOND	4.750% 02/15/2041 DD 02/15/11	U. S. GOVERNMENT SECURITIES	46
U S TREASURY BOND	8.125% 08/15/2021 DD 08/15/91	U. S. GOVERNMENT SECURITIES	217
U S TREASURY BOND	2.875% 11/15/2046 DD 11/15/16	U. S. GOVERNMENT SECURITIES	237
U S TREASURY BOND	3.750% 11/15/2043 DD 11/15/13	U. S. GOVERNMENT SECURITIES	363
U S TREASURY BOND	2.750% 11/15/2042 DD 11/15/12	U. S. GOVERNMENT SECURITIES	453
U S TREASURY BOND	2.250% 08/15/2046 DD 08/15/16	U. S. GOVERNMENT SECURITIES	698
U S TREASURY BOND	2.875% 11/15/2046 DD 11/15/16	U. S. GOVERNMENT SECURITIES	787
U S TREASURY BOND	2.875% 05/15/2043 DD 05/15/13	U. S. GOVERNMENT SECURITIES	1,483
U S TREASURY BOND	4.250% 11/15/2040 DD 11/15/10	U. S. GOVERNMENT SECURITIES	1,512
U S TREASURY BOND	2.875% 11/15/2046 DD 11/15/16	U. S. GOVERNMENT SECURITIES	1,738
U S TREASURY BOND	3.000% 05/15/2045 DD 05/15/15	U. S. GOVERNMENT SECURITIES	2,333
U S TREASURY NOTE	1.000% 09/15/2018 DD 09/15/15	U. S. GOVERNMENT SECURITIES	55
U S TREASURY NOTE	1.250% 01/31/2019 DD 01/31/12	U. S. GOVERNMENT SECURITIES	60
U S TREASURY NOTE	1.000% 08/15/2018 DD 08/15/15	U. S. GOVERNMENT SECURITIES	150
U S TREASURY NOTE	0.625% 04/30/2018 DD 04/30/13	U. S. GOVERNMENT SECURITIES	284
U S TREASURY NOTE	0.875% 07/15/2017 DD 07/15/14	U. S. GOVERNMENT SECURITIES	295
U S TREASURY NOTE	1.250% 11/30/2018 DD 11/30/13	U. S. GOVERNMENT SECURITIES	351
U S TREASURY NOTE	0.750% 02/28/2018 DD 02/28/13	U. S. GOVERNMENT SECURITIES	419

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
U S TREASURY NOTE	2.125% 11/30/2023 DD 11/30/16	U. S. GOVERNMENT SECURITIES	492
U S TREASURY NOTE	2.125% 05/15/2025 DD 05/15/15	U. S. GOVERNMENT SECURITIES	559
U S TREASURY NOTE	1.000% 12/15/2017 DD 12/15/14	U. S. GOVERNMENT SECURITIES	691
U S TREASURY NOTE	1.625% 08/31/2019 DD 08/31/14	U. S. GOVERNMENT SECURITIES	710
U S TREASURY NOTE	1.375% 04/30/2020 DD 04/30/15	U. S. GOVERNMENT SECURITIES	795
U S TREASURY NOTE	2.250% 11/15/2025 DD 11/15/15	U. S. GOVERNMENT SECURITIES	809
U S TREASURY NOTE	1.375% 12/15/2019 DD 12/15/16	U. S. GOVERNMENT SECURITIES	818
U S TREASURY NOTE	2.000% 11/30/2022 DD 11/30/15	U. S. GOVERNMENT SECURITIES	998
U S TREASURY NOTE	3.625% 02/15/2021 DD 02/15/11	U. S. GOVERNMENT SECURITIES	1,127
U S TREASURY NOTE	2.000% 11/15/2026 DD 11/15/16	U. S. GOVERNMENT SECURITIES	1,155
U S TREASURY NOTE	2.000% 09/30/2020 DD 09/30/13	U. S. GOVERNMENT SECURITIES	1,158
U S TREASURY NOTE	2.250% 04/30/2021 DD 04/30/14	U. S. GOVERNMENT SECURITIES	1,160
U S TREASURY NOTE	1.375% 08/31/2023 DD 08/31/16	U. S. GOVERNMENT SECURITIES	1,190
U S TREASURY NOTE	1.125% 08/31/2021 DD 08/31/16	U. S. GOVERNMENT SECURITIES	1,256
U S TREASURY NOTE	0.750% 08/31/2018 DD 08/31/16	U. S. GOVERNMENT SECURITIES	2,062
U S TREASURY NOTE	2.125% 08/31/2020 DD 08/31/13	U. S. GOVERNMENT SECURITIES	2,134
U S TREASURY NOTE	2.750% 11/15/2023 DD 11/15/13	U. S. GOVERNMENT SECURITIES	2,267
U S TREASURY NOTE	0.875% 10/15/2017 DD 10/15/14	U. S. GOVERNMENT SECURITIES	2,280
U S TREASURY NOTE	2.125% 09/30/2021 DD 09/30/14	U. S. GOVERNMENT SECURITIES	2,305
U S TREASURY NOTE	0.875% 10/15/2018 DD 10/15/15	U. S. GOVERNMENT SECURITIES	2,398
U S TREASURY NOTE	1.500% 08/15/2026 DD 08/15/16	U. S. GOVERNMENT SECURITIES	2,428
U S TREASURY NOTE	2.000% 12/31/2021 DD 12/31/16	U. S. GOVERNMENT SECURITIES	2,459
U S TREASURY NOTE	1.375% 04/30/2021 DD 04/30/16	U. S. GOVERNMENT SECURITIES	2,600
U S TREASURY NOTE	1.250% 11/30/2018 DD 11/30/13	U. S. GOVERNMENT SECURITIES	2,705
U S TREASURY NOTE	1.125% 06/30/2021 DD 06/30/16	U. S. GOVERNMENT SECURITIES	2,749
U S TREASURY NOTE	1.375% 09/30/2020 DD 09/30/15	U. S. GOVERNMENT SECURITIES	2,768
U S TREASURY NOTE	1.375% 09/30/2023 DD 09/30/16	U. S. GOVERNMENT SECURITIES	2,796
U S TREASURY NOTE	2.000% 11/15/2026 DD 11/15/16	U. S. GOVERNMENT SECURITIES	2,877
U S TREASURY NOTE	1.625% 04/30/2023 DD 04/30/16	U. S. GOVERNMENT SECURITIES	2,935
U S TREASURY NOTE	1.375% 01/31/2021 DD 01/31/16	U. S. GOVERNMENT SECURITIES	3,149
U S TREASURY NOTE	1.625% 11/30/2020 DD 11/30/15	U. S. GOVERNMENT SECURITIES	3,187
U S TREASURY NOTE	2.250% 07/31/2021 DD 07/31/14	U. S. GOVERNMENT SECURITIES	3,215
U S TREASURY NOTE	1.500% 03/31/2023 DD 03/31/16	U. S. GOVERNMENT SECURITIES	3,248
U S TREASURY NOTE	1.750% 11/30/2021 DD 11/30/16	U. S. GOVERNMENT SECURITIES	3,868
U S TREASURY NOTE	1.125% 01/15/2019 DD 01/15/16	U. S. GOVERNMENT SECURITIES	3,893
U S TREASURY NOTE	2.125% 11/30/2023 DD 11/30/16	U. S. GOVERNMENT SECURITIES	4,430
U S TREASURY NOTE	1.625% 04/30/2023 DD 04/30/16	U. S. GOVERNMENT SECURITIES	5,271
U S TREASURY NOTE	1.000% 11/15/2019 DD 11/15/16	U. S. GOVERNMENT SECURITIES	5,928
U S TREASURY NOTE	1.375% 04/30/2021 DD 04/30/16	U. S. GOVERNMENT SECURITIES	5,984
U S TREASURY NOTE	1.750% 09/30/2019 DD 09/30/14	U. S. GOVERNMENT SECURITIES	6,160
U S TREASURY NOTE	1.500% 12/31/2018 DD 12/31/13	U. S. GOVERNMENT SECURITIES	6,638
U S TREASURY NOTE	1.375% 04/30/2021 DD 04/30/16	U. S. GOVERNMENT SECURITIES	6,769
U S TREASURY NOTE	1.250% 12/31/2018 DD 12/31/16	U. S. GOVERNMENT SECURITIES	6,897
U S TREASURY NOTE	2.250% 12/31/2023 DD 12/31/16	U. S. GOVERNMENT SECURITIES	7,012
U S TREASURY NOTE	1.125% 07/31/2021 DD 07/31/16	U. S. GOVERNMENT SECURITIES	7,071
U S TREASURY NOTE	1.750% 12/31/2020 DD 12/31/15	U. S. GOVERNMENT SECURITIES	7,528
U S TREASURY NOTE	1.125% 09/30/2021 DD 09/30/16	U. S. GOVERNMENT SECURITIES	8,281
U S TREASURY NOTE	1.625% 07/31/2020 DD 07/31/15	U. S. GOVERNMENT SECURITIES	8,464
U S TREASURY NOTE	1.625% 06/30/2020 DD 06/30/15	U. S. GOVERNMENT SECURITIES	11,906
U S TREASURY NOTE	1.625% 06/30/2020 DD 06/30/15	U. S. GOVERNMENT SECURITIES	14,717
U S TREASURY NOTE	0.875% 09/15/2019 DD 09/15/16	U. S. GOVERNMENT SECURITIES	16,787
U S TREASURY NOTE	1.750% 11/30/2021 DD 11/30/16	U. S. GOVERNMENT SECURITIES	21,538
U S TREASURY NOTE	1.750% 09/30/2019 DD 09/30/14	U. S. GOVERNMENT SECURITIES	21,813
U S TREASURY NOTE	1.375% 12/15/2019 DD 12/15/16	U. S. GOVERNMENT SECURITIES	22,202
U S TREASURY NOTE	0.875% 06/15/2017 DD 06/15/14	U. S. GOVERNMENT SECURITIES	34,540
UBS AG STAMFORD BRH INSTL C/D	VAR RT 08/18/2017 DD 08/19/16	INTEREST-BEARING CASH	1,480
UBS AG STAMFORD BRH INSTL C/D	1.570% 09/08/2017 DD 09/12/16	INTEREST-BEARING CASH	1,535
UBS AG/STAMFORD CT	VAR RT 03/26/2018 DD 03/26/15	CORPORATE DEBT INSTRUMENTS	1,104
UBS AG/STAMFORD CT	VAR RT 08/14/2019 DD 08/14/14	CORPORATE DEBT INSTRUMENTS	1,504
UBS GROUP FUNDING JERSEY 144A	2.950% 09/24/2020 DD 09/24/15	CORPORATE DEBT INSTRUMENTS	500
UBS GROUP FUNDING JERSEY 144A	3.000% 04/15/2021 DD 04/05/16	CORPORATE DEBT INSTRUMENTS	675
UBS GROUP FUNDING JERSEY 144A	2.650% 02/01/2022 DD 08/10/16	CORPORATE DEBT INSTRUMENTS	850
UDR INC	2.950% 09/01/2026 DD 08/23/16	CORPORATE DEBT INSTRUMENTS	935
UKRAINE GOVERNMENT AID BONDS	1.471% 09/29/2021 DD 09/29/16	U. S. GOVERNMENT SECURITIES	195
UNITEDHEALTH GROUP INC	3.750% 07/15/2025 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	62
UNITEDHEALTH GROUP INC	3.100% 03/15/2026 DD 02/25/16	CORPORATE DEBT INSTRUMENTS	99
UNITEDHEALTH GROUP INC	3.350% 07/15/2022 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	103
UNITEDHEALTH GROUP INC	1.900% 07/16/2018 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	196
UNITEDHEALTH GROUP INC	2.700% 07/15/2020 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	381
UNITEDHEALTH GROUP INC	2.700% 07/15/2020 DD 07/23/15	CORPORATE DEBT INSTRUMENTS	584
UNITEDHEALTH GROUP INC	1.400% 12/15/2017 DD 12/08/14	CORPORATE DEBT INSTRUMENTS	1,000
UNUM GROUP	3.000% 05/15/2021 DD 05/09/16	CORPORATE DEBT INSTRUMENTS	698
US 10 YR TREAS NTS FUTURE(CBT)	EXP MAR 17	OTHER INVESTMENTS	(70)
US 10 YR TREAS NTS FUTURE(CBT)	EXP MAR 17	OTHER INVESTMENTS	25

Attachment B
(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value
	US 10 YR TREAS NTS FUTURE(CBT)	EXP MAR 17	OTHER INVESTMENTS	27
	US 10YR ULTRA FUTURE (CBT)	EXP MAR 17	OTHER INVESTMENTS	(1)
	US 2YR TREAS NTS FUT (CBT)	EXP MAR 17	OTHER INVESTMENTS	(19)
	US 2YR TREAS NTS FUT (CBT)	EXP MAR 17	OTHER INVESTMENTS	(7)
	US 2YR TREAS NTS FUT (CBT)	EXP MAR 17	OTHER INVESTMENTS	4
	US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 17	OTHER INVESTMENTS	(34)
	US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 17	OTHER INVESTMENTS	(2)
	US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 17	OTHER INVESTMENTS	21
	US BANCORP	2.950% 07/15/2022 DD 07/23/12	CORPORATE DEBT INSTRUMENTS	176
	US BANK NA/CINCINNATI OH	2.125% 10/28/2019 DD 10/28/14	CORPORATE DEBT INSTRUMENTS	477
	US TREAS BD FUTURE (CBT)	EXP MAR 17	OTHER INVESTMENTS	(20)
	US TREAS BD FUTURE (CBT)	EXP MAR 17	OTHER INVESTMENTS	(2)
	US TREAS BD FUTURE (CBT)	EXP MAR 17	OTHER INVESTMENTS	1
	US TREAS-CPI INFLAT	0.125% 01/15/2023 DD 01/15/13	U. S. GOVERNMENT SECURITIES	520
	US TREAS-CPI INFLAT	0.125% 04/15/2019 DD 04/15/14	U. S. GOVERNMENT SECURITIES	1,044
	US TREAS-CPI INFLAT	0.125% 07/15/2024 DD 07/15/14	U. S. GOVERNMENT SECURITIES	1,700
	US TREAS-CPI INFLAT	0.125% 07/15/2024 DD 07/15/14	U. S. GOVERNMENT SECURITIES	2,500
	US TREAS-CPI INFLAT	1.250% 07/15/2020 DD 07/15/10	U. S. GOVERNMENT SECURITIES	5,502
	US TREAS-CPI INFLAT	0.125% 04/15/2018 DD 04/15/13	U. S. GOVERNMENT SECURITIES	6,226
	US TREAS-CPI INFLAT	0.125% 04/15/2020 DD 04/15/15	U. S. GOVERNMENT SECURITIES	8,761
	US TREAS-CPI INFLAT	0.250% 01/15/2025 DD 01/15/15	U. S. GOVERNMENT SECURITIES	8,933
	US ULTRA BOND (CBT)	EXP MAR 17	OTHER INVESTMENTS	19
	US ULTRA BOND (CBT)	EXP MAR 17	OTHER INVESTMENTS	21
	US ULTRA BOND (CBT)	EXP MAR 17	OTHER INVESTMENTS	58
	VERIZON COMMUNICATIONS INC	4.500% 09/15/2020 DD 09/18/13	CORPORATE DEBT INSTRUMENTS	27
	VERIZON COMMUNICATIONS INC	2.450% 11/01/2022 DD 11/07/12	CORPORATE DEBT INSTRUMENTS	101
	VERIZON COMMUNICATIONS INC	2.625% 02/21/2020 DD 02/21/15	CORPORATE DEBT INSTRUMENTS	121
	VERIZON COMMUNICATIONS INC	3.450% 03/15/2021 DD 03/17/14	CORPORATE DEBT INSTRUMENTS	127
	VERIZON COMMUNICATIONS INC	3.000% 11/01/2021 DD 10/29/14	CORPORATE DEBT INSTRUMENTS	227
	VERIZON COMMUNICATIONS INC	2.625% 08/15/2026 DD 08/01/16	CORPORATE DEBT INSTRUMENTS	244
	VERIZON COMMUNICATIONS INC	1.375% 08/15/2019 DD 08/01/16	CORPORATE DEBT INSTRUMENTS	394
	VERIZON COMMUNICATIONS INC	3.000% 11/01/2021 DD 10/29/14	CORPORATE DEBT INSTRUMENTS	685
	VERIZON COMMUNICATIONS INC	5.150% 09/15/2023 DD 09/18/13	CORPORATE DEBT INSTRUMENTS	774
	VERIZON COMMUNICATIONS INC	3.650% 09/14/2018 DD 09/18/13	CORPORATE DEBT INSTRUMENTS	775
	VERIZON COMMUNICATIONS INC	5.150% 09/15/2023 DD 09/18/13	CORPORATE DEBT INSTRUMENTS	829
	VERIZON COMMUNICATIONS INC	2.625% 02/21/2020 DD 02/21/15	CORPORATE DEBT INSTRUMENTS	2,616
*	VIACOM INC	3.450% 10/04/2026 DD 10/04/16	CORPORATE DEBT INSTRUMENTS	55
*	VIACOM INC	4.250% 09/01/2023 DD 08/19/13	CORPORATE DEBT INSTRUMENTS	60
	VIRGINIA ELECTRIC & POWER CO	3.100% 05/15/2025 DD 05/13/15	CORPORATE DEBT INSTRUMENTS	174
	VISA INC	3.150% 12/14/2025 DD 12/14/15	CORPORATE DEBT INSTRUMENTS	57
	VISA INC	2.800% 12/14/2022 DD 12/14/15	CORPORATE DEBT INSTRUMENTS	260
	VISA INC	2.200% 12/14/2020 DD 12/14/15	CORPORATE DEBT INSTRUMENTS	1,154
	VODAFONE GROUP PLC	5.625% 02/27/2017 DD 02/27/07	CORPORATE DEBT INSTRUMENTS	141
	VOYA CLO 2014-4 LTD 4A A1 144A	VAR RT 10/14/2026 DD 11/25/14	CORPORATE DEBT INSTRUMENTS	597
	WACHOVIA BANK COMMERCIAL C21 B	VAR RT 10/15/2044 DD 10/01/05	CORPORATE DEBT INSTRUMENTS	120
	WACHOVIA CORP	5.750% 06/15/2017 DD 06/08/07	CORPORATE DEBT INSTRUMENTS	266
	WACHOVIA CORP	5.750% 02/01/2018 DD 01/31/08	CORPORATE DEBT INSTRUMENTS	688
	WACHOVIA STUDENT LOAN TRU 1 A5	VAR RT 01/26/2026 DD 11/29/05	CORPORATE DEBT INSTRUMENTS	123
	WACHOVIA STUDENT LOAN TRU 1 A5	VAR RT 01/26/2026 DD 11/29/05	CORPORATE DEBT INSTRUMENTS	123
	WALGREENS BOOTS ALLIANCE INC	3.450% 06/01/2026 DD 06/01/16	CORPORATE DEBT INSTRUMENTS	69
	WALGREENS BOOTS ALLIANCE INC	2.600% 06/01/2021 DD 06/01/16	CORPORATE DEBT INSTRUMENTS	75
	WALGREENS BOOTS ALLIANCE INC	3.800% 11/18/2024 DD 11/18/14	CORPORATE DEBT INSTRUMENTS	115
	WALGREENS BOOTS ALLIANCE INC	3.100% 06/01/2023 DD 06/01/16	CORPORATE DEBT INSTRUMENTS	472
	WALGREENS BOOTS ALLIANCE INC	2.700% 11/18/2019 DD 11/18/14	CORPORATE DEBT INSTRUMENTS	633
	WALGREENS BOOTS ALLIANCE INC	3.100% 06/01/2023 DD 06/01/16	CORPORATE DEBT INSTRUMENTS	795
	WAL-MART STORES INC	5.800% 02/15/2018 DD 08/24/07	CORPORATE DEBT INSTRUMENTS	288
	WALT DISNEY CO/THE	3.150% 09/17/2025 DD 09/17/15	CORPORATE DEBT INSTRUMENTS	35
	WALT DISNEY CO/THE	1.850% 07/30/2026 DD 07/12/16	CORPORATE DEBT INSTRUMENTS	72
	WEA FINANCE LLC / WESTFIE 144A	3.250% 10/05/2020 DD 10/05/15	CORPORATE DEBT INSTRUMENTS	915
	WEC ENERGY GROUP INC	2.450% 06/15/2020 DD 06/10/15	CORPORATE DEBT INSTRUMENTS	160
	WELLS FARGO & CO	5.625% 12/11/2017 DD 12/10/07	CORPORATE DEBT INSTRUMENTS	41
	WELLS FARGO & CO	2.550% 12/07/2020 DD 12/07/15	CORPORATE DEBT INSTRUMENTS	100
	WELLS FARGO & CO	2.600% 07/22/2020 DD 07/22/15	CORPORATE DEBT INSTRUMENTS	116
	WELLS FARGO & CO	2.100% 07/26/2021 DD 07/25/16	CORPORATE DEBT INSTRUMENTS	302
	WELLS FARGO & CO	3.000% 04/22/2026 DD 04/22/16	CORPORATE DEBT INSTRUMENTS	334
	WELLS FARGO & CO	3.000% 10/23/2026 DD 10/25/16	CORPORATE DEBT INSTRUMENTS	476
	WELLS FARGO & CO	VAR RT 04/23/2018 DD 04/23/13	CORPORATE DEBT INSTRUMENTS	627
	WELLS FARGO & CO	2.500% 03/04/2021 DD 03/04/16	CORPORATE DEBT INSTRUMENTS	1,134
	WELLS FARGO & CO	2.125% 04/22/2019 DD 04/22/14	CORPORATE DEBT INSTRUMENTS	1,405
	WELLS FARGO & CO	3.000% 02/19/2025 DD 02/19/15	CORPORATE DEBT INSTRUMENTS	1,441
	WELLS FARGO & CO	VAR RT 09/14/2018 DD 09/23/14	CORPORATE DEBT INSTRUMENTS	1,499
	WELLS FARGO DEALER FLOORPL 1 A	VAR RT 07/20/2019 DD 07/22/14	CORPORATE DEBT INSTRUMENTS	2,300
	WELLTOWER INC	4.125% 04/01/2019 DD 04/03/12	CORPORATE DEBT INSTRUMENTS	389
	WEST CLO 2013-1 LT 1A A1A 144A	VAR RT 11/07/2025 DD 11/07/13	CORPORATE DEBT INSTRUMENTS	500

Attachment B
(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value
WESTERN GAS PARTNERS LP	3.950% 06/01/2025 DD 06/04/15	CORPORATE DEBT INSTRUMENTS	123
WESTERN GAS PARTNERS LP	2.600% 08/15/2018 DD 08/14/13	CORPORATE DEBT INSTRUMENTS	676
WESTPAC BANKING CORP	2.600% 11/23/2020 DD 11/23/15	CORPORATE DEBT INSTRUMENTS	577
WESTPAC BANKING CORP	2.250% 07/30/2018 DD 07/30/13	CORPORATE DEBT INSTRUMENTS	906
WESTPAC BANKING CORP 144A	2.100% 02/25/2021 DD 02/25/16	CORPORATE DEBT INSTRUMENTS	1,688
WESTROCK RKT CO	4.900% 03/01/2022 DD 03/01/13	CORPORATE DEBT INSTRUMENTS	24
WFRBS COMMERCIA LC14 A3FL 144A	VAR RT 03/15/2047 DD 02/20/14	CORPORATE DEBT INSTRUMENTS	1,041
WFRBS COMMERCIAL MORTGA C11 A4	3.037% 03/15/2045 DD 02/01/13	CORPORATE DEBT INSTRUMENTS	819
WFRBS COMMERCIAL MORTGA C14 A4	3.073% 06/15/2046 DD 06/01/13	CORPORATE DEBT INSTRUMENTS	198
WILLIAMS PARTNERS LP	3.600% 03/15/2022 DD 03/03/15	CORPORATE DEBT INSTRUMENTS	201
WORLD FINANCIAL NETWORK CR A A	2.030% 04/15/2025 DD 07/27/16	CORPORATE DEBT INSTRUMENTS	813
WORLD FINANCIAL NETWORK CR A A	3.140% 01/17/2023 DD 04/12/12	CORPORATE DEBT INSTRUMENTS	832
WORLD FINANCIAL NETWORK CR A A	VAR RT 02/15/2022 DD 04/17/15	CORPORATE DEBT INSTRUMENTS	1,157
WORLD FINANCIAL NETWORK CR B A	1.440% 06/15/2022 DD 09/22/16	CORPORATE DEBT INSTRUMENTS	917
WORLD FINANCIAL NETWORK CR B A	2.550% 06/17/2024 DD 08/21/15	CORPORATE DEBT INSTRUMENTS	1,102
WORLD FINANCIAL NETWORK CR C A	1.260% 03/15/2021 DD 10/27/15	CORPORATE DEBT INSTRUMENTS	1,171
XCEL ENERGY INC	2.400% 03/15/2021 DD 03/08/16	CORPORATE DEBT INSTRUMENTS	522
XEROX CORP	2.750% 09/01/2020 DD 03/03/15	CORPORATE DEBT INSTRUMENTS	547
ZIMMER BIOMET HOLDINGS INC	3.550% 04/01/2025 DD 03/19/15	CORPORATE DEBT INSTRUMENTS	97
ZIMMER BIOMET HOLDINGS INC	3.150% 04/01/2022 DD 03/19/15	CORPORATE DEBT INSTRUMENTS	997
ZOETIS INC	1.875% 02/01/2018 DD 08/01/13	CORPORATE DEBT INSTRUMENTS	610
NET PAYABLES			(85,448)
TOTAL SYNTHETIC GUARANTEED INVESTMENT CONTRACTS, AT FAIR VALUE			1,235,284
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE			(24,974)
TOTAL SYNTHETIC GUARANTEED INVESTMENT CONTRACTS, AT CONTRACT VALUE			$1,210,310

* Identified as a party-in-interest to the Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CBS 401(k) PLAN

Date: June 27, 2017	By:	/s/ Stephen D. Mirante
Stephen D. Mirante
Member of the Retirement Committee